UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Letter from our Chairman and Chief Executive Officer	Letter from our Lead Director

March 29, 2019

Dear Fellow Shareholders,

Thank you for your investment in Mondelēz International and for your continued support as we enter a new phase in the growth of our six-year-young company.

I’m pleased with our progress in 2018. After five years of a more cost-driven approach, we have started to shift more of our attention to top-line growth, which started to show signs of acceleration during the year. We also formulated a new long-term strategy and took meaningful steps forward in our mission to lead the future of snacking around the world.

Mondelēz International is a global leader in snacking, which is an attractive market, distinct from packaged foods, with strong growth and approximately $1.2 trillion in annual global consumer spending. Our new purpose as a company –  to empower people to snack right – has led us to take an in-depth look at consumers around the world and how their snacking behavior is evolving. It also guided our development of a new long-term strategy with well-defined priorities that will accelerate growth and generate shareholder value while creating a sustainable business with a positive impact on people and the planet.

LONG-TERM PRIORITIES

Following a comprehensive review during my first full year as CEO, we introduced a new long-term strategy that builds on our many advantages as a company. These include our leadership positions in the high-growth snacking categories, powerful global brands and local jewels, a real global presence, particularly in emerging markets, a strong value chain enabled by productivity initiatives and investments, and our talented people.

To best leverage these strengths, our new strategic plan aims to:

•     Accelerate Consumer-Centric Growth. We are adopting a new, more consumer-centric commercial approach that we believe will create more demand for our beloved global and local brands. It includes increasing our understanding of consumers through a set of proprietary insights about snacking behaviors and occasions that will allow us to target our investments in the areas of highest growth potential.

March 29, 2019

Dear Fellow Shareholders,

Our Board is deeply committed to independent oversight and strong corporate governance to maximize the value of your investment. I’m honored that my fellow independent directors have selected me to serve as independent Lead Director, and I will continue to work hard to foster shareholder engagement and Board oversight and effectiveness.

We are very pleased with the Company’s achievements in 2018, beginning with our leadership transition to new CEO Dirk Van de Put and the completion of a rigorous strategic review of the Company’s operations. We executed seamlessly on our leadership succession, including Dirk’s transition into the additional role of Chairman and Luca Zaramella’s assumption of the CFO role. I am particularly pleased that amidst all those changes we delivered strong financial results. Throughout the strategic review, the Board and management team worked in close coordination to craft a consumer-centric strategy that leverages our Company’s unique strengths in the attractive snacking market to accelerate growth.

We are proud of our directors’ diverse backgrounds and considerable leadership experience at global companies. Our collective skill set – strategic planning, international operations, manufacturing, consumer products, marketing, innovation, food services, technology, people development, capital investments, finance and research – and diverse perspectives enable highly effective Board oversight and rigorous decision-making.

In 2018, we refreshed the Board with the addition of two directors, Debra Crew and Peter May, who each possess proven track records with global food and beverage companies as well as deep financial acumen, marketing and international experience. All our directors except Chairman & CEO Dirk Van de Put are independent, and all committees are fully independent – an important feature of an effective Board.

As independent Lead Director, I’m deeply engaged in my responsibilities, including the review and approval of the annual schedule of Board meetings, agenda topics, in addition to presiding at the meetings of independent directors in executive session. I chair the Governance, Membership and Public Affairs Committee and work to

•     Drive Operational Excellence. Ongoing cost and productivity focus remains fundamental to how we run the business. We are making incremental improvements to reduce our costs and have many initiatives underway to enhance our operations across sales, marketing and the supply chain.

•     Build a Winning Growth Culture. We can only deliver on our growth opportunities by giving our people the tools, resources and incentives they need to perform at their very best. So, we are creating a winning growth culture that moves quickly, empowers our organization’s leaders at the local level, accelerates innovation and builds world-class capabilities across a diverse and inclusive workforce.

The combination of our unique structural advantages and strategic plan gives us confidence that we can deliver on a new set of long-term financial targets and capital allocation priorities to create value for our shareholders, including:

•     Organic Net Revenue(1) growth of 3 percent plus;

•     High-single digit Adjusted EPS(1) growth at constant currency;

•     Free Cash Flow(1) of $3 billion plus; and

•     Dividend growth outpacing Adjusted EPS growth.

A LOOK BACK AT OUR PROGRESS

I am particularly pleased with the progress we have made towards bringing our new plan to life. In 2018 we:

•     Launched a new approach to marketing, which includes more balanced investments in global and local brands and a completely new marketing playbook;

•     Deployed a ‘test, learn and scale’ approach to innovation in our local business units;

•     Launched our SnackFutures innovation and venture hub;

•     Acquired the Tate’s premium biscuits business;

•     Improved sales and route-to-market execution while delivering continued productivity improvements;

•     Improved service levels in North America and achieved highest-ever service levels in Europe;

•     Launched a new local-first commercial model to reduce complexity and increase speed; and

•     Changed our incentive structure to include volume-driven growth and absolute profit-dollar growth metrics, as well as quality of results.

These initiatives helped us deliver on all our financial commitments in 2018, including strong earnings growth, free cash flow and capital return to shareholders:

•     Net revenues increased 0.2 percent; Organic Net Revenue(2) grew 2.4 percent;

•     Diluted Earnings Per Share were $2.28, up 23 percent; Adjusted EPS(2) was $2.43, up 15 percent on a constant currency basis;

develop recommendations for committee structure, membership, rotations and chairs. I lead an annual Board, committee and director self-assessment process to identify opportunities for improvement, and I’m available for consultation with the Company’s major shareholders.

Attracting, retaining and rewarding top talent through the Company’s compensation programs is critical to our success and a top priority of the Board. Our compensation program is, and has always been, strongly performance-based and aligned with shareholders’ interests. Following the say-on-pay vote last year, we carefully reviewed our compensation policies and engaged with investors to understand their perspectives. Based on conversations with major shareholders, we confirmed that the key drivers of last year’s vote were one-time issues related to our leadership transition – primarily the make-whole awards for our new CEO. Securing executive talent with a proven track record of success always comes with a cost, and the Board was confident in offering Dirk Van de Put substantial make-whole awards, most of which were in the form of company equity, as an investment in our future. The Company’s performance so far under Dirk’s leadership including in 2018 reinforces our confidence in the decision to bring him aboard to develop and execute our growth strategy.

We are committed to closely linking all executives’ compensation to performance in a manner that supports the new strategy that Dirk is leading, and that is in line with comparable peers and best practices in corporate governance. The Board and Human Resources and Compensation Committee are also conducting in-depth analysis of our leaders and their future potential as part of our ongoing succession planning.

In addition to its oversight and engagement in our strategic direction, business performance, acquisitions and divestitures and talent management, the Board is heavily involved in the Company’s commitment to create a positive impact on the world while driving business performance. Mondelēz International’s Sustainable and Mindful Snacking strategies bring together our environmental sustainability, consumer well-being, community engagement and safety projects and connect them to our business strategy in service of growth.

I hope you will find our proxy statement and website to be useful resources to learn more about your Board, our corporate governance practices and policies and our sustainability and Impact initiatives.

We take very seriously the trust you place in us through your investment in Mondelēz International. Your vote is important to us. We encourage you to read both our proxy statement and annual report in full and to vote in accordance with our recommendations. On behalf of all the directors, thank you for your continued support and investment in our Company.

Sincerely,

Joseph Neubauer

•     Cash provided by operating activities was $3.9 billion, Free Cash Flow(2) was $2.9 billion; and

•     We returned $3.4 billion in capital to our shareholders through dividends and share repurchases; since the spin six years ago, we have returned more than $21 billion to our shareholders.

We exited the year with solid momentum and are increasing targeted investments in 2019 in support of a sustainable acceleration in long-term growth.

SUSTAINABLE AND MINDFUL SNACKING

I am particularly proud that we continue to operate our business the right way, with a positive impact where people and the planet thrive. In 2018 we proudly:

•     Committed to Making All Packaging Recyclable by 2025. As a part of this commitment, all paper-based packaging will be sustainably sourced by 2020 and 65 million kg of packaging material worldwide will be eliminated by 2020.

•     Expanded Harmony Sustainable Wheat Program. We are scaling our sustainable wheat sourcing initiative to cover 100 percent of biscuit brands in the European Union by 2022.

•     Added Milka Chocolate to Cocoa Life Sustainable Sourcing Program. One of our largest chocolate brands, Milka, joined Cocoa Life as part of our commitment to source all our cocoa sustainably over time.

•     Increased Percentage of Portion Control Options in Our Portfolio. Smaller portions help encourage mindful consumption and we are well on-track to reach our target of 15 percent of the portfolio.

•     Announced Ambitious Sugar Reduction Program in the United Kingdom. A new Cadbury Dairy Milk bar with 30 percent less sugar will be launched in the United Kingdom, offering consumers greater choice and helping them to manage their sugar intake.

You can find more information about our Impact efforts on our website, including our commitments related to safety, sustainability, well-being snacks and serving the communities in which we operate.

LOOKING AHEAD

I remain excited to lead an organization that is well-positioned and focused in its commitment to accelerate growth and create value for all our stakeholders ‒ shareholders, consumers, customers, colleagues and communities around the world. I look forward to engaging with you in the months ahead as we continue to execute our long-term strategy. On behalf of all my colleagues at Mondelēz International, thank you for your continued investment and support.

Best regards,

Dirk Van de Put

Chairman & CEO

(1) See definition in Annex A.

(2) See the GAAP to non-GAAP reconciliation in Annex A.

Forward-looking Statements

This proxy statement contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “believe,” “intend,” “aim,” “deliver,” “target,” “commitment” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, earnings per share and cash flow; our strategic plan to drive accelerated growth by adopting a more consumer-centric commercial approach, focusing on operational excellence and building a winning growth culture; demand for our brands; investments; cost discipline, including operational efficiency; our sustainable and mindful snacking initiatives; dividends; value creation for shareholders and other stakeholders; and our long-term financial targets. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to our business, such as the malware incident, cyberattacks or other security breaches; competition; protection of our reputation and brand image; our ability to innovate and differentiate our products; the restructuring program and our other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of our workforce; consolidation of retail customers and competition with retailer and other economy brands; changes in our relationships with suppliers or customers; legal, regulatory, tax or benefit law changes, claims or actions; strategic transactions; significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting; volatility of and access to capital or other markets; pension costs; and our ability to protect our intellectual property and intangible assets. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this proxy statement, except as required by applicable law or regulation.

PROXY STATEMENT

Notice of 2019 Annual Meeting of Shareholders

TIME AND DATE: 9:00 a.m. CDT on May 15, 2019	PLACE: NOAH’S Event Venue 200 Barclay Boulevard Lincolnshire, Illinois 60069	WHO MAY VOTE: Shareholders of record of Class A Common Stock at the close of business on March 12, 2019

ITEMS OF BUSINESS:

(1)	To elect as directors the 13 director nominees named in the Proxy Statement;
(2)	To approve, on an advisory basis, the Company’s executive compensation;
(3)	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the fiscal year ending December 31, 2019;
(4)	To vote on two shareholder proposals if properly presented at the meeting; and
(5)	To transact any other business properly presented at the meeting and at any adjournments or postponements of the meeting.

DATE OF DISTRIBUTION:

On or about March 29, 2019, we mailed/distributed the Notice of Internet Availability of Proxy Materials and made available the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2018 online at http://materials.proxyvote.com/609207.

On or about March 29, 2019, we expect to mail the Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2018 to shareholders who previously elected to receive a paper copy of the proxy materials.

Jeffrey S. Srulovitz

Vice President & Chief of Global Governance

and Corporate Secretary

March 29, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2019
Mondelēz International, Inc.’s Proxy Statement and Annual Report on Form 10-K for the year ended
December 31, 2018 are available at http://materials.proxyvote.com/609207.

Table of Contents

Proxy Statement Summary	1

ITEM 1. Election of Directors	8
Process for Nominating Directors	8
Director Nominees for Election at the Annual Meeting	11

Corporate Governance	19
Governance Guidelines	19
Director Onboarding and Education	21
Board Leadership Structure	21
Director Independence	22
Oversight of Risk Management	22
Codes of Conduct	24
Governance Documents	24
Review of Transactions with Related Persons	24
Shareholder Outreach and Communications with the Board	25

Board Committees and Membership	26
Committee Membership	26
Meeting Attendance	27
Audit Committee	27
Audit Committee Report for the Year Ended December 31, 2018	28
Pre-Approval Policies	29
Independent Registered Public Accountants’ Fees	29
Finance Committee	30
Governance, Membership and Public Affairs Committee	30
Political Activity and Governance	31
Human Resources and Compensation Committee	31
Human Resources and Compensation Committee Independence, Interlocks and Insider Participation	31
Responsibilities	31
The Compensation Committee’s Use of an Independent Compensation Consultant	32
Executive Officers Have a Limited Role in the Compensation Committee’s Determination of Executive Compensation and Recommendations to the Board Regarding Non-Employee Director Compensation	33
The Compensation Committee’s Role in Management Succession Planning and Development	33
How the Compensation Committee Manages Compensation-Related Risk	33
Governance Framework Around the Use of EPS in Our Incentive Programs	34

Compensation of Non-Employee Directors	35

Compensation Discussion and Analysis	39
2018 Say-on-Pay Vote and Shareholder Outreach	40
How We Design Our Executive Compensation Program	41
Changes to our Executive Compensation Program	42
Our Executive Compensation Governance Practices Reflect Best Practices to Protect and Promote our Shareholders’ Interests	45
Peer Groups for Pay and Performance	46

Proxy Statement Summary

In this Proxy Statement Summary and throughout the Proxy Statement, “we,” “us,” “our,” “the Company” and “Mondelēz International” refer to Mondelēz International, Inc.

This summary highlights select information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully and consider all information in the Proxy Statement before voting. For more complete information regarding the Company’s 2018 performance, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”).

2019 Annual Meeting of Shareholders (the “Annual Meeting”)

Time and Date	9:00 a.m. CDT on Wednesday, May 15, 2019

Place	NOAH’S Event Venue 200 Barclay Boulevard Lincolnshire, Illinois 60069

Record Date	March 12, 2019

Voting	Each outstanding share of Class A Common Stock (“Common Stock”) is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission	Shareholders should follow the advance registration instructions described in Question 21 on page 93. The deadline for advance registration is 11:59 p.m. EDT on May 14, 2019.

Items of Business

Item		Voting Choices	Board’s Voting Recommendation	More Information
Company Proposals:
Item 1.	Election of 13 Directors	With respect to each nominee: For Against Abstain	FOR All Nominees	Page 8
Item 2.	Advisory Vote to Approve Executive Compensation	For Against Abstain	FOR	Page 81
Item 3.	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year Ending December 31, 2019	For Against Abstain	FOR	Page 83
Shareholder Proposals:
Item 4.	Report on Environmental Impact of Cocoa Supply Chain	For Against Abstain	AGAINST	Page 85
Item 5.	Consider Employee Pay in Setting Chief Executive Officer Pay	For Against Abstain	AGAINST	Page 87
Transact any other business that properly comes before the meeting.

1

  Proxy Statement Summary

Company Proposals

ITEM 1. Election of Directors – Nominees (Page 11)

The Board recommends a vote FOR each of the 13 director nominees listed below

The Governance, Membership and Public Affairs Committee (the “Governance Committee”) recommended and the Board of Directors (the “Board”) nominated each of the 13 incumbent directors listed here. The terms of all directors elected at the Annual Meeting will end at the 2020 Annual Meeting of Shareholders or when a director’s successor has been duly elected and qualified. Additional information about the director nominees is provided under “Election of Directors – Director Nominees for Election at the Annual Meeting.”

Our Board at a Glance:

				Membership
Name	Director Since	Primary Occupation	Indepen-dent	Audit	Finance	GMPAC(1)	HRCC(2)
Lewis W.K. Booth Age: 70	2012	Former Executive Vice President and Chief Financial Officer, Ford Motor Company	✓
Charles E. Bunch Age: 69	2016	Retired Executive Chairman, PPG Industries, Inc.	✓
Debra A. Crew Age: 48	2018	Former President and Chief Executive Officer, Reynolds American Inc., British American Tobacco p.l.c.	✓
Lois D. Juliber Age: 70	2007	Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company	✓
Mark D. Ketchum Age: 69	2007	Former President and Chief Executive Officer, Newell Rubbermaid Inc.	✓
Peter W. May Age: 76	2018	President and a Founding Partner, Trian Fund Management, L.P.	✓
Jorge S. Mesquita Age: 57	2012	Former Executive Vice President and Worldwide Chairman, Consumer, Johnson & Johnson	✓
Joseph Neubauer Age: 77	2014	Former Chairman of the Board, ARAMARK Corporation	✓	+	+		+
Fredric G. Reynolds Age: 68	2007	Former Executive Vice President and Chief Financial Officer, CBS Corporation	✓
Christiana S. Shi Age: 59	2016	Former President, Direct-to-Consumer, Nike, Inc.	✓
Patrick T. Siewert Age: 63	2012	Managing Director and Partner, The Carlyle Group, L.P.	✓
Jean-François M. L. van Boxmeer Age: 57	2010	Chairman of the Executive Board and Chief Executive Officer, Heineken N.V.	✓
Dirk Van de Put Age: 58	2017	Chairman and Chief Executive Officer, Mondelēz International, Inc.

+ As Lead Director, Mr. Neubauer is an ex-officio non-voting member of all committees of which he is not a member.

(1) GMPAC – Governance, Membership and Public Affairs Committee

(2) HRCC – Human Resources and Compensation Committee

2	2019 Proxy Statement

  Proxy Statement Summary

Board Independence and Tenure

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12 of our 13 Directors are Independent	Average Tenure of our Independent Directors is 6.2 years

We Value the Diversity of our Independent Directors

Gender Diversity	Age Diversity

Global Diversity

Seven independent directors have lived and/or worked outside of the United States

Seven independent directors have lived and/or worked outside their country of birth

3

  Proxy Statement Summary

Our Strong Corporate Governance Framework Promotes the Long-Term Interests of Shareholders and Accountability and Trust in the Company

Our governance practices and polices enhance our Board’s effectiveness and accountability and promote the Company’s long-term success. We highlight here key aspects of our corporate governance framework. Shareholders can find additional detail under “Corporate Governance” beginning on page 19, “Compensation Discussion and Analysis – Our Executive Compensation Governance Practices Reflect Best Practices to Protect and Promote our Shareholders’ Interests” on page 45, and “2020 Annual Meeting of Shareholders” on page 95.

Key Practice/Policy	Benefit to Board and Shareholders

Lead Director. Independent Lead Director has substantive responsibilities:

•    engages in planning and approval of meeting schedules/agendas;

•    presides over frequent executive sessions of independent directors; and

•    consults with major shareholders,

A highly effective and engaged Lead Director:

•    enhances independent directors’ input and investors’ perspectives on agendas and discussions;

•    fosters candid discussion during regular executive sessions of the independent directors; and

•    provides feedback to management regarding the Board’s concerns and information needs.

Majority Independent Board. Mondelēz International requires that all non-management directors be independent. 12 of 13 directors are independent.	Substantial majority of independent directors in the boardroom and fully independent committees effectively oversee management on behalf of shareholders.
Annual Elections. Shareholders elect directors annually by majority vote.	Strengthens Board, committee and individual director accountability.
Special Meeting of Shareholders. By-Laws allow shareholders of record of at least 20% of the voting power of the outstanding stock to call a special meeting of shareholders.	Further strengthens Board accountability and encourages engagement with substantial shareholders regarding important matters.
Proxy Access. By-Laws provide for proxy access on market terms, enabling substantial shareholders to add their nominee(s) to the proxy statement.	Further strengthens Board accountability and encourages engagement with substantial shareholders regarding Board composition.
Regular Self-Assessment. Regular Board, committee and director self-assessments include candid, one-on-one conversations between Governance Committee Chair and each director.

•    Promotes continuous process improvement at the Board and its committees.

•    Provides an opportunity to discuss individual directors’ contributions and performance, as well as solicit views on improving Board and committee performance.

Tenure/Retirement. Independent director tenure and retirement policies.

•    Tenure/retirement policies promote ongoing evolution and refreshment.

•    Annual self-assessments provide a disciplined mechanism for director input into the Board’s evolution and succession planning process.

•    Average tenure for independent directors is approximately six years.

Stock Ownership Requirements. Directors must own shares of our Common Stock in an amount equal to five times the annual Board cash retainer within five years of joining the Board. Distribution of actual shares occurs six months after the director ends his or her service as a director.

• Aligns directors‘ and shareholders’ long-term interests; and • Many directors exceed the minimum requirement
Engagement with Shareholders. We engage with shareholders to seek their input on emerging issues and to address their questions and concerns.

During the past year, engaged with a diverse mix of shareholders representing approximately 55% of voting power on various topics including, among others, our leadership transition, executive compensation, strategy, capital allocation, business performance, corporate governance, sustainability and corporate social responsibility. These exchanges were candid and constructive.

4	2019 Proxy Statement

  Proxy Statement Summary

ITEM 2. Advisory Vote to Approve Executive Compensation (Page 81)

The Board recommends a vote FOR this Proposal

When casting your 2019 say-on-pay vote we encourage you to consider:

•	The alignment of the 2018 Compensation of our Chairman and CEO and our other named executive officers with our 2018 performance;
•	The pay-for-performance alignment built into the design of our incentive programs;
•	Our continued evaluation of our executive compensation program;
•	The changes made to our executive compensation program in both 2018 and 2019 that enhance our pay-for-performance culture; and
•	Our continued direct shareholder outreach and response to shareholder concerns.

We recognize that executive compensation is a very important matter for our shareholders. This past year, in our extensive conversations with many of our largest shareholders, we heard that although the one-time compensation actions taken during our CEO succession and transition were concerning, our overall ongoing compensation programs are strongly aligned with the long-term interests of our shareholders. Therefore, the guiding principles of our executive compensation program continue to be:

•	Link pay to performance;
•	Put significant pay at risk based on both short-term and long-term performance;
•	Reward long-term sustainable performance;
•	Target pay at or near the median of our peer group;
•	Set substantive and challenging performance goals; and
•	Require executive officers to acquire and subsequently hold a significant amount of Common Stock.

The Human Resources and Compensation Committee (the “Compensation Committee”) has four primary goals for our executive compensation program:

1.	Attract, retain and motivate talented executive officers and develop world-class business leaders;
2.	Support business strategies that promote superior long-term shareholder returns;
3.

Align pay and performance by making a significant portion of Named Executive Officer (“NEO”) compensation variable and therefore dependent on achieving key financial and other critical strategic and individual goals; and

4.

Align NEO and shareholder interests through significant stock ownership requirements and equity-based incentive grants that link executive compensation to sustained and superior Total Shareholder Return (“TSR”).

2018 Executive Compensation Reflected the Performance of our NEOs and the Company

•	Annual Cash Incentive Program
•	We achieved an above target financial performance rating of 134% under the 2018 Annual Cash Incentive Program resulting in above target annual incentive payouts to most of our NEOs.
•

Despite the challenging top-line environment, we generated above target Organic Net Revenue Growth as well as above target Adjusted Earnings per Share and Free Cash Flow; however, we performed below target on Adjusted Gross Margin Percent.

•	Performance Share Units (2016-2018 Performance Cycle)
•

We achieved a below target performance rating of 79% for the performance share unit awards subject to the 2016-2018 performance cycle. Our above target performance in 2018 was not able to fully offset the below target performance in 2016 and 2017.

•	We exceeded target on Adjusted Return on Invested Capital Increase but performed below target on Organic Net Revenue Growth and Annualized Relative TSR.

5

  Proxy Statement Summary

Compensation Program Changes in 2018

We continued to refine our compensation programs to further strengthen our pay-for-performance culture and align with our strategy. To that end, we made several changes to our annual and long-term incentive programs in 2018.

You can find detailed information about our compensation programs, extensive shareholder outreach, response to shareholder concerns around 2017 NEO compensation and changes to our 2018 and 2019 compensation program in the “Compensation Discussion and Analysis” beginning on page 39 and “Executive Compensation Tables” beginning on page 63.

ITEM 3. Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for Fiscal Year 2019 (Page 83)

The Board recommends a vote FOR this Proposal

As a matter of good governance, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the year ending December 31, 2019. We provide information on PricewaterhouseCoopers LLP’s fees in 2017 and 2018 on page 29.

Shareholder Proposals

In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, this Proxy Statement includes two shareholder proposals.

ITEM 4. Report on Environmental Impact of Cocoa Supply Chain (Page 85)

The Board recommends a vote AGAINST this Shareholder Proposal

ITEM 5. Consider Employee Pay in Setting Chief Executive Officer Pay (Page 87)

The Board recommends a vote AGAINST this Shareholder Proposal

TRANSACT ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING

Other than Items 1 through 5, we do not expect any additional matters to be presented for action at the Annual Meeting. We described the requirements for shareholders to properly submit proposals and nominations at the 2019 Annual Meeting in the 2018 proxy statement. They are similar to those described under “2020 Annual Meeting of Shareholders.” The Chairman of the Annual Meeting may refuse to allow presentation of an improperly submitted proposal or a nomination for the Board at the Annual Meeting.

If any other matters properly come before the Annual Meeting, your proxy authorizes the designated proxies to vote on such matters in accordance with their best judgment and in their discretion.

6	2019 Proxy Statement

  Proxy Statement Summary

How to Vote in Advance of the Meeting (Page 91)

Even if you plan to register for and attend the Annual Meeting in person, please vote in advance of the meeting using one of the following voting methods (see Question 12 on page 91 for additional details). If you are voting via the Internet, with your mobile phone or by telephone, be sure to have your proxy card or voting instruction form (“VIF”) in hand and follow the instructions. You can vote in advance of the meeting any of four ways:

Visit the website listed on the proxy card/VIF to vote VIA THE INTERNET

Scan the QR barcode on the proxy card/VIF to vote WITH YOUR MOBILE DEVICE
Call the telephone number on the proxy card/VIF to vote BY TELEPHONE

If you received paper copies of your proxy materials, mark, sign, date and return the proxy card in the enclosed envelope to vote BY MAIL

Voting Instructions to Proxies

At the Annual Meeting, the persons named as proxies on each shareholder’s proxy card will vote the shares represented by the proxy card FOR or AGAINST or ABSTAIN from voting with respect to each of the nominees listed in proposal 1 and with respect to proposals 2, 3, 4 and 5, as indicated in the shareholder’s voting instructions. If no indication is made on the properly executed proxy card, proxies will vote FOR each of the director nominees listed in proposal 1, FOR proposals 2 and 3, AGAINST proposals 4 and 5 and in their discretion upon such other business as properly comes before the meeting.

Voting at the Annual Meeting (Page 91)

All shareholders of record as of March 12, 2019 may vote in person at the Annual Meeting. Generally, beneficial shareholders may vote in person at the Annual Meeting if they have a legal proxy. See Question 12 on page 91 for detailed information.

Attending the Annual Meeting – Important Details about Advance Registration Process and Admission Requirements (Page 93)

If you plan to attend the Annual Meeting in person, see Question 21 on page 93 for important details about advance registration and admission requirements.

Asking Questions at the Annual Meeting

Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on. They may do so at the times and in the manner indicated in the meeting agenda and meeting procedures that we will distribute at the Annual Meeting registration desk and according to the Chairman’s instructions. We will provide an opportunity for shareholders to make comments or ask additional questions of a general nature during the questions portion of the Annual Meeting.

Frequently Asked Questions About the Annual Meeting and Voting (Page 89)

We provide answers to many frequently asked questions (“FAQ”) about the Annual Meeting and voting, including how to vote shares held in brokerage accounts and employee benefit plan accounts, in the FAQ section beginning on page 89.

7

ITEM 1. Election of Directors

Process for Nominating Directors

The Governance Committee identifies, evaluates and recommends to the Board director nominees for election at the Annual Meeting (and any adjournments or postponements of the Annual Meeting). The Governance Committee invites director nominee suggestions from the directors, management, shareholders and others. In addition, the Governance Committee has retained a third-party executive search firm to assist it in identifying and evaluating potential director nominees based on the Board’s recruitment objectives.

General Qualifications for Nomination to the Board

The Board believes all directors should possess certain attributes, including integrity, sound business judgment and strategic vision, as these characteristics are necessary to establish a competent, ethical and well-functioning board that best represents shareholders’ interests.

Consistent with the Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of an individual for nomination, the Governance Committee considers each individual’s:

•	general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s global business environment;
•	understanding of the Company’s global businesses and markets; and
•	professional expertise and educational background.

The Governance Committee also considers:

•	other factors that promote diversity of views, knowledge and experience, including, among others, gender, race and national origin;
•

whether the individual meets various independence requirements, including whether an individual’s service on boards and board committees of other organizations is consistent with our conflicts of interest policy; and

•	whether the individual can devote sufficient time and effort to fulfill his or her responsibilities to the Company given the individual’s other commitments.

Board Composition: Director Knowledge, Competencies and Experiences

The Governance Committee works with the Board to determine the appropriate mix of individuals that will result in a Board that is strong in its collective knowledge, competencies and experiences – enabling the Board to fulfill its responsibilities and best perpetuate the Company’s long-term success and represent all shareholders’ interests. Based upon its discussions with the Board, the Governance Committee has identified key competencies that are currently desirable in order for the Board to fulfill its current and future obligations:

Key Competencies	Relevant Experience
Industry Knowledge vital to understanding and reviewing strategy, including the acquisition of businesses that offer complementary products or services	• Food and Beverage • Consumer Products

Significant Operating Experience as current or former executives of large global companies or other large organizations giving directors specific insight into and expertise that will foster active participation in the development and implementation of the Company’s operating plan and business strategy

• CEO/COO • Manufacturing Operations • Retail Operations

Leadership Experience giving directors the ability to motivate, manage, identify and develop leadership qualities in others, as well as strong critical thinking, verbal communication skills, diversity of views and thought processes

• CEO/COO or Other Leadership Positions at Complex Organizations • M&A/Alliances/Partnerships • Strategic Planning • Talent Assessment and People Development/Compensation

8	2019 Proxy Statement

  ITEM 1. Election of Directors

Key Competencies	Relevant Experience
Substantial Global Business and other International Experience given the Company’s global presence	• Developed Markets • Emerging Markets • New Media/Digital Technology/ E-Commerce • Technology/IT Strategy • Government Affairs/ Regulatory/Compliance
Accounting and Financial Expertise enabling directors to analyze financial statements, capital structure and complex financial transactions and oversee accounting and financial reporting processes	• CFO • M&A/Alliances/Partnerships • Financial Acumen/Capital Markets • Cost Management

Product Research, Development and Marketing Experience in food and beverage as well as complementary industries contributing to the identification and development of new food and beverage products and implementation of marketing strategies that will improve performance

• Consumer Insights/Analytics • Research & Development • Innovation

Public Company Board and Corporate Governance Experience at large publicly traded companies providing directors with a solid understanding of their extensive and complex oversight responsibilities and furthering the goals of greater transparency, accountability for management and the Board and protection of shareholders’ interests

• CEO/COO/Other Governance Leadership Positions • Government Affairs/Regulatory

Individual Director Self-Assessments and Considerations for Renomination of Incumbent Directors

The Governance Committee coordinates annual Board, committee and director self-assessments. The assessment process includes one-on-one discussions between each director and the Chair of the Governance Committee. Annually, all director nominees complete questionnaires to update and confirm their background, qualifications and skills and identify any potential conflicts of interest. The Governance Committee assesses the experience, qualifications, attributes, skills, diversity and contributions of each director. The Governance Committee also considers each individual in the context of the Board composition as a whole, with the objective of recruiting and recommending a slate of director nominees who can best sustain the Company’s success and represent our shareholders’ interests through the exercise of sound judgment and informed decision-making.

Board Refreshment Through Director Tenure and Age Limits and Annual Self-Assessment

The Board believes that its composition should provide continuity as well as new experiences and fresh perspectives relevant to the Board’s work. The Board does not believe that directors should expect to be automatically renominated. Therefore, the annual Board and director self-assessment processes are important determinants in a director’s renomination and tenure. In addition, our Guidelines provide that:

•	Non-employee directors will have a tenure limit of 15 years.
•	Non-employee directors will not be nominated for election to the Board after their 75th birthday.
•	However, if a non-employee director aged 70 to 75 is appointed or elected to the Board, then that director will have a tenure limit of five years.

In addition, as noted above, the Board’s annual self-assessment includes director self-assessments and discussions between the Chair of the Governance Committee and each director regarding the director’s strengths and opportunities to enhance contributions.

9

  ITEM 1. Election of Directors

The current Board composition reflects the Board’s commitment to ongoing refreshment: five of the independent director nominees served as directors before we spun off Kraft Foods Group, Inc. (“KFG”) to shareholders on October 1, 2012 and seven joined the Board on or after the spin-off, including two who joined the Board in 2018.

The Board Seeks and Values Diversity

Mondelēz International has cross-cultural and diverse employees manufacturing and marketing delicious snack food and beverage products for consumers in over 150 countries around the world. The Board embraces and encourages the Company’s culture of diversity and inclusion.

Although the Board does not establish specific diversity goals, the Board’s overall diversity is an important consideration in the director recruitment and nomination process. When assembling the pool of candidates from which directors are selected, the Governance Committee considers criteria including, among others, gender, race and national origin, as they promote a diversity of views, knowledge and experience that contribute to a more informed and effective decision-making process. The ultimate selection of a director from that candidate pool depends on a variety of factors, which are discussed above under “General Qualifications for Nomination to the Board” and “Board Composition: Director Knowledge, Competencies and Experiences.” As part of its annual assessment of the Board’s composition, the Governance Committee assesses the effectiveness of the Board’s efforts to promote diversity in all its forms.

The director nominees include three women, range in age between 48 and 77 with a median age of 68, and represent several national origins and collectively bring a range of professional and life experiences to the Board’s work.

The Governance Committee Welcomes Shareholder Recommendations for Candidates for Election to the Board

The Governance Committee will consider recommendations for director candidates submitted by a shareholder(s). The shareholder(s) should submit to the Corporate Secretary both the recommended candidate’s name along with the same information required for a shareholder to nominate a candidate for election to the Board at an annual meeting and in the same manner as set forth in the advance notice provisions of the Company’s By-Laws (the “By-Laws”).

The Governance Committee evaluates director candidates recommended by shareholder(s) using the same criteria as it uses to evaluate candidates whom the Governance Committee identifies (described above). The Governance Committee makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. The Board considers the Governance Committee’s recommendation and then decides whether to appoint or nominate the candidate. The Corporate Secretary advises the shareholder(s) of the Board’s decision whether to appoint or nominate the candidate.

Shareholders Elect Directors Annually

Members of the Board are elected annually by a majority of votes cast (if the election is uncontested). The terms of all directors elected at the 2019 Annual Meeting will end at the 2020 Annual Meeting or when a director’s successor has been duly elected and qualified.

The Governance Committee recommended and the Board nominated for election at the 2019 Annual Meeting the 13 incumbent directors listed below under “Director Nominees for Election at the Annual Meeting.” Shareholders most recently elected all 13 directors to one-year terms at the 2018 Annual Meeting of Shareholders.

Each director nominee consented to his or her nomination for election to the Board and to serving on the Board, if elected. If a director nominee should become unavailable to serve as a director, the persons named as proxies intend to vote the shares for a replacement director nominee designated by the Board. In lieu of naming a substitute, the Board may reduce the number of directors on the Board.

10	2019 Proxy Statement

  ITEM 1. Election of Directors

Director Nominees for Election at the Annual Meeting

Individual Nominees’ Experience, Qualifications, Attributes and Skills

The Board believes that each director nominee for election at the 2019 Annual Meeting is highly qualified. All 13 director nominees satisfy the Guidelines’ criteria and possess the personal attributes essential for the proper and effective functioning of the Board. The director nominees’ biographies describe the specific qualifications that the Governance Committee relied upon when it recommended the individual director nominees for election and led the Board to nominate him or her for election.

The biographies also include information about current and past (covering the last five years) directorships at companies publicly listed in the United States and registered investment companies, as required by the proxy disclosure rules.

A particular director nominee may have experience and qualifications in addition to those described in the biographies below, including service on the boards of various private companies, companies listed outside of the United States and charitable, educational and cultural institutions.

the Board recommends shareholders vote FOR the election
of each of the 13 DIRECTOR nominees LISTED BELOW.

The following information regarding each director nominee is as of March 12, 2019.

11

  ITEM 1. Election of Directors

LEWIS W.K. BOOTH

Former Executive Vice President and Chief Financial Officer, Ford Motor Company

Director since: October 2012

Age: 70

Independent

Board Committees:

•   Finance

•   Human Resources and Compensation

Mr. Booth served as Executive Vice President and Chief Financial Officer of Ford Motor Company (“Ford”), a global automobile manufacturer, from November 2008 until his retirement in April 2012. He was Executive Vice President of Ford of Europe, Volvo Car Corporation and Ford Export Operations and Global Growth Initiatives, and Executive Vice President of Ford’s Premier Automotive Group from October 2005 to October 2008. Prior to that, Mr. Booth held various executive leadership positions with Ford, including Chairman and Chief Executive Officer of Ford of Europe, President of Mazda Motor Corporation and President of Ford Asia Pacific and Africa Operations. He worked for Ford in various positions from 1978 to 2012.

Mr. Booth was appointed Commander of the Order of the British Empire in June 2012 for his services to the United Kingdom’s automotive and manufacturing industries.

Director Qualifications:

•   During his career at Ford, Mr. Booth gained global business experience. He led operations in Africa, Asia and Europe. In these and other roles, he successfully implemented major growth initiatives, business restructuring and cost management and was involved in strategy, product development, marketing and operations.

•   Mr. Booth held a variety of positions on Ford’s Finance staff. As Ford’s Chief Financial Officer during the 2008 financial crisis, Mr. Booth led a restructuring of Ford’s balance sheet and a return to growth and profitability.

•   Mr. Booth is a Chartered Management Accountant.

•   Mr. Booth has extensive public company board and corporate governance experience. He is a director of Rolls-Royce Holdings plc and a former director of Gentherm Incorporated.

CHARLES E. BUNCH

Retired Executive Chairman, PPG Industries, Inc.

Director since: September 2016

Age: 69

Independent

Board Committees:

•   Governance, Membership and Public Affairs

•   Human Resources and Compensation

Mr. Bunch served as Executive Chairman of PPG Industries, Inc. (“PPG”), a manufacturer and distributor of a broad range of coatings, specialty materials and glass products, from September 2015 until his retirement in August 2016. He served as Chairman, President and Chief Executive Officer from July 2005 until August 2015; President and Chief Executive Officer from March 2005 until July 2005; President and Chief Operating Officer from July 2002 to March 2005; Executive Vice President, Coatings from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services from 1997 to 2000. He joined PPG in 1979 and held various positions in finance and planning, marketing and general management in the United States and Europe.

Mr. Bunch is a former a director and chairman of the Federal Reserve Bank of Cleveland. He was appointed chairman of the Pittsburgh office of the Federal Reserve Bank of Cleveland from 2001 to 2002; deputy chairman of the Cleveland office from 2003 to 2005; and chairman of the Cleveland office in 2006.

Director Qualifications:

•   During his 37-year career at PPG, Mr. Bunch gained valuable experience in executive leadership, operations management, cost management, risk management and strategic planning.

•   Under Mr. Bunch’s leadership, PPG accelerated its business transformation, becoming the world’s leading paints and coatings company through strategic actions that focused its business portfolio and expanded and strengthened its international presence. During his tenure as Chairman and Chief Executive Officer, PPG made more than 30 acquisitions and delivered strong growth and record financial performance.

•   Through his service at the Federal Reserve Bank of Cleveland, including as its Chairman, Mr. Bunch gained a deep understanding of the U.S. economy and corporate finance.

•    Mr. Bunch has extensive public company board and corporate governance experience. He is a director of Marathon Petroleum Corporation, ConocoPhilips and The PNC Financial Services Group, Inc. and a former director of H.J. Heinz Company and PPG.

12	2019 Proxy Statement

  ITEM 1. Election of Directors

DEBRA A. CREW Former President and Chief Executive Officer, Reynolds American Inc., British American Tobacco p.l.c. Director since: March 2018 Age: 48 Independent Board Committees: • Audit • Finance

Ms. Crew has served as a senior advisor for Cerberus Operations and Advisory Company, a capital management company, since September 2018. She previously served as Director, President and Chief Executive Officer of Reynolds American Inc. (“Reynolds American”), a holding company for U.S. tobacco companies, from January 2017 through December 2017, including from July 2017 when Reynolds American was acquired by British American Tobacco p.l.c.

Prior to that, she served as President and Chief Commercial Officer of R. J. Reynolds Tobacco Co. (“RJR”), a subsidiary of Reynolds American and a tobacco company, from October 2014 to October 2015 and as President and Chief Operating Officer of RJR from October 2015 to December 2016.

Ms. Crew previously served in a variety of executive roles at PepsiCo, Inc. (“PepsiCo”), a global snack and beverage company, including President and General Manager, PepsiCo North America Nutrition from August 2014 to September 2014, President, PepsiCo Americas Beverages from October 2012 through August 2014 and President, Western European Region of PepsiCo Europe from April 2010 through October 2012.

Prior to that, Ms. Crew held positions of increasing responsibility at Kraft Foods, Nestlé S.A. (“Nestlé”) and Mars, Incorporated (“Mars”), all global food companies, from 1997 to 2010. Ms. Crew served as a captain in the U.S. Army in military intelligence from 1993 to 1997.

Director Qualifications:

•   Ms. Crew possesses invaluable perspective and experience as former President and Chief Executive Officer of Reynolds American.

•   Ms. Crew has significant knowledge of the food and beverage industry and consumer products generally attained through her service in various positions of increasing responsibility, including key executive roles, at Kraft Foods, Nestlé and PepsiCo.

•   Ms. Crew has extensive public company board and corporate governance experience. She is a director of Newell Brands Inc. and Stanley Black & Decker, Inc. She is a former director of Reynolds American.

LOIS D. JULIBER

Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company

Director since: November 2007

Age: 70

Independent

Board Committees:

•   Governance, Membership and Public Affairs

•   Human Resources and Compensation (Chair)

Ms. Juliber served as Vice Chairman of the Colgate-Palmolive Company (“Colgate-Palmolive”), a global consumer products company, from 2004 until her retirement in April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from 2000 to 2004, Executive Vice President – North America and Europe from 1997 until 2000, President of Colgate North America from 1994 to 1997 and Chief Technology Officer from 1991 until 1994.

Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at Mondelēz International’s predecessor, General Foods Corporation, in a variety of key marketing and general management positions.

Director Qualifications:

•   Ms. Juliber brings a global perspective and many years of experience in the food and consumer products industries.

•   As Vice Chairman and Chief Operating Officer of Colgate-Palmolive, she led Colgate-Palmolive’s growth functions, including global marketing and business development, research and development, supply chain operations and investor relations.

•   Ms. Juliber is credited with leading the resurgence of Colgate-Palmolive’s Colgate North America business, which was marked by market share increases, highly successful new products and increased profitability.

•   Ms. Juliber also has extensive public company board and corporate governance experience. Ms. Juliber is a director of DowDuPont Inc. (successor of E.I. du Pont de Nemours and Company). She is a former director of Goldman Sachs Group, Inc.

13

  ITEM 1. Election of Directors

MARK D. KETCHUM Former President and Chief Executive Officer, Newell Rubbermaid Inc. Director since: April 2007 Age: 69 Independent Board Committee: • Human Resources and Compensation

Mr. Ketchum served as President and Chief Executive Officer of Newell Rubbermaid Inc. (“Newell Rubbermaid”), a global marketer of consumer and commercial products, from October 2005 until his retirement in June 2011. He was a member of Newell Rubbermaid’s board of directors from November 2004 to May 2012.

From 1971 to 2004, Mr. Ketchum served in a variety of roles at The Procter & Gamble Company (“P&G”), a global marketer of consumer products. Those roles included President, Global Baby and Family Care from 1999 to 2004, President – North American Paper Sector from 1996 to 1999, and Vice President and General Manager – Tissue/Towel from 1990 to 1996.

Director Qualifications:

•   For over four decades, Mr. Ketchum held key executive roles at global consumer products companies with responsibility for operations, brand management, marketing and general management.

•   While serving as Newell Rubbermaid’s President and Chief Executive Officer, he successfully transformed Newell Rubbermaid’s portfolio, gross margin structure and business model during difficult economic times.

•   During his distinguished 33-year career at P&G, among other accomplishments, he was credited with repositioning key brands and for driving their notable profit and share growth and leading the turnaround of a major global brand.

•   Mr. Ketchum has extensive public company board and corporate governance experience. He is a former director of Newell Rubbermaid and previously served as Lead Director for the Mondelēz International Board from its inception through 2018.

PETER W. MAY President and a Founding Partner, Trian Fund Management, L.P. Director since: March 2018 Age: 76 Independent Board Committees: • Finance • Human Resources and Compensation

Mr. May has served as President and a Founding Partner of Trian Fund Management, L.P. (“Trian”), an investment management firm, since November 2005. He also served as President and Chief Operating Officer and a director of Triarc Companies, Inc. (now known as The Wendy’s Company), a holding company for various consumer and industrial businesses, from April 1993 to June 2007, and has served as its non-Executive Vice Chairman since June 2007.

Prior to that, Mr. May served as President and Chief Operating Officer of Trian Group, Limited Partnership, which provided investment banking and management services to entities controlled by Mr. May and Nelson Peltz, from January 1989 to April 1993 and as President and Chief Operating Officer of Triangle Industries, Inc., a manufacturer of packaging products, from 1983 to December 1988.

Director Qualifications:

•   Mr. May has extensive investment, financial and leadership experience as President and a Founding Partner of Trian, working with management teams and boards of directors, as well as acquiring, investing in and building companies. He has a deep understanding of the capital markets. He also has strong relationships with institutional investors and within the investment banking/capital markets.

•   Mr. May has considerable experience with large, complex food service organizations such as The Wendy’s Company, with a focus on operational efficiency and effectiveness.

•   Mr. May has extensive public company board and corporate governance experience. He is a director of The Wendy’s Company. He is a former director of Tiffany & Co. from 2008 to 2017.

14	2019 Proxy Statement

  ITEM 1. Election of Directors

JORGE S. MESQUITA

Former Executive Vice President and Worldwide Chairman, Consumer  Johnson & Johnson

Director since: May 2012

Age: 57

Independent

Board Committees:

•  Audit

•  Governance, Membership and Public Affairs

Mr. Mesquita was Executive Vice President and Worldwide Chairman, Consumer of Johnson & Johnson (“J&J”), a global healthcare products company, from December 2014 until February 2019. He served on J&J’s Executive Committee and led the Consumer Group Operating Committee.

Prior to that, he was employed by P&G, a global marketer of consumer products, in various marketing and leadership capacities for 29 years from 1984 to 2013. During his tenure at P&G, he served as Group President – New Business Creation and Innovation from March 2012 until June 2013, Group President – Special Assignment from January 2012 until March 2012, Group President, Global Fabric Care from 2007 to 2011 and President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007.

Director Qualifications:

•   Mr. Mesquita brings extensive experience leading major global company business units. In these roles, he has a strong track record of building and marketing global brands, including the reinvention of key brands, leading strategic business transformations and driving strong, profitable growth.

•   As P&G’s Group President, New Business Creation and Innovation, Mr. Mesquita redesigned the company’s business development organization and worked across the company with technology, marketing and finance leaders to develop groundbreaking innovation capabilities.

•   He is known for driving innovation and has led large, complex supply chain organizations.

•   Mr. Mesquita was born and raised in Mozambique, Africa and is of Portuguese descent. He has lived and worked in several countries, including Venezuela, Mexico, Brazil and the United States. He is fluent in Portuguese, Spanish and English.

•   Mr. Mesquita has public company board and corporate governance experience, serving on the Board since 2012.

JOSEPH NEUBAUER

Former Chairman of the Board, ARAMARK Corporation

Director since: November 2014

Age: 77

Independent

Board Committees:

•   Governance, Membership and Public Affairs (Chair)

•   As Lead Director, an ex-officio non-voting member of all committees of which he is not a member.

Mr. Neubauer was Chairman of the Board of ARAMARK Corporation (“ARAMARK”), a leading provider of professional services including food, hospitality, facility and uniform services, from 1984 until his retirement in 2015.

Mr. Neubauer joined ARAMARK in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a member of the Board of Directors. He was elected President in 1981, Chief Executive Officer in 1983 and Chairman in 1984. He served as Chairman and Chief Executive Officer until May 2012.

Director Qualifications:

•   As a former Chairman and Chief Executive of ARAMARK, Mr. Neubauer brings a wealth of experience in operational excellence in a complex international professional services organization. During Mr. Neubauer’s tenure at ARAMARK, revenues grew from $2 billion to $14 billion and operations extended into 21 countries.

•   Mr. Neubauer brings significant industry knowledge acquired during his career at ARAMARK and, before that, at PepsiCo.

•   Mr. Neubauer gained significant financial experience while serving as ARAMARK’s Chief Financial Officer and prior to joining ARAMARK in 1979, during his employment with The Chase Manhattan Bank and service as Treasurer of PepsiCo.

•   Mr. Neubauer has extensive public company board and corporate governance experience. He is a former director of ARAMARK, Macy’s Inc. and Verizon Communications, Inc. and has served as Lead Director for the Mondelēz International Board since 2018.

15

  ITEM 1. Election of Directors

FREDRIC G. REYNOLDS Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since: December 2007 Age: 68 Independent Board Committees: • Audit (Chair) • Finance

Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation (“CBS”), a mass media company, from 2006 until his retirement in 2009. From 2001 through 2005, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group, a mass media company, and as Executive Vice President and Chief Financial Officer of Viacom Inc. (“Viacom”), a mass media company, from 2000 to 2001. He also served as Executive Vice President and Chief Financial Officer of CBS and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000.

Prior to that, Mr. Reynolds served in various capacities at PepsiCo for 12 years, including Chief Financial Officer or Financial Officer at food and beverage companies Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.

Director Qualifications:

•   Mr. Reynolds has extensive experience in both the media (including advertising and marketing) and the food and beverage industries. He served in various executive roles at CBS, Viacom and PepsiCo. While at CBS, he successfully managed the integration following the CBS/Viacom merger, and he was ultimately responsible for all financial functions and growing the business portfolio at Viacom. During his tenure as Chief Financial Officer of CBS, CBS shareholders experienced substantial share appreciation and return of capital.

•   Mr. Reynolds brings extensive financial experience gained during his service as Chief Financial Officer at CBS and Viacom and at divisions of PepsiCo.

•   Mr. Reynolds is a Certified Public Accountant.

•   Mr. Reynolds has extensive public company board and corporate governance experience. He is a director of Hess Corporation (until June 5, 2019) and United Technologies Corporation. He is a former director of AOL, Inc.

CHRISTIANA S. SHI Former President, Direct-to-Consumer, Nike, Inc. Director since: January 2016 Age: 59 Independent Board Committees: • Audit • Governance, Membership and Public Affairs

Ms. Shi served as President, Direct-to-Consumer of Nike, Inc. (“Nike”), a global provider of athletic footwear and apparel, from July 2013 until her retirement in September 2016. From 2012 to 2013, she served as Nike’s Vice President and General Manager, Global Digital Commerce. From 2010 to 2012, she served as Nike’s Chief Operating Officer for Global Direct-to-Consumer. Ms. Shi is a principal of Lovejoy Advisors, LLC, an advisory services firm for digitally transforming consumer and retail businesses, she founded in 2016.

Prior to joining Nike, Ms. Shi spent 24 years at McKinsey & Company (“McKinsey”), a global management consulting firm, in various roles including ten years as Director and Senior Partner.

From 1981 to 1984, Ms. Shi served in various trading, institutional sales and investment banking roles at Merrill Lynch & Company.

Director Qualifications:

•   During her career at McKinsey, Ms. Shi worked across North America, Europe, Latin America and Asia providing leadership, expertise and strategic vision to senior executives of Fortune 200 consumer companies. She designed and led performance transformation programs, developed cross-channel marketing and merchandising programs, and drove market entry work.

•   In her various roles at Nike, Ms. Shi led Nike’s global integrated digital commerce strategy and retail organization, as well as real estate, finance, supply chain operations and information technology.

•   With her deep knowledge of digital commerce, Ms. Shi helped lead significant growth in Nike’s digital commerce capabilities.

•   Ms. Shi has extensive public company board and corporate governance experience. She is a director of Williams Sonoma, Inc. and United Parcel Service, Inc. She is a former director of West Marine, Inc.

16	2019 Proxy Statement

  ITEM 1. Election of Directors

PATRICK T. SIEWERT Managing Director and Partner, The Carlyle Group, L.P. Director since: October 2012 Age: 63 Independent Board Committees: • Audit • Finance (Chair)

Mr. Siewert has served as a Managing Director and Partner for The Carlyle Group, L.P. (“Carlyle”), a global alternative asset management firm, since April 2007.

From 2001 to 2007, he held a variety of roles with The Coca-Cola Company (“Coca-Cola”), a global beverage company, including Group President and Chief Operating Officer, Asia and a was member of the Global Executive Committee.

From 1974 to 2001, he held a variety of roles with Eastman Kodak Company (“Eastman Kodak”), a technology company focused on imaging products and services, including Chief Operating Officer, Consumer Imaging and Senior Vice President and President of the Kodak Professional Division.

Director Qualifications:

•   While working at Coca-Cola, Eastman Kodak and Carlyle, Mr. Siewert developed extensive knowledge in the food and beverage and consumer products industries, especially insights into consumer trends and routes-to-market.

•   Mr. Siewert led business operations in Europe, Africa and the Middle East, and most recently in Asia, where he focuses on opportunities and challenges in Asian markets.

•   Mr. Siewert has extensive public company board and corporate governance experience. He is a director of Avery Dennison Corporation.

JEAN-FRANÇOIS M. L. VAN BOXMEER

Chairman of the Executive Board and Chief Executive Officer, Heineken N.V.

Director since: January 2010

Age: 57

Independent

Board Committees:

•  Finance

•  Human Resources and Compensation

Mr. van Boxmeer has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V. (“Heineken”), a global brewing company with a network of distributors and brewers in more than 70 countries, since 2005 and a member of its Executive Board since 2001.

He has been employed by Heineken in various capacities since 1984, including in management positions in Rwanda (Sales & Marketing Manager), Democratic Republic of Congo (General Manager), Poland (Managing Director), and Italy (Managing Director). His experience includes Executive Board responsibility for Heineken Regions and Global functions: Human Resources, Corporate Relations, Supply Chain, Commerce, Legal Affairs, Strategy, Internal Audit and Company Secretary.

Director Qualifications:

•   Mr. van Boxmeer has a strong track record leading strategic acquisitions and integrations and driving revenue growth. He has led Heineken’s significant global expansion, bringing its iconic brands into new markets through 65 acquisitions since 2005. These have expanded Heineken’s brewing operations from 39 countries to 70, including China, Mexico, Brazil, Ethiopia, Vietnam and the Ivory Coast.

•   Mr. van Boxmeer brings a global perspective with particular insights regarding developing markets.

•   Mr. van Boxmeer has broad leadership experience, including in global operations, product development and marketing, and the beverages and consumer products industries.

•   Mr. van Boxmeer has extensive public company board and corporate governance experience. He is a Member of the Shareholders’ Committee of Henkel AG & Co. KGaA.

17

  ITEM 1. Election of Directors

DIRK VAN DE PUT Chairman and Chief Executive Officer, Mondelēz International, Inc. Director since: November 2017 Age: 58

Mr. Van de Put became Chief Executive Officer of Mondelēz International and joined the Company’s Board of Directors in November 2017. He became Chairman on April 1, 2018. Mr. Van de Put served as President and Chief Executive Officer of McCain Foods Limited (“McCain”), a multinational frozen food provider, from 2011 to 2017 and served as its Chief Operating Officer from 2010 to 2011. McCain is a $9.1 billion CAD ($7.3 billion USD) privately-held Canadian company that is the largest marketer and manufacturer of frozen french fries, potato specialties and appetizers with sales in more than 160 countries.

Mr. Van de Put also served as President and Chief Executive Officer, Global Over-the-Counter, Consumer Health Division of Novartis AG, a global healthcare company, from 2009 to 2010. From 1998 to 2009, he held a variety of roles with Groupe Danone SA, a multinational provider of packaged water, dairy and baby food products, including Executive Vice President, Fresh Dairy, Americas and Executive Vice President, Fresh Dairy, Latin America.

From 1997 to 1998, he served as President, Coca-Cola Caribbean and as Vice President, Value Chain Management, Coca-Cola Brazil with Coca-Cola.

From 1986 to 1997, he held a variety of roles with Mars, a global manufacturer of confectionery, pet food and other food products and a provider of animal care services, including General Manager and President, Southern Cone Region, Mars South America and Vice President, Marketing, Latin America.

Director Qualifications:

•   Mr. Van de Put is a seasoned global Chief Executive Officer with deep experience and expertise in all critical business and commercial operations in both emerging and developed markets.

•   Mr. Van de Put has a proven track record of driving top-line and category growth, while at the same time improving cost structures and profitability. During his six-year tenure as Chief Executive Officer of McCain, he grew net sales by more than 50%, generating more than 75% of that growth organically, with EBITDA growing by double digits each year.

•   Mr. Van de Put brings a global perspective, having lived and worked on three different continents.

•   Mr. Van de Put has extensive leadership experience, including 30 years of experience in the food and consumer packaged goods industry.

•   Mr. Van de Put is fluent in English, Dutch, French, Spanish and Portuguese.

•   Mr. Van de Put has public company board and corporate governance experience. He is a former director of Mattel, Inc.

18	2019 Proxy Statement

Corporate Governance

Our Board is committed to corporate governance practices that promote and protect the long-term interests of our shareholders. We design our corporate governance practices to provide a robust and balanced framework for the Board in upholding its fiduciary responsibilities and to promote accountability with, and trust in, the Company. Our Board believes that having and adhering to a strong corporate governance framework is essential to our long-term success. This section describes our governance policies, key practices, Board leadership structure and oversight functions.

Governance Guidelines

Key Elements of our Governance Framework, Practices and Policies Enhance our Board’s Effectiveness and Accountability to Shareholders

The Guidelines articulate our governance philosophy, practices and policies in a range of areas, including the Board’s role and responsibilities, Board composition and structure, responsibilities of the Board’s committees, CEO and Board performance evaluations and succession planning. At least annually, the Governance Committee reviews the Guidelines and recommends any changes to the Board for its consideration.

Key Practice/Policy	Benefit to Board and Shareholders
Shareholders elect directors annually by majority vote in uncontested elections.	Strengthens Board, committee and individual director accountability.

By-Laws provide for proxy access, enabling substantial shareholders to add their nominee(s) to the proxy. Key parameters:

•     Minimum Ownership Threshold: 3% or more of the outstanding Common Stock;

•     Ownership Duration: continuously for at least 3 years;

•     Nominating Group Size: up to 20 shareholders may aggregate holdings to meet the minimum ownership threshold; and

•     Maximum Nominations Permitted: greater of 20% of the Board or 2 nominees.

Further strengthens Board accountability and encourages engagement with substantial shareholders regarding Board composition.
By-Laws allow shareholders of record of at least 20% of the voting power of the outstanding stock to call a special meeting of shareholders.	Further strengthens Board accountability and encourages engagement with substantial shareholders regarding important matters.
We engage with shareholders to seek their input on emerging issues and to address their questions and concerns. The Lead Director is available for consultation with our major shareholders.

During the past year, we engaged with a diverse mix of shareholders representing approximately 55% of voting power on various topics including, among others, our leadership transition, executive compensation, strategy, capital allocation, business performance, corporate governance, sustainability and corporate social responsibility. These exchanges were candid and constructive.

Our independent Lead Director has substantive responsibilities: engages in planning and approval of meeting schedules/agendas; presides over frequent executive sessions of independent directors; and consults with major shareholders.

A highly effective and engaged Lead Director:

•     Incorporates independent directors’ input and investors’ perspectives into agenda and discussions;

•     Fosters candid discussion during regular executive sessions of the independent directors; and

•     Provides feedback to management regarding Board concerns and information needs.

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  Corporate Governance

Key Practice/Policy	Benefit to Board and Shareholders
The Guidelines provide that the Chairman and CEO generally should be the only member of management to serve as a director.	Majority independent directors in the Boardroom and fully independent committees effectively oversee management on behalf of shareholders.

Regular Board, committee and director self-assessments include candid, one-on-one conversations between the Governance Committee Chair and each director. The results of these self-assessments are used in planning Board and committee meetings and agenda, fostering director accountability and committee effectiveness, Board composition analysis and director recruitment decisions, and governance decisions.

•     Promotes continuous process improvement at the Board and committees.

•     Provides an opportunity to discuss individual directors’ contributions and performance as well as solicit their views on improving Board and committee performance.

Independent director tenure and retirement policies:

•     All independent directors have a tenure limit of 15 years.

•     Independent directors will not be nominated for election to the Board after their 75th birthday.

•     However, if an independent director aged 70 to 75 is appointed or elected to the Board, then that director will have a tenure limit of five years.

•     Tenure/retirement policies promote ongoing evolution and refreshment.

•     Annual self-assessments provide a disciplined mechanism for director input into the Board evolution and succession planning process.

•     Average tenure for independent directors is approximately six years.

At each in-person Board meeting, the independent directors meet in executive session without any members of management present. The Lead Director chairs these sessions. A committee chair leads Board discussion of a topic relevant to that committee’s remit.

Allows the Board to discuss substantive issues important to the Company, including matters concerning management without management present.

Annually, the Compensation Committee sets goals for and evaluates the Chairman and CEO’s performance. The Compensation Committee seeks input from the other directors before deciding on a performance rating and compensation actions.

Enhances management accountability.

Annually, the Board meets with management to discuss, understand and challenge our strategic plan’s short-term and long-term objectives. At its meetings during the balance of the year, the Board and management track progress against the strategic plan’s goals, consider opportunities in light of circumstances in the industry and the economic environment, and monitor strategic and operational risks.

The Company’s goals and executive compensation design are tied to a number of metrics critical to achieving the strategic plan and promoting long-term shareholder returns.

An independent director who serves as CEO at another public company should not serve on more than two public company, boards including the Company’s Board.

Other independent directors should not serve on more than four public companies, including the Company’s Board.

• All our independent directors are in compliance with this policy. • Independent directors have sufficient time to fulfill their duties to the Company.

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Director Onboarding and Education

We provide new directors with a substantive onboarding program. They meet with numerous executives to learn about different aspects of the Company’s operations. They are invited to attend various Board committee meetings prior to joining any committees. Once they are appointed to committees, they meet with the Company officers who support those committees.

During their service, Directors have opportunities to meet and talk with our employees during Board visits to Company facilities and during Board and committee meetings. In recent years, individual directors have taken the opportunity to experience our Direct Store Delivery model by riding along as one of our drivers covers an assigned route, to meet with employees involved in our e-commerce initiatives and to observe a Line of the Future during production.

In addition, the Company supports director participation in continuing education programs. The Company reimburses directors for reasonable costs associated with attendance.

Board Leadership Structure

The Board has a duty to act as it believes to be in the best interests of the Company and its shareholders, including determining the leadership structure that will best serve those interests. The By-Laws provide the Board flexibility in determining its leadership structure. The Board may determine that the CEO also serves as Chairman, but if it does so, the independent directors also appoint an independent Lead Director with substantive responsibilities. Within this framework, the Board determines the most appropriate leadership structure at a given time in light of the Company’s needs and circumstances, as described below.

The Board recognizes the importance of the Company’s leadership structure to our shareholders and regularly receives and considers input on the topic obtained through engagement with our shareholders. Many have expressed the opinion that there is no “one size fits all” solution for leadership structure.

In considering which leadership structure will allow it to carry out its responsibilities most effectively and best represent shareholders’ interests, the Board takes into account various factors. Among them are our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, the results of Board and committee annual self-assessments, the advantages and disadvantages of alternative leadership structures based on circumstances at that time, shareholder input and our corporate governance practices.

Board’s Current Leadership Structure Provides Independent Leadership and Management Oversight

•	An independent director, Joseph Neubauer, serves as Lead Director;
•	Independent directors chair the Board’s four standing committees; and
•	The CEO, Mr. Van de Put, also serves as Chairman of the Board.

Mr. Neubauer has served as Lead Director since 2018. The Lead Director serves annual terms, subject to re-appointment by the independent directors. The independent directors selected Mr. Neubauer because he is well-positioned to lead a high-performing Board by keeping it focused, coordinating across committees and ensuring effective information flow to the directors. He is also building a productive relationship between the Board and Mr. Van de Put by providing him with candid, constructive feedback from the Board. Finally, he serves as a contact person for our shareholders.

The Board carefully considered its leadership structure, including whether the role of Chairman should be a non-executive position or combined with that of the CEO. Following due consideration, the Board concluded that combining these roles best positions Mr. Van de Put to promote shareholders’ interests and contribute to the Board’s efficiency and effectiveness because of his knowledge of the Company and food industry and the competitive environment in which we operate. The Board also believes that he is in the best position at this time to promote the alignment of our strategic and business plans, inform the Board about our global operations and critical business matters including oversight of the Company’s risk management process, and discuss with the Board key risks and management’s responses to them.

Because of their ability and commitment to working closely together, the Board believes that our independent Lead Director, committee chairs and Mr. Van de Put provide appropriate leadership and oversight of the Company and facilitate effective functioning of both the Board and management.

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Independent Lead Director Role and Responsibilities

The Board believes that independent Board leadership and oversight are vital to the Board’s effectiveness, which is why it established the substantive and expansive position of independent Lead Director. The independent directors annually select the Lead Director for a one-year term. The Board created the Lead Director position to provide strong leadership of the Board’s affairs on behalf of shareholders, increase the Board’s effectiveness, promote open communication amongst the independent directors and serve as the principal liaison between the Chairman and the other independent directors.

The Lead Director has significant authority and responsibilities with respect to the operation of the Board that serve to protect shareholders’ interests by promoting strong management oversight and accountability. Under the Guidelines, the Lead Director, in consultation with the other independent directors, has the following substantive duties and responsibilities:

•	Serve as liaison between the independent directors and the Chairman and CEO;
•

Seek input from the independent directors and advise the Chairman and CEO as to an appropriate annual schedule of and major agenda topics and content of related briefing materials for regular Board meetings prior to Board review and approval;

•	Review and approve meeting agendas as well as the content of Board briefing materials. Review and approve the allocation of time amongst the Board and committee meetings;
•	Preside at Board meetings at which the Chairman and CEO is not present, including executive sessions of the independent directors and, as appropriate, apprise the Chairman of the topics considered;
•	Call meetings of the independent directors or of the Board as needed;
•	Facilitate effective communication and interaction between the Board and management;
•	Serve as an ex-officio non-voting member of all Board committees of which he or she is not a member;
•	Provide input into the design of the annual Board, committee and director self-evaluations;
•	Work with the Governance Committee and develop recommendations for committee structure, membership, rotations and chairs;
•	Be available for consultation with the Company’s major shareholders; and
•	Perform such other duties as the Board may from time to time delegate to the Lead Director.

Director Independence

All directors are independent except for our Chairman and CEO

The Guidelines require that at least 80% of the directors meet the Nasdaq listing standards’ independence requirements. In order to determine that a director is independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no relationship with Mondelēz International or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board determined that, under Nasdaq’s listing standards’ independence requirements, the following directors are independent: Lewis W.K. Booth, Charles E. Bunch, Debra A. Crew, Lois D. Juliber, Mark D. Ketchum, Peter W. May, Jorge S. Mesquita, Joseph Neubauer, Fredric G. Reynolds, Christiana S. Shi, Patrick T. Siewert and Jean-François M. L. van Boxmeer. The Board also determined that Nelson Peltz, former director, was independent during the time that he served as a director.

Mr. Van de Put is not independent because he is a Mondelēz International employee. Irene B. Rosenfeld, former director, was not independent because she was a Mondelēz International employee.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, operational and compliance risks:

•

Management is responsible for the day-to-day assessment, management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes.

•

The Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. Pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) process.

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Our ERM process is ongoing and implemented at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. Our ERM process facilitates open communication between management and the Board so that the Board and committees understand key risks to our business and performance, our risk management process and how it is functioning, the participants in the process and the information gathered through the process. The Audit Committee annually reviews the functioning of our ERM process as well as the results of our annual ERM risk assessment.

Annually, the Audit Committee reviews and approves management’s recommendation for allocating to the full Board or another committee or retaining for itself responsibility for reviewing and assessing key risk exposures and management’s response to those exposures. Management provides reports to the Board or the appropriate committee in advance of meetings regarding key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and committee meetings to discuss these reports and provide any updates. The committees report key risk discussions to the Board following their meetings. Board members may also further discuss the risk management process directly with members of management.

During 2018, the Board and committees reviewed and assessed risks related to our business and operations as shown below. The Board annually reviews and sometimes reallocates responsibilities amongst committees. Accordingly, the allocation of responsibilities and/or descriptions of risk categories shown in this table may change during 2019.

The Board

• Strategy • Operations • Food safety (including supply chain and food defense) • Pricing strategy	• Competition • Labor relations (including human capital) • Transformation (including supply chain reinvention)

Committees

Audit	Governance, Membership and Public Affairs	Human Resources and Compensation(1)	Finance

•   Financial statements

•   Financial reporting process

•   Accounting matters

•   Legal, compliance and regulatory matters (including non-financial compliance risks)

•   Business continuity/disaster recovery

•   Cybersecurity and data protection

•   Financial risk management (including foreign exchange, commodities exposure, and income and other taxes)

•   Health, safety and environmental

•   Governance practices

•    Board organization, membership and structure

•    Related person transactions

•    Social responsibility (including well-being and environmental and social sustainability)

•    Public policy

•    Mondelēz International’s public image and reputation

		• Significant compensation policies and practices for employees (including executives) • Succession planning • Human resources policies, practices and strategy	• Capital structure • Financial strategies and transactions (including economic trends) • Interest rate exposure • Enterprise funding and liquidity

(1) For a discussion about risk oversight relating to the compensation programs, see “Board Committees and Membership – Human Resources and Compensation Committee – How the Compensation Committee Manages Compensation-Related Risk.”

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Codes of Conduct

Code of Business Conduct and Ethics for Non-Employee Directors

We have adopted the Code of Business Conduct and Ethics for Non-Employee Directors. It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct. Annually, each non-employee director must acknowledge in writing that he or she has received, reviewed and understands the Code of Business Conduct and Ethics for Non-Employee Directors.

Code of Conduct

We have adopted the Code of Conduct that applies to all our employees (the “Code of Conduct”). The Code of Conduct reflects values and contains important rules employees must follow when conducting business. The Code of Conduct is part of our global compliance and integrity program. The program provides training throughout the Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy.

We intend to disclose in the Corporate Governance section of our website any amendments to the Code of Business Conduct and Ethics for Non-Employee Directors or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Governance Documents

To learn more about our corporate governance practices, you can access the following corporate governance documents at www.mondelezinternational.com/investors/corporate-governance. We will also provide copies of any of these documents to shareholders upon written request to the Corporate Secretary.

•	Articles of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Related Person Transactions Policy
•	Board Committee Charters
•	Code of Business Conduct and Ethics for Non-Employee Directors

You can access the Code of Conduct at www.mondelezinternational.com/about-us/compliance-and-integrity.

Review of Transactions with Related Persons

Related Person Transactions Policy and Procedures

The Board has adopted a written policy regarding “related person transactions.” In general, “related persons” are the following persons and their immediate family members: directors, executive officers and shareholders beneficially owning more than 5% of the outstanding Common Stock. A related person transaction is one in which Mondelēz International is a participant, the amount involved exceeds $120,000 and any related person had, has or will have a direct or indirect material interest. The Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews and approves, disapproves or ratifies the transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Mondelēz International and in our shareholders’ best interests. When it is not practicable or desirable to delay review of a transaction until a committee meeting, the chair of the Governance Committee reviews and approves or ratifies potential related person transactions and reports to the Governance Committee any transaction so approved or ratified. When reviewing and acting on a related person transaction under this policy, the Governance Committee considers, among other things:

•	its commercial reasonableness;
•	the materiality of the related person’s direct or indirect interest in it;
•	whether it may involve an actual, or create the appearance of a, conflict of interest;

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•	its impact on the related person’s independence (as defined in the Guidelines and the Nasdaq listing standards); and
•	whether it would violate any provision of the Code of Business Conduct and Ethics for Non-Employee Directors or the Code of Conduct.

Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Review of Related Person Transactions Since January 1, 2018

On February 6, 2019, BlackRock, Inc. (“BlackRock”), an investment management corporation, filed a Schedule 13G/A with the SEC reporting that it was a greater than 5% shareholder of the Company as of December 31, 2018. During 2018, BlackRock acted as an investment manager with respect to certain investment options under our U.S., Canadian and Puerto Rican retirement savings plans and Canadian, Irish and U.K. pension plans. BlackRock was selected as an investment manager by each plan’s designated authority for plan investments. BlackRock’s selection was based on the determination of each plan’s designated authority that the selection met applicable standards and that the fees were reasonable and appropriate. BlackRock’s fees were approximately $3.0 million during 2018. Each of the plans for which Blackrock performed services paid the fees for those services from its assets. The plans expect to pay similar fees to BlackRock during 2019 for similar services. Fees, based on plan asset value, are paid quarterly on a lagging basis.

Shareholder Outreach and Communications with the Board

As part of our effort to understand better our shareholders’ perspectives, we regularly engage with our shareholders, seeking their input and perspectives on various matters. During 2018 and 2019, non-employee directors and members of senior management conducted comprehensive shareholder engagement, which included outreach to shareholders in the aggregate representing approximately 55% of our outstanding stock. In addition, we engaged with shareholders at roundtables and corporate governance forums. We discussed a variety of topics, including the Company’s business strategy, executive compensation and environmental, social and governance matters. These discussions were very productive and we appreciate that our shareholders took the time to share their perspectives and questions with us.

Interested parties may directly contact the Board, the Lead Director, any of the independent directors or any committee of the Board regarding matters relevant to the Board’s duties and responsibilities. Information about how to do so is available at www.mondelezinternational.com/Investors/corporate-governance#contacts.

The Corporate Secretary:

•

forwards communications relating to matters within the Board’s purview to the Lead Director or appropriate independent director(s) and communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee;

•

forwards communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Mondelēz International executive or employee, but makes them available to any independent director who requests them; and

•	does not forward or retain solicitations, junk mail and frivolous or inappropriate communications.

The Lead Director is available for consultation with our major shareholders.

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Board Committees and Membership

The Governance Committee considers and makes recommendations to the Board regarding the Board’s committee structure and membership.

•	The Board establishes its committee structure and designates the committee members and chairs following consideration of the Governance Committee’s recommendations.
•	The Board has adopted a written charter for each standing committee. The charters define each committee’s roles and responsibilities.
•	Independent directors comprise 100% of the Audit, Finance, Governance and Compensation Committees.
•	All committee chairs are independent. Committee chairs approve agendas and materials for their committee meetings.
•	Each committee meets regularly in executive session without management.
•	Committees may retain outside legal, financial and other advisors at the Company’s expense.

Throughout 2018, the Board had, and it currently has, four standing committees: Audit, Finance, Governance and Compensation. The Board periodically reviews and rotates committee memberships. Accordingly, the membership shown in this table may change during 2019.

Committee Membership

Director	Audit	Finance	Governance, Membership and Public Affairs	Human Resources and Compensation
Lewis W.K. Booth
Charles E. Bunch
Debra A. Crew(1)
Lois D. Juliber
Mark D. Ketchum(1)
Peter W. May(1)
Jorge S. Mesquita(1)
Joseph Neubauer(1)	+	+		+
Fredric G. Reynolds
Christiana S. Shi
Patrick T. Siewert
Jean-François M. L. van Boxmeer
Total Number of Committee Meetings During 2018	10	5*	6	7*

+ As Lead Director, Mr. Neubauer is an ex-officio non-voting member of all committees of which he is not a member.

* In addition, the Finance Committee acted twice by unanimous written consent and the Compensation Committee acted once by unanimous written consent.

(1) As of May 16, 2018, the Board appointed Ms. Crew and Mr. May to the Committees noted above, Mr. Mesquita was appointed to the Governance Committee and Mr. Neubauer was appointed Lead Director, replacing Mr. Ketchum.

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Meeting Attendance

Directors are expected to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting,

•	The Board held eight meetings during 2018, and acted four times by unanimous written consent.
•

During 2018, Mmes. Crew, Juliber and Rosenfeld (retired April 2018) and Messrs. Booth, Bunch, Ketchum, May, Neubauer, Peltz (resigned March 2018), Reynolds and Van de Put attended 100% of the meetings of the Board and all committees on which they served. Ms. Shi and Messrs. Mesquita, Siewert and van Boxmeer attended at least 77% of meetings of the Board and all committees on which they served.

•	11 of the 13 directors elected to the Board at the 2018 Annual Meeting of Shareholders attended that meeting.

Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that all of the Audit Committee members are independent within the meaning of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are able to read and understand financial statements in accordance with Nasdaq listing standards and are financially literate in accordance with the New York Stock Exchange listing standards. The Board has determined that Fredric G. Reynolds and Patrick T. Siewert are “audit committee financial experts” within the meaning of SEC regulations and have financial sophistication in accordance with Nasdaq listing standards. No Audit Committee member received any payments in 2018 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding our assets;
•	our compliance with legal and regulatory requirements;
•	the qualifications, independence and performance of our independent auditors;
•	the performance of our internal auditors and internal audit functions; and
•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please visit www.mondelezinternational.com/about-us/compliance-and-integrity for information about reporting options.

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Audit Committee Report for the Year Ended December 31, 2018

Management has primary responsibility for Mondelēz International’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Mondelēz International Board of Directors is to oversee Mondelēz International’s accounting and financial reporting processes and audits of its financial statements. In addition, in 2018 we assisted the Board in its oversight of:

•      Mondelēz International’s compliance with legal and regulatory requirements;

•      Mondelēz International’s independent registered public accountants’ qualifications, independence and performance;

•      The performance of Mondelēz International’s internal auditor and the internal audit function; and

•      Mondelēz International’s risk assessment and risk management guidelines and policies.

Our duties include overseeing Mondelēz International’s management, the internal audit department and PricewaterhouseCoopers LLP, Mondelēz International’s independent registered public accountants, in their performance of the following functions, for which they are responsible:

Management

•      Preparing Mondelēz International’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•      Assessing and establishing effective financial reporting systems and internal controls and procedures; and

•      Reporting on the effectiveness of Mondelēz International’s internal control over financial reporting.

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Internal Audit Department

•      Assessing management’s system of internal controls and procedures; and

•      Reporting on the effectiveness of that system.

Independent Registered Public Accountants

•      Auditing Mondelēz International’s financial statements;

•      Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•      Annually auditing the effectiveness of Mondelēz International’s internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditor and/or the independent registered public accountants to, among other things:

•      Discuss the quality of Mondelēz International’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•      Review significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses;

•      Review the overall scope and plans for the audits by the internal audit department and the independent registered public accountants;

•      Review critical accounting policies and the significant estimates and judgments management used in preparing the financial statements and their appropriateness for Mondelēz International’s business and current circumstances; and

•      Review Mondelēz International’s earnings releases.

In addition to the activities outlined above, in 2018 we reviewed with management, among other things:

•      Guidelines and policies with respect to Mondelēz International’s overall risk assessment and risk management;

•      Ongoing oversight of Mondelēz International’s information technology and cybersecurity risk management and business continuity planning;

•      The U.S. and non-U.S. tax regulatory environment; and

•      Data privacy and compliance with related rules and regulations.

Prior to Mondelēz International’s filing of its Annual Report on Form 10-K for the year ended December 31, 2018 with the SEC, we also:

•      Reviewed and discussed the audited financial statements with management and the independent registered public accountants;

•      Discussed with the independent registered public accountants the items the independent registered public accountants are required to communicate to the Audit Committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board;

•      Received from the independent registered public accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with us concerning independence; and

•      Discussed with the independent registered public accountants their independence from Mondelēz International, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent registered public accountants from performing specified services that could impair their independence, and (ii) Mondelēz International’s and the Audit Committee’s policies.

Based upon the review and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 8, 2019.

Audit Committee:

Fredric G. Reynolds, Chair

Debra A. Crew

Jorge S. Mesquita

Christiana S. Shi

Patrick T. Siewert

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, the committee approves the services before we engage the independent registered public accountants. In case approval is needed before a scheduled committee meeting, the committee has delegated pre-approval authority to its Chair. The Chair must report on such pre-approval decisions at the committee’s next regular meeting.

The Audit Committee pre-approved all 2018 audit and non-audit services provided by the independent registered public accountants.

Independent Registered Public Accountants’ Fees

Aggregate fees for professional services rendered by our independent registered public accountants, PricewaterhouseCoopers LLP, for 2018 and 2017 were:

	2018	2017
Audit Fees	$17,018,000	$16,799,000
Audit-Related Fees	690,000	927,000
Tax Fees	-0-	225,000
All Other Fees	15,000	15,000
Total	$17,723,000	$17,966,000

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Audit Fees include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

Audit-Related Fees include professional services in connection with employee benefit plan audits and procedures related to various other audit and special reports.

Tax Fees include professional services in connection with tax compliance and advice.

All Other Fees include professional services in connection with seminars and compliance reviews.

All fees above include out-of-pocket expenses.

Finance Committee

The Board has determined that all of the Finance Committee members are independent within the meaning of the Nasdaq listing standards. The Finance Committee’s charter sets out its responsibilities, which include reviewing and making recommendations to the Board on significant financial matters, including:

•	at least annually, the Company’s long-term capital structure, including financing plans, projected financial structure, funding requirements, target credit ratings and return on invested capital;
•	authorization of issuances, sales or repurchases of equity and debt securities;
•	the Company’s external dividend policy and dividend recommendations;
•	proposed acquisitions, divestitures, joint ventures, investments, asset sales and purchase commitments for services in excess of $100 million; and
•	Board authorization and delegation levels with respect to financing matters.

The Finance Committee also reviews and discusses with management:

•	results of transactions such as acquisitions, divestitures, joint ventures and investments in excess of $100 million; and
•	the cash-flow impact of non-debt obligations including funding pension and other post-retirement benefit plans.

Governance, Membership and Public Affairs Committee

The Board has determined that all of the Governance Committee members are independent within the meaning of the Nasdaq listing standards. The Governance Committee’s charter sets out its responsibilities. Among its responsibilities are:

•	review candidates’ qualifications for Board membership consistent with criteria determined by the Board;
•

consider the performance and suitability of incumbent directors for re-election and recommend to the Board a slate of nominees for each annual meeting of shareholders and candidates to be appointed to the Board as necessary to fill vacancies and newly created directorships;

•	make recommendations to the Board as to directors’ independence and related person transactions;
•	make recommendations to the Board concerning the functions, composition and structure of the Board and its committees;
•	recommend the frequency of Board meetings and content of Board agendas;
•	advise and make recommendations to the Board on corporate governance matters, including the Guidelines and the annual self-assessments process for the Board, its committees and its directors;
•	administer the Code of Business Conduct and Ethics for Non-Employee Directors and monitor directors’ compliance with our stock ownership guidelines;

30	2019 Proxy Statement

  Board Committees and Membership

•

oversee policies and programs related to corporate citizenship, social responsibility and public policy issues significant to Mondelēz International such as sustainability and environmental responsibility; food labeling, marketing and packaging; and philanthropic and political activities and contributions; and

•	monitor issues, trends, internal and external factors and relationships that may affect Mondelēz International’s public image and reputation.

Political Activity and Governance

We maintain a robust governance framework for overseeing our political activities. We do so responsibly and transparently, with priority on compliance with federal, state and local laws. The Governance Committee oversees our policies and programs related to corporate citizenship and public policy issues significant to the Company. As our success depends on sound public policies, we regularly work with government officials regarding matters of concern in accordance with applicable laws and regulations.

Mondelēz International has proud history of involvement in the communities where employees live and work, including participation in the political process to support policies that impact our communities, employees and businesses. We provide comprehensive disclosure of political activity through our website (www.mondelezinternational.com/investors/corporate-governance/board-responsibilities-leadership/board-oversight) reflecting our policies and procedures for making political contributions and expenditures. In addition, the website provides information on our lobbying activities and a link to the lobbying disclosure reports we file with the U.S. Congress. A list of trade associations to which we pay dues of over $50,000 annually, including the portion of dues attributable to lobbying, can also be found on our website. As demonstrated by the robustness of our reporting, we are firmly committed to providing shareholders with transparency over our political activities.

Human Resources and Compensation Committee

Human Resources and Compensation Committee Independence, Interlocks and Insider Participation

The Board determined that all Compensation Committee members are independent within the meaning of the Nasdaq listing standards, including the heightened independence criteria for Compensation Committee members. All are “non-employee” directors under SEC rules and outsider directors under the Internal Revenue Code of 1986, as amended (the “Code”). None of the Compensation Committee’s members are or were:

•	an officer or employee of Mondelēz International;
•

a participant in a related person transaction required to be disclosed under Item 404 of Regulation S-K (for a description of our policy on related person transactions, see “Corporate Governance – Review of Transactions with Related Persons” above); or

•	an executive officer of another entity at which one of our executive officers serves on the board of directors or the Compensation Committee.

Responsibilities

The Compensation Committee’s charter sets out its responsibilities. Among its responsibilities are to:

•	establish our executive compensation philosophy;
•	determine the group of companies the Compensation Committee uses to benchmark executive and director compensation;
•	assess the appropriateness and competitiveness of our executive compensation programs;
•

review and approve the CEO’s goals and objectives, evaluate the CEO’s performance against those goals and objectives and, based upon its evaluation, determine both the elements and amounts of the CEO’s compensation;

•	review and approve the compensation of the CEO’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

31

  Board Committees and Membership

•	determine annual incentive compensation, equity grants and other long-term incentive grants and awards under our incentive plan;
•	determine the Company’s policies governing option and other stock grants;
•	make recommendations to the Board regarding incentive plans requiring shareholder approval and approve eligibility for and design of executive compensation programs implemented under those plans;
•

review our compensation and benefits policies and practices as they relate to our risk management practices and risk-taking incentives and review proposed material changes to those policies and practices;

•	review periodically the Company’s key human resources policies and practices related to organizational engagement and effectiveness, talent sourcing strategies and employee development programs;
•	oversee the management development and succession planning process (including emergency planning) for the CEO and his direct reports;
•	review key human resource policies and practices, including our policies, objectives and programs related to diversity and periodically review our diversity performance;
•	monitor executive officers’ compliance with our stock ownership guidelines;
•	advise the Board regarding the compensation of independent directors;
•	review and discuss with management the Compensation Discussion and Analysis and prepare and approve the Compensation Committee’s report to shareholders included in our Proxy Statement; and
•

assess the independence of the Compensation Committee’s outside advisors and at least annually assess whether the work of its compensation consultants has raised any conflict of interest that must be disclosed in our annual report and Proxy Statement.

The Compensation Committee has the authority to delegate any of its responsibilities to the committee’s Chair, another Compensation Committee member or a subcommittee of Compensation Committee members, unless prohibited by law, regulation or any Nasdaq listing standard.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist in evaluating executive compensation programs and advise regarding the amount and form of executive and director compensation. It uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives. It directly engages the consultant under an engagement letter that the Compensation Committee reviews at least annually.

Since September 2009, the Compensation Committee has retained Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. Annually, the Compensation Committee reviews CAP’s engagement. During 2018, CAP provided the Compensation Committee advice and services, including:

•	regularly participating in Compensation Committee meetings including executive sessions that exclude management;
•	consulting with the Compensation Committee Chair and being available to consult with other Committee members between committee meetings;
•

providing competitive peer group compensation data for executive positions and evaluating how the compensation we pay the NEOs (as described under “Compensation Discussion and Analysis”) relates both to the Company’s performance and to how the peers compensate their executives;

•	analyzing “best practices” and providing advice about design of the annual and long-term incentive plans, including selecting performance metrics;
•

advising on the composition of the Compensation Survey Peer Group and the Performance Peer Group (as described in the “Compensation Discussion and Analysis”) that we use for benchmarking pay and performance;

32	2019 Proxy Statement

  Board Committees and Membership

•	updating the Compensation Committee on executive compensation trends, issues and regulatory developments; and
•	assessing and recommending non-employee director compensation.

For the year ended December 31, 2018, CAP provided no services to Mondelēz International other than consulting services to the Compensation Committee regarding executive and non-employee director compensation.

At least annually, the Compensation Committee reviews the current engagements and the objectivity and independence of the advice that CAP provides to it on executive and non-employee director compensation. The Compensation Committee considered the six specific independence factors adopted by the SEC and Nasdaq and determined that CAP is independent and CAP’s work did not raise any conflicts of interest.

Executive Officers Have a Limited Role in the Compensation Committee’s Determination of Executive Compensation and Recommendations to the Board Regarding Non-Employee Director Compensation

•

Each year, the CEO presents compensation recommendations for CEO direct reports and the other executive officers, including the NEOs. The Compensation Committee reviews and discusses these recommendations with the CEO but retains full discretion over the compensation of these employees.

•	The CEO does not make recommendations or participate in deliberations regarding the CEO’s own compensation.
•	Executive officers do not play a role in determining or recommending the amount or form of non-employee director compensation.

The Compensation Committee’s Role in Management Succession Planning and Development

Succession planning for senior management positions, which facilitates continuity of leadership over the long-term, is critical to our success and important at all levels within our organization. Our Board’s involvement in leadership development and succession planning is systematic, strategic and continuous. The Compensation Committee oversees the development and retention of senior management talent while also maintaining an appropriate succession plan for our CEO. Additionally, the Board has contingency plans for emergencies such as the death or disability of the CEO.

The Compensation Committee, together with the CEO, regularly reviews senior management talent, including readiness to take on additional leadership roles and developmental opportunities needed to prepare leaders for greater responsibilities. The CEO also provides a regular review to the Compensation Committee of the executive leadership team. While the Compensation Committee has the primary responsibility to develop succession plans for the CEO position, it annually reports to the Board and decisions are made at the Board level. Potential leaders interact with Board members through formal presentations and during informal events. More broadly, the Board is updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

How the Compensation Committee Manages Compensation-Related Risk

As it does each year, in 2018, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and other employees from taking unnecessary or excessive risks. As described in the “Compensation Discussion and Analysis,” we design our compensation to incentivize executives and other employees to achieve the Company’s financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. Our compensation design discourages our executives and other employees from taking excessive risks for short-term benefits that may harm the Company and our shareholders in the long-term. The Compensation Committee uses various strategies to mitigate risk, including:

•	using both short-term and long-term performance-based compensation so that executives do not focus solely on short-term performance;
•	weighting executive compensation heavily toward long-term incentives to encourage sustainable shareholder value and accountability for long-term results;
•	using multiple relevant performance measures in our incentive plan designs so executives do not place undue importance on one measure, which could distort the results that we want to incent;

33

  Board Committees and Membership

•	weighting business and individual performance in our annual cash incentive program so that executives and employees do not have too narrow a focus;
•	capping the amount of incentives that may be awarded or granted;
•	retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;
•	requiring our top executives to hold a significant amount of their compensation in Common Stock and prohibiting them from hedging, pledging or engaging in short sales of their Common Stock;
•	minimizing use of employment contracts;
•	not backdating or re-pricing option grants; and
•	not paying severance benefits on change in control events unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.

In addition, the Audit Committee oversees our ethics and compliance programs that educate executives and other employees on appropriate behavior and the consequences of inappropriate actions. These programs not only drive compliance and integrity but also encourage employees with knowledge of bad behavior to report concerns by providing multiple reporting avenues while protecting reporting employees against retaliation.

CAP also reviewed the Compensation Committee’s risk analysis, including the underlying procedures, and confirmed the Compensation Committee’s conclusion below.

In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Governance Framework Around the Use of EPS in Our Incentive Programs

The Compensation Committee believes it is appropriate to base executive compensation on performance metrics that align with our external reporting framework and how shareholders and other stakeholders measure our performance. Accordingly, the EPS metric we use in our incentive programs, like our external targets, accounts for our capital allocation plans for the year, including expected share repurchases. The Compensation Committee recognizes there are differing views among investors as to whether share repurchases should be factored into EPS targets in executive compensation programs, but believes our robust governance and compensation practices mitigate the risk that an executive would act imprudently. Specifically,

•	the Compensation Committee establishes the performance metrics and targets for both the annual and long-term incentive programs;
•

the Board oversees our capital allocation process and reviews a budget each year for capital deployment, including share repurchases with the goal of balancing investment in growth and returning cash to shareholders (as demonstrated through our historical investments in capital expenditures and research and development); and

•

the Compensation Committee designs both the annual and long-term incentive programs so there is a mix of performance metrics such that even if executives were able to deploy an excessive amount of cash towards share repurchases to maximize EPS, there would be offsetting impacts on other performance metrics, with no clear visibility towards increasing payouts.

34	2019 Proxy Statement

Compensation of Non-Employee Directors

Review of Non-Employee Director Compensation

Our Compensation Committee reviews non-employee director compensation to confirm the compensation we offer is market appropriate without being excessive. To support the Compensation Committee’s review, as requested, CAP:

•	benchmarks our non-employee director compensation against our Compensation Survey Peer Group and other Fortune 100 companies;
•	assesses the form and amount of our non-employee director compensation; and
•	provides the Compensation Committee with this data and an independent assessment of the appropriateness and competitiveness of our non-employee director compensation.

Using CAP’s assessment, the Compensation Committee determines whether to recommend the Board make any changes to the compensation for the non-employee directors. No changes were made to non-employee director compensation for 2018.

Summary of 2018 Compensation Elements

Annual Compensation Elements	Amount ($)

Board Retainer	110,000

Lead Director Retainer	30,000

Audit Committee Chair Retainer	25,000

Human Resources and Compensation Committee Chair Retainer	25,000

Governance, Membership and Public Affairs Committee Chair Retainer	20,000

Finance Committee Chair Retainer	15,000

Annual Equity Grant Value	175,000

We do not pay non-employee directors any meeting fees.

We also do not pay a Company employee who serves as a director any additional compensation for serving as a director. Currently, Dirk Van de Put is the only director who is a Company employee.

Plan Limits on Non-Employee Director Grants

Our shareholder-approved Amended and Restated 2005 Performance Incentive Plan (the “Equity Plan”) caps the maximum fair market value of Common Stock grants made to any non-employee director in any calendar year at $500,000. All stock grants made in 2018 to non-employee directors were significantly below this amount. See the “2018 Non-Employee Director Compensation” and “2018 Non-Employee Director Equity Awards” tables for specific values.

Cash Compensation – Board, Lead Director and Committee Chair Retainers

We pay our non-employee directors their cash retainers quarterly. The Mondelēz International, Inc. 2001 Compensation Plan for Non-Employee Directors allows directors to defer 25%, 50%, 75% or 100% of their cash retainers into notional unfunded accounts. These accounts mirror certain of the investment options under the Thrift 401(k) Plan offered to U.S. salaried employees.

If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we pay that director prorated compensation for the balance of the year. We prorate cash compensation based on the number of days remaining in the calendar year.

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  Compensation of Non-Employee Directors

Equity Compensation – Annual Equity Grant

We make annual equity grants to our non-employee directors following the annual meeting of shareholders. In order to align directors’ interests with shareholders during the directors’ service, grants are in the form of vested deferred stock units. We distribute actual shares six months after the director ends his or her service as a director. When we pay a dividend on our Common Stock, we accrue the value of the dividends that we would have paid on the deferred stock units. Six months after the director ends his or her service as a director, we issue shares to the director equal to the accumulated accrued value.

If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we prorate the annual equity grant value based on the number of months until the next annual meeting of shareholders over a denominator of twelve months.

Director Stock Ownership Guidelines

To align our non-employee directors’ and our shareholders’ interests, we expect our non-employee directors to hold shares of our Common Stock. Our expectations are as follows:

Key Provisions	Explanation of Key Provisions
Ownership Expectation	Amount equal to five times the annual Board cash retainer (i.e., $550,000).
Time to Meet Expectation	Five years from joining the Board as a director.
Shares Counted Toward Ownership	Common Stock, including sole ownership, deferred stock units and accounts over which the director has direct or indirect ownership or control.
Holding Expectation

The Company does not release the shares underlying the deferred stock units until six months after the director ends his or her service as a director. The Company does not require that shares be held after distribution/issuance.

If a non-employee director does not meet these ownership expectations, the Lead Director will consider the non-employee director’s particular situation and may take action as deemed appropriate. As of March 12, 2019, each director serving for at least five years met or exceeded the ownership expectation.

Company Match for Director Charitable Contributions

Non-employee directors are eligible to participate in the Mondelēz International Foundation (the “Foundation”) Matching Gift Program. Each year, the Foundation will generally match up to $15,000 in contributions by a non-employee director to any 501(c)(3) non-profit organization(s).

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  Compensation of Non-Employee Directors

2018 Non-Employee Director Compensation

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Name	($)	($)	($)	($)

Booth, Lewis	110,000	175,034	15,000	300,034

Bunch, Charles	110,000	175,034	7,500	292,534

Crew, Debra(4)	91,972	218,785	10,000	320,757

Juliber, Lois	135,000	175,034	15,000	325,034

Ketchum, Mark	121,209	175,034	15,000	311,243

May, Peter(4)	91,972	218,785	–	310,757

Mesquita, Jorge	110,000	175,034	–	285,034

Neubauer, Joseph	148,791	175,034	15,000	338,825

Peltz, Nelson(5)	18,333	–	–	18,333

Reynolds, Fredric	135,000	175,034	–	310,034

Shi, Christiana	110,000	175,034	15,000	300,034

Siewert, Patrick	125,000	175,034	–	300,034

van Boxmeer, Jean-François	110,000	175,034	–	285,034

(1) Includes all retainer fees earned or deferred pursuant to the 2001 Compensation Plan for Non-Employee Directors.

(2) The amounts shown in this column represent the full grant date fair value of the deferred stock unit grants in 2018 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our 2018 Form 10-K. The deferred stock units are immediately vested, but receipt of the shares is deferred until six months after the director no longer serves on the Board. The 2018 Non-Employee Director Equity Awards Table provides further detail on the non-employee director grants made in 2018 and the number of stock awards outstanding as of December 31, 2018.

(3) Represents Foundation contributions made as part of the Foundation Matching Gift Program. Annual match limits are based on gift date, not the match date by the Foundation. As such, the amounts reflected may represent gifts that directors made in 2017 but the Foundation did not match until 2018.

(4) In accordance with our policy, Ms. Crew and Mr. May each received two deferred stock unit grants in 2018. In connection with their respective appointments as directors effective March 1, 2018, they each received a prorated deferred stock unit grant of 1,003 units. In addition, each received the annual deferred stock unit grant of 4,429 units on May 16, 2018 simultaneously with all of the other non-employee directors in connection with the 2018 annual meeting of shareholders.

(5) Effective March 1, 2018, Mr. Peltz concluded his service on the Board. His 2018 retainer payment was prorated based on the date his term ended. He did not receive an annual equity grant during 2018.

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  Compensation of Non-Employee Directors

2018 Non-Employee Director Equity Awards

Name	All Stock Awards: Number of Shares of Stock or Units Granted in 2018 (#)	All Stock Awards: Grant Date Fair Value of Stock or Units Granted in 2018(1) ($)	Outstanding Stock Awards as of December 31, 2018 (#)

Booth, Lewis	4,429	175,034	29,263

Bunch, Charles	4,429	175,034	11,362

Crew, Debra(2)	5,432	218,785	5,500

Juliber, Lois	4,429	175,034	50,349

Ketchum, Mark	4,429	175,034	55,027
May, Peter(2)	5,432	218,785	5,500

Mesquita, Jorge	4,429	175,034	29,611

Neubauer, Joseph	4,429	175,034	18,916

Reynolds, Fredric	4,429	175,034	38,786

Shi, Christiana	4,429	175,034	13,995

Siewert, Patrick	4,429	175,034	29,410

van Boxmeer, Jean-François	4,429	175,034	35,120

(1) The amounts shown in this column represent the full grant date fair value of the deferred stock units granted in 2018 as computed in accordance with FASB ASC Topic 718.

(2) In accordance with our policy, Ms. Crew and Mr. May each received two deferred stock unit grants in 2018. In connection with their respective appointments as directors effective March 1, 2018, they each received a prorated deferred stock unit grant of 1,003 units. In addition, each received the annual deferred stock unit grant of 4,429 units on May 16, 2018 simultaneously with all of the other non-employee directors in connection with the 2018 annual meeting of shareholders.

38	2019 Proxy Statement

Compensation Discussion and Analysis

We delivered key financial and strategic commitments in 2018:

•	Net revenues increased 0.2%; Organic Net Revenue(1) grew 2.4%;
•	Gross profit grew $318 million (+3%); Adjusted Gross Profit(1) grew $352 million (+4%) on a constant currency basis;
•	Diluted EPS was $2.28, up 23%; Adjusted EPS(1) was $2.43, up 15% on a constant-currency basis; and
•	Cash provided by operating activities was $3.9 billion; Free Cash Flow(1) was $2.9 billion.

We announced an 18% dividend per share increase in the third quarter of 2018 and returned $3.4 billion of capital to shareholders while continuing to invest in our business. We believe the compensation paid to our named executive officers for 2018 appropriately reflects and rewards their contribution to our performance.

Our results demonstrate the power of our brands, the strength of our global footprint and the potential of our strategic plan. In September 2018, we unveiled our new strategy to position us to lead the snacking industry. Our new strategy has three key pillars centered around:

•	Accelerating consumer-centric growth;
•	Driving operational excellence; and
•	Building a winning growth culture.

To accelerate our top line, we are emphasizing volume-driven growth and more agile innovation. In addition, we are increasing investment across both local and global brands, as well as pursuing opportunities to expand into faster growing channels and geographies. Our new strategy also includes a focus on operational excellence across the entire organization. We intend to drive end-to-end improvements in our processes and systems to make us more efficient. We are building a winning growth culture with a “local first” commercial approach that emphasizes speed, innovation and sustainable growth and profitability metrics that are aligned with our overall financial goals, which we believe will generate attractive long-term returns.

To drive our goals, we will focus on changing our ways of working, which includes shifting more decision making down to a local level, reducing complexity, increasing our test and learn approach to innovation and creating a reward structure that is fully aligned with our growth objectives.

To align our reward structure with our new strategy, our 2019 compensation program will emphasize Organic Volume (sales volume that excludes the impact of acquisitions and divestitures) and Organic Net Revenue Growth, Adjusted Gross Profit and Adjusted Operating Income (“OI”) dollar growth (or Adjusted EPS for Corporate) at planned foreign exchange rates and Free Cash Flow. We will shift focus from Adjusted Gross Margin Percent to Adjusted Gross Profit dollars and increase investments to drive growth. As we are targeting high single-digit Adjusted EPS growth over the long term, Adjusted OI dollar growth will be an important measure. To incent a high quality of results, market share will return as an overlay in the Annual Incentive Program. See “Changes to our Executive Compensation Program” for more specific detail on the changes made to support our new strategy.

This Compensation Discussion and Analysis explains the guiding principles and practices upon which our executive compensation program is based as well as the compensation paid to our 2018 named executive officers:

Name	Title (as of December 31, 2018)
Dirk Van de Put	Chairman (effective April 1, 2018) and Chief Executive Officer
Luca Zaramella	Executive Vice President and Chief Financial Officer (effective August 1, 2018)
Brian Gladden	Executive Vice President and Chief Financial Officer through July 31, 2018
Paulette Alviti	Executive Vice President and Chief Human Resources Officer (effective June 11, 2018)
Timothy Cofer	Executive Vice President and Chief Growth Officer
Glen Walter	Executive Vice President and President, North America

(1) See definition and GAAP to non-GAAP reconciliation in Annex A.

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  Compensation Discussion and Analysis

2018 Say-On-Pay Vote and Shareholder Outreach

Weighting Organic net revenue growth-2.1% (below threshold) adjusted ROIC- 9.7% annualized relative TSR- 64th percentile 0% rating 80% rating 128% rating 84% Performance rating Below Threshold-0% Target-100% Maximum-200%
Weighting 40% 40% 10% 10% Organic net revenue growth- 0.9% 78% defined EPS—$2.03 good defined free cash flow-$1,579 million 68% cash conversion cycle -11 days 150% below threshold -0% target-100% maximum-200% 107% preliminary corporate rating-15 percentage point (“PP”) reduction for market share overlay 92% final corporate rating

We were very disappointed when only 45% of the votes cast at our 2018 annual meeting were in favor of our say-on-pay proposal. Historically, we have received an average of 90% of votes in favor of say-on-pay. Given the low 2018 vote, the Board and Compensation Committee recognized the vote reflected significant shareholder dissatisfaction. Therefore, we refocused our extensive shareholder outreach to better understand the reasons for the substantial decrease in support.

Significant Outreach to Shareholders

In response to the vote, we increased our dialogue with shareholders to obtain a thorough understanding of their concerns, their views on our overall executive compensation program and actions needed to address such concerns. Accordingly, in 2018 and 2019, non-employee directors and members of senior management conducted comprehensive shareholder engagement, including outreach to shareholders in the aggregate representing approximately 55% of our outstanding stock.

What We Heard and How We Are Responding

Throughout our discussions, we heard broad support for our ongoing compensation programs, but shareholders consistently raised concerns relating to the compensation actions supporting the CEO succession and transition in 2017. Although these were one-off actions taken in response to a particular situation and not part of our regular executive compensation program, we have taken the feedback into consideration and will continue to do so when structuring compensation in similar circumstances in the future.

The chart below details the concerns we heard from shareholders and how we are responding to those concerns:

SHAREHOLDER CONCERNS	HOW WE ARE RESPONDING
Substantial make-whole awards for our new CEO, a small proportion of which was considered to be performance based	The Committee understands shareholder concerns around non-performance based recruitment packages and will endeavor to emphasize performance-based recruitment compensation going forward.
Time-based retention grants to two NEOs

The Committee uses retention grants only in exceptional circumstances.

No retention grants were made in 2018.

The retention grant made to Brian Gladden in 2017 was fully forfeited upon his separation in July 2018.

Should the Committee determine that retention grants are necessary in the future, it will consider performance-based vesting conditions to the extent practical and applicable.

Waiving prorata vesting treatment for the retiring CEO’s outstanding performance share units	No other retiring NEO has received special vesting treatment nor do we intend to make any further exceptions to equity treatment in connection with future retirements.

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  Compensation Discussion and Analysis

How We Design our Executive Compensation Program

The Compensation Committee oversees our executive compensation program focusing on the following primary goals:

1.	Attract, retain and motivate talented executives and develop world-class business leaders;
2.	Support business strategies that promote superior long-term shareholder returns;
3.	Align pay and performance by making a significant portion of our executives’ compensation dependent on achieving financial and other critical strategic and individual goals; and
4.	Align our executives’ and shareholders’ interests through equity-based incentive grants that link executive compensation to sustained and superior TSR and stock ownership requirements.

Design Principles:

What we do:	How we do it:	Our objective:

✓ Link pay to performance and put pay at risk.

✓ Use a mix of equity and cash incentives.

✓ Compensate based on financial performance of the business while also considering individual performance.

✓ Target compensation at or near the median of our Compensation Survey Peer Group. We compensate fairly and competitively.

✓ Set substantive performance goals at the beginning of performance cycles and hold executives accountable for delivering on those targets.

✓ Reward long-term sustainable performance.

✓ Reinforce stock ownership requirements.

   88% of our CEO’s compensation

   and 78% of other NEO

   compensation is at-risk.

   71% of our CEO’s compensation

   and 58% of other NEO

   compensation is in equity based

   grants based on long-term

   performance.

   The CEO’s annual target pay package is 85% of the median of our 2018 compensation peers.

   Performance goals reflect

   challenging annual and long-term

   objectives designed to accomplish

   our business strategy.

   Executives must hold the net shares

   (shares remaining after the payment

   of taxes and any exercise price)

   received upon the exercise of stock

   options or vesting of deferred stock

   units or performance share units

   until the stock ownership guideline

   is met; in addition, all net shares

  must be held at least one year

  from exercise/vesting regardless

  of ownership compliance.

Heavily weight the mix of fixed and variable compensation toward the variable components to align compensation with achieving relevant financial, strategic and individual performance goals.

Heavily weight the mix of incentives toward equity that vests over multiple years to focus executives on achieving long-term TSR that exceeds the peer median and aligns with the interests of our shareholders.

Design targets to advance our long-term business strategy without incentivizing excessive risk-taking.

Require our executives to hold specified levels of stock to align their interests with shareholders and discourage short-term decision-making over driving long-term performance.

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  Compensation Discussion and Analysis

Changes to our Executive Compensation Program

Although concerns expressed by shareholders were primarily related to one-time events in 2017 and not our ongoing executive compensation program, we did make some changes to our executive compensation program in both 2018 and 2019 to enhance our pay-for-performance culture and support our new strategy; these changes were generally well received during discussions with shareholders.

Annual Incentive Program Changes
2018	Rationale	2019	Rationale
Program Design

•   Increased weighting of
financial results to 80%
(from 60% previously) and reduced individual
performance weighting
to 20% (from 40%

previously).

•   Fully aligned all commercial
leaders to local operational
results.

	• Better align annual cash incentive awards to objective, quantifiable financial performance goals. • Incent commercial leaders to deliver strong results in local markets.	• No additional changes to program design.
Performance Measures
• Added Adjusted Gross Margin Percent, weighted at 20% of the financial performance rating. • Removed cash conversion cycle. • Removed market share overlay.

•   Align to the last year of the

margin expansion goal and

promote growth and long-term

brand health.

•   Achieved the desired impact of

changing the culture to reduce

cash conversion volatility during

the year.

•   Focus executives only on key metrics committed to in 2018 (i.e. Free Cash Flow and margin expansion).

•   Added Organic Volume as a

metric weighted at 15% of

the financial performance

rating.

•   Reduced weighting of

Organic Net Revenue

Growth to 25%.

•   Replaced Adjusted Gross

Margin Percent with

Adjusted Gross Profit

dollars (with a 20%

weighting).

•   Added market share overlay.

•   Balance top-line growth

metrics; focus on volume and

revenue metrics is healthy for

the business and produces

higher quality and more

sustainable earnings.

•   Adjusted Gross Profit dollars

supports the new strategy of

focusing on growing both local

and global brands.

•   Market share enables us to

assess and incent quality of

results, an important aspect of

the new strategy.

Long-Term Incentive Program Changes
2018 – 2020 cycle	Rationale	2019 – 2021 cycle
Performance Measures
• Replaced Adjusted Return on Invested Capital (“ROIC”) Increase with Adjusted EPS growth.

•   Over the past three years we made strong progress in improving Adjusted ROIC from 7.5% to 10%.

•   However, our balance sheet is predominantly Goodwill which restricts our ability to further impact ROIC.

•   We are shifting to an Adjusted EPS growth metric since increased profitability is the key lever for further impacting ROIC; provides clear line of sight and aligns with shareholder interests.

• No change from 2018.

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  Compensation Discussion and Analysis

Peer Group Changes for 2019

The Company uses two different groups of companies to benchmark executive compensation and assess relative performance. We use our Compensation Survey Peer Group to assess the competitiveness of the compensation of our named executive officers (global peers of similar size who are primarily consumer-facing). We use our Performance Peer Group to assess relative performance (industry peers).

The Compensation Committee, with input from its independent compensation consultant, refreshed our Compensation Survey Peer Group in 2019. We had not changed this peer group since 2012 and changes in the Company warranted a review of our comparator companies. Reassessing this peer group resulted in a set of compensation peers more closely aligned to our business, complexity, breadth, scope, median revenues and market capitalization. The median revenue of our new Compensation Survey Peer Group is $25.3 billion compared to our 2018 revenue of $25.9 billion. We made the following changes to the Compensation Survey Peer Group for 2019:

ADDED	REMOVED
• The Estée Lauder Companies Inc. • Newell Brands Inc. • Starbucks Corporation	• Abbott Laboratories • Danone(1) • DowDuPont Inc. • Nestlé S.A.(1) • Pfizer Inc. • Unilever PLC(1) • United Parcel Service, Inc.

In constructing our Compensation Survey Peer Group, the Compensation Committee considered global companies with the following attributes:

•	Similar revenue size;
•	Similar market capitalization;
•	Primarily focused on food/beverage or consumer/household products or are consumer-facing companies;
•	Recognized for their industry leadership and brand recognition;
•	Executive positions similar in breadth, complexity and/or scope of responsibility; and
•	Competitors for executive talent.

The Compensation Committee also considered companies outside the consumer products industry based on the following criteria:

•	Similar revenue size;
•	Strong global presence;
•	World-class marketing capabilities specifically focused on the consumer;
•	Manufacturing companies; and
•	Multiple lines of business.

(1) For foreign-based competitors, the Compensation Committee will continue to monitor pay practices as available and relevant.

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  Compensation Discussion and Analysis

The companies added to the Compensation Survey Peer Group are U.S.-based consumer product companies that are of similar complexity and size and have sizable foreign operations. Companies removed from the Compensation Survey Peer Group included both foreign-based competitors where benchmark compensation data is unavailable for most roles and U.S.-based companies that are more complex or in market sectors that are irrelevant to our Company.

The Compensation Committee, with input from its independent compensation consultant, CAP, also reviewed the Performance Peer Group but did not make any changes as that group continues to be a good fit for performance comparisons. See “Peer Groups for Pay and Performance” for additional information on our peer groups.

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Our Executive Compensation Governance Practices

Reflect Best Practices to Protect and Promote our Shareholders’ Interests

What we do:	What we don’t do:

✓  Require significant stock ownership. Our stock ownership requirements – including eight times salary for the CEO – are comparable to, or greater than, our Compensation Survey Peer Group peers.

✓  Require executives to hold equity compensation for at least one year after exercising stock options or vesting of full value awards. Executives must hold net shares upon vesting and net shares acquired upon exercising stock options for at least one year regardless of ownership level.

✓  Provide for “clawbacks.” Under our recently enhanced policy, we can recoup incentive compensation granted or paid during the last three years upon certain financial restatements or significant misconduct.

✓  Prohibit hedging, pledging and short sales of our Common Stock.

✓  The Compensation Committee retains an independent compensation consultant. The consultant does not provide services to the Company other than advising the Compensation Committee.

✓  Conduct an annual compensation risk assessment.

✓  Engage with shareholders. We regularly engage shareholders through individual and small-group meetings as well as at major investor conferences. We take input from shareholders into account when designing our compensation programs.

✓  Offer limited number of perquisites. To remain competitive in attracting top talent, we offer a limited number of perquisites.

✓  Pay severance and vest equity only upon a “double trigger” in the event of a change in control. Our double trigger requires both a change in control and termination of the executive’s employment either without cause or for good reason.

✓  Benchmark our executive compensation and our performance against relevant comparators.

✓  Determine the majority of compensation based on objective, quantifiable pre-established performance goals.

✓  Hold an annual say-on-pay vote.

✘   Provide NEOs with tax gross-ups for perquisites or in the event of a change in control. Taxes are the NEOs’ responsibility.

✘   Re-price or exchange underwater stock options. We do not re-price outstanding stock options, whether vested or unvested.

✘   Pay dividends on unvested performance share units unless and until shares are earned. We do not pay accrued dividend equivalents unless and until the applicable performance targets are met and earned shares are awarded.

✘   Provide separate, enhanced benefit plans for our NEOs. Our NEOs generally participate in the same retirement, health and welfare plans broadly available to all salaried employees in the location where they are based.

✘   Incent short-term results to the detriment of long-term goals and results.

✘   Incent excessively risky business strategies.

✘   Guarantee annual salary increases.

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  Compensation Discussion and Analysis

Peer Groups for Pay and Performance

As previously referenced in “Changes to our Executive Compensation Program,” we use our Compensation Survey Peer Group to benchmark executive compensation against companies of similar size, scope, structure and industry and our Performance Peer Group to assess our relative performance against industry peers.

Composition and Purpose of our Compensation Survey Peer Group

Our 2018 Compensation Survey Peer Group is unchanged from 2017 other than reflecting DowDuPont Inc. after the merger of The Dow Chemical Company and E.I. du Pont de Nemours and Company. The median annual revenue of the Compensation Survey Peer Group companies at the time of our 2018 benchmarking was $31.2 billion.

In determining appropriate compensation levels for our executives, the Compensation Committee reviews compensation levels for comparable roles at companies in our Compensation Survey Peer Group. Aon Hewitt (“Aon”) provides the underlying compensation benchmarking data. At the request of the Compensation Committee, CAP reviews and evaluates Aon’s data.

As previously mentioned, we made changes to our Compensation Survey Peer Group for 2019 to better reflect our size and complexity. See “Changes to our Executive Compensation Program” for additional information.

Competitive Positioning

The Compensation Committee’s compensation strategy is to benchmark total direct compensation (at target levels), including base salary and annual and long-term incentives, at or near the median of our Compensation Survey Peer Group. Company and individual performance will determine whether actual compensation received is above or below the Compensation Survey Peer Group median.

To further validate our compensation levels, using data provided by CAP, the Compensation Committee retrospectively evaluates how well we aligned pay-for-performance compared with our Compensation Survey Peer Group.

Composition and Purpose of our Performance Peer Group

We compare our financial and TSR performance against our Performance Peer Group. The Performance Peer Group comparison allows us to link long-term incentive compensation directly to the delivery of superior financial results relative to our food and beverage industry peers.

Industry competitors primarily focused on the production and marketing of food and non-alcoholic beverages, regardless of revenue size or market capitalization, comprise our 2018 Performance Peer Group. We directly compete with these companies, so comparing our results with this peer group’s performance provides a valuable and relevant measure of our performance. Specifically, we compare our annualized TSR with the median annualized TSR of our Performance Peer Group to assess our results against the TSR performance measure for our performance share units. This group of companies is less relevant when we compare compensation levels for certain executive positions because differences in company size and complexity reduce comparability.

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Individual Executive Compensation Program Elements

We do not generally enter into employment agreements with any of our NEOs beyond their initial offer and transition compensation. All U.S.-based NEOs, including our CEO, are “at will” employees. This table identifies and describes the primary elements of the 2018 executive compensation program for our NEOs, including detail on each element’s specific program objective. A more detailed discussion, including definitions of the financial measures used in our Annual Cash Incentive Program and performance share unit grants, can be found in Annex A. We discuss individual compensation decisions for each NEO later in this section.

Element	Description	Program Objectives
Annual Cash Compensation
Base Salary	Ongoing cash compensation based on NEO role, responsibilities, experience, market data and individual performance.	• Attract and retain talent • Drive top-tier performance through individual contribution
Annual Cash Incentive Program

Annual cash incentive with a target award for each NEO. Actual awards may be higher or lower than target based on Company, business and individual performance. Awards range between 0% and 200% of target based on performance.

• Attract, motivate and retain talent • Drive top-tier performance – Through rigorous financial goals – Through individual contribution
Equity Program
Performance Share Units (75%)

Each NEO receives a target annual grant of performance share units at the outset of a three-year performance cycle based upon the NEO’s role and long-term individual performance.

Actual awards are determined at the end of the performance cycle by evaluating financial performance against pre-determined  targets. Awards range between 0% and 200% of target based on performance. Awards are delivered in Common Stock.

•   Attract, motivate and retain talent

•   Drive top-tier performance

–     Through rigorous financial and market measures

–     Focus on long-term sustained success

•   Enhance stock ownership/align with shareholder interests

Non-Qualified Stock Options (“NQSOs”) (25%)

Each NEO receives an annual grant of NQSOs based upon the NEO’s role and long-term individual performance. The NQSOs vest:

•   33% on the first and second anniversary of the grant date; and

•   34% on the third anniversary of the grant date.

• Attract, motivate and retain talent • Enhance stock ownership/align with shareholder interests • Link realized value solely to stock price appreciation
Deferred Stock Units	We grant deferred stock units to NEOs only in specific new hire and retention situations. The vesting periods for deferred stock unit grants vary but are typically up to three years.	• Attract and/or retain critical talent • Enhance stock ownership/align with shareholder interests

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  Compensation Discussion and Analysis

Total Target Compensation Mix

The charts below compare the 2018 total target compensation mix for our CEO and, on average, our other NEOs serving as executive officers on December 31, 2018 with the average of the companies in our Compensation Survey Peer Group. This compensation mix includes base pay, target annual incentive and long-term incentive grants. The charts show that our target compensation mix aligns closely with that of our Compensation Survey Peer Group.

Base Salary

Overview

Base salary is the only element of compensation that is fixed. In setting base salaries for our NEOs, the Compensation Committee generally starts by targeting base salary at or near the median of our Compensation Survey Peer Group based on the executive’s comparable role. The Compensation Committee then considers several other factors, including NEO performance, level of responsibility, experience, potential to assume roles with greater responsibility and, if relevant, host country salary data. The Compensation Committee reviews NEO salaries annually. If awarded, salary increases for executive officers are generally effective April 1.

If there is a notable change in an executive officer’s role and responsibilities during the year, the Compensation Committee considers whether an increase is warranted.

2018 Compensation Actions

Mr. Zaramella’s annual base salary was increased to $700,000 on August 1, 2018 when he became Executive Vice President and Chief Financial Officer (“CFO”) and completed an international permanent transfer to the United States. The Compensation Committee set his base salary below the median of our Compensation Survey Peer Group with the expectation of bringing Mr. Zaramella’s base salary to parity with the peer group based on performance over time. In April 2018, prior to his appointment as CFO, Mr. Zaramella received a base salary increase based on his individual performance assessment in his previous role.

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Effective as of her June 11, 2018 start date, Ms. Alviti’s annual base salary is $600,000. The Compensation Committee set Ms. Alviti’s base salary at the median of our Compensation Survey Peer Group to reflect her several years of experience as a Chief Human Resources Officer (“CHRO”) at her previous employer.

None of our other NEOs received a base salary increase in 2018.

Annual Incentive Program

Overview

We design our Annual Cash Incentive Program to motivate our NEOs to achieve or exceed our annual financial and strategic goals. The Compensation Committee sets the formula, target, threshold and maximum annual incentive opportunities at the beginning of each year. Targets are set based on internal financial and operating plans for the year as well as external market factors. The Compensation Committee determines actual awards earned by an NEO on annual financial results and individual NEO performance. Annual incentive award payouts can vary greatly from year-to-year based on actual Company financial performance as well as individual performance relative to the target goals.

Annual Incentive Program Award Formula

The Compensation Committee used the formula below to determine the awards to NEOs under the 2018 Annual Incentive Program. The Financial Result Weighting increased to 80% in 2018 (from 60% in 2017) and the Individual Performance Weighting decreased to 20% in 2018 (from 40% in 2017).

lry as of December 31,2018 target annual incentive opportunity (% of base salary)= target annual incentive amount target annual incentive amount financial result weighting (80%) corporate rating (0-200%) target annual incentive amount individual performance weighting (20%) individual performance rating (0-200%) actual program award

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  Compensation Discussion and Analysis

In setting the target annual incentive opportunity for each NEO, the Compensation Committee annually reviews benchmark data from our Compensation Survey Peer Group. Based on the data for the executive’s comparable role, the Compensation Committee generally sets the target annual incentive opportunity at or near the median of our Compensation Survey Peer Group. The chart below describes each of the Annual Incentive Program elements.

Annual Incentive Program Element	Key Provisions
Target Annual Incentive Opportunity

The 2018 target annual incentive opportunity is a target percentage of base salary and reflects the role and responsibility of each NEO:

•     Mr. Van de Put: 150%

•     Mr. Gladden and Mr. Cofer: 100%

•     Mr. Zaramella: 100% effective August 1, 2018

(55% January 1, 2018 through July 31, 2018)

•     Mr. Walter: 90%

•     Ms. Alviti: 80%

Financial Performance Rating (80% Weighting)

The financial performance rating for all NEOs aligns 100% to the corporate rating with the exception of Mr. Walter whose financial performance rating aligns 100% to the North America region rating. Ratings can range from 0% to 200%.

In late 2017, the Compensation Committee approved the following performance measures to assess financial performance in determining the 2018 corporate and region rating:

Performance Measures	Weighting
Organic Net Revenue Growth	40%
Adjusted Gross Margin Percent	20%
Defined EPS (Corporate) Defined Operating Income (Region)	20%
Free Cash Flow	20%

The Compensation Committee chose these performance measures to incent: • top-line growth; • bottom-line growth; and • strong cash flow.

The Compensation Committee established the Annual Incentive Program’s 2018 performance measures assuming a target financial performance rating of 100% if the Company (or North America operations for Mr. Walter) met its targets. Performance exceeding or falling below the target goals would then result in higher or lower payouts. See Annex A for definitions of performance measures.

Individual Performance Ratings (20% Weighting)	The 2018 potential individual performance ratings and payout ranges were:

Individual Performance Ratings	Incentive Payout Ranges as a Percent of Target
Outstanding	160% - 200%
Exceeded Expectations	120% - 155%
Achieved Expectations	85% - 115%
Partially Met Expectations	20% - 80%
Below Expectations	0%

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2018 Annual Incentive Performance Results

Our 2018 financial performance included:

•	Above target Organic Net Revenue Growth;
•	Below target Adjusted Gross Margin Percent;
•	Maximum Defined EPS; and
•	Above target Free Cash Flow.

2018 Corporate Rating

To determine awards for all NEOs except Mr. Walter, the Compensation Committee first evaluated the 2018 Company results against the 2018 Company performance goals:

		Performance Goals			Performance Results
Performance Measures(1)	Weighting	Threshold	Target	Maximum	2018 Actual	Performance Rating
Organic Net Revenue Growth	40%	-0.5%	1.5%	4.0%	2.4%	144%
Adjusted Gross Margin Percent	20%	39.7%	40.6%	41.5%	40.1%	75%
Defined EPS	20%	$2.31	$2.41	$2.51	$2.53	200%
Free Cash Flow	20%	$2,295	$2,700	$3,375	$2,853	106%
Final Corporate Rating						134%

Overall, we achieved an above target performance rating of 134% for Corporate under the 2018 Annual Cash Incentive Program.

2018 North America Rating

To determine the award for Mr. Walter, the Compensation Committee first evaluated the 2018 North America results against the 2018 North America performance targets:

Performance Measures(1)	Weighting	Target	Performance
Organic Net Revenue Growth	40%	0.3%	Above Target
Adjusted Gross Margin Percent	20%	43.8%	Below Target
Defined Operating Income	20%	$1,449	Below Target
Free Cash Flow	20%	$911	At Target
Final North America Business Unit Rating			76%

This performance resulted in a rating of 76% for North America under the 2018 Annual Cash Incentive Program. The Compensation Committee considered the targets, actual results and overall business unit rating in North America in determining the final 2018 award for Mr. Walter.

Individual Performance Ratings

At the beginning of each year, based on the annual financial and strategic plan, our CEO and the other NEOs develop annual quantitative and qualitative objectives. Our CEO discusses his objectives with the Compensation Committee. Following this discussion and input, the Compensation Committee approves the CEO’s annual goals.

At the conclusion of the annual performance period:

•

Our CEO provides a detailed review of his performance relative to his annual objectives to the full Board. After consultation with the full Board, the Compensation Committee determines the CEO’s individual performance rating.

•

For each of the other NEOs, the CEO provides the Compensation Committee with an individual performance assessment and rating recommendation based on the NEO’s contributions in specific areas, such as achievement of key strategic initiatives, operational efficiency, enterprise leadership, quality of financial results and talent management. The Compensation Committee reviews and discusses the recommendations made by the CEO before determining each NEO’s individual performance rating.

(1) See definitions in Annex A; U.S. dollars for Free Cash Flow and Defined Operating Income in millions.

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  Compensation Discussion and Analysis

•

For 2018, Mr. Van de Put prepared a comprehensive self-assessment as well as assessments for each of the NEOs. These assessments were presented to the Board and Compensation Committee for their consideration. After due consideration, the Compensation Committee determined individual performance ratings and compensation actions.

Based on its evaluation, the Compensation Committee determined each NEO’s individual performance rating for 2018 considering primarily the factors described in the following table:

	Primary Annual Objectives	Committee’s Review and Determination
Mr. Van de Put	• Achieve key Company financial goals (see performance goals in “2018 Corporate Rating”) • Build talent pipeline and culture to drive growth • Progress the strategic agenda

Mr. Van de Put’s individual performance rating reflects the following:

•  Delivered generally at or above target financial performance versus internal plan:

•  Organic Net Revenue Growth and Free Cash Flow above internal targets.

•  Adjusted Gross Margin Percent slightly below internal target.

•  Adjusted EPS growth significantly above internal target.

•  Developed and introduced a new strategic plan for the Company to drive  consumer-centric growth.

•  Inclusion & Diversity emphasis resulting in a contemporary global parental leave policy, a female mentorship program, unconscious bias training and progress toward increasing executive female representation.

•  Made improvements in North America; began to see a turnaround with positive Organic Net Revenue Growth, volume growth and market share growth.

Mr. Zaramella	• Achieve key Company financial goals (see performance goals in “2018” Corporate Rating”)

Mr. Zaramella’s individual performance rating reflects the following:

•  Financial performance versus internal plan:

•  Organic Net Revenue Growth and Free Cash Flow above internal targets.

•  Adjusted Gross Margin Percent slightly below internal target.

•  Adjusted EPS growth significantly above internal target.

Ms. Alviti	• Drive organizational change in connection with the strategic agenda • Advance the culture agenda to support the new strategy

Ms. Alviti’s individual performance rating reflects the following:

 •  Led high-impact change to drive to a simpler and local-first operating model.

•  Led development of strategic roadmap and performance accountability to drive a winning growth culture.

•  Drove new thinking around Company purpose, approach to talent management, operating rhythm and enrollment of the organization.

•  Aligned the function around a simple interconnected talent strategy to build a deep succession bench.

Mr. Cofer	• Progress new growth strategy

Mr. Cofer’s individual performance rating reflects the following:

•  Played a key leadership role in creating and aligning the new strategy.

•  Launched several key initiatives to drive revenue growth.

•  Revitalized the Company’s orientation around strategic marketing.

•  Delivered strong e-commerce growth.

•  Developed a new, more agile, approach to innovation and renovation, including the creation of SnackFutures, a disruptive Innovation and Venture Hub within

Mondelēz International.

Mr. Walter	• Achieve key financial goals for the North America region (see performance goals in “2018 North America Rating”)

Mr. Walter’s individual performance rating reflects the following:

•  North America demonstrated progress against its turnaround objectives:

•  Over-delivered versus target Organic Net Revenue Growth, volume growth and market share growth

•  Did not achieve Adjusted Gross Margin Percent and Adjusted OI target; however, Adjusted OI did grow versus prior year

•  Free Cash Flow at target

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Annual Cash Incentive Program Decisions

The Compensation Committee retains discretionary authority to adjust the final Corporate and North America ratings (up or down) by as much as 25 percentage points (“pp”) to recognize more subjective, less quantifiable factors – such as how well we performed based on compliance, diversity and the quality of our results. The Compensation Committee did not adjust any 2018 performance ratings.

After determining the 2018 corporate rating and each NEO’s individual performance against the annual objectives described above, the Compensation Committee approved the following annual incentive cash payments:

		Target Incentive		Target		Company Performance		Individual Performance		Total	Total Incentive
Name	Base Salary	(% of Salary)		Incentive Amount		Metric Weighting	Incentive Payment	Metric Weighting	Incentive Payment	Incentive Payment	Payment as % of Target
Mr. Van de Put	$1,450,000	150%		$2,175,000		80%	$2,331,600	20%	$587,250	$2,918,850	134%
Mr. Zaramella	$700,000	74	%(1)	$517,041		80%	$554,267	20%	$129,263	$683,530	132%
Mr. Gladden	$900,000	100%		$522,740	(2)	80%	$560,377	20%	$104,548	$664,925	127%
Ms. Alviti	$600,000	80%		$268,274	(3)	80%	$287,590	20%	$69,750	$357,340	133%
Mr. Cofer	$875,000	100%		$875,000		80%	$938,000	20%	$218,750	$1,156,750	132%
Mr. Walter	$725,000	90%		$652,500		80%	$396,720	20%	$130,500	$527,220	81%

(1) Mr. Zaramella’s 2018 annual incentive award was prorated at a 55% target through July 31, 2018; from August 1, 2018 through December 31, 2018 his target was 100%.

(2) Mr. Gladden received a prorated 2018 annual incentive award for service through July 31, 2018 based on actual individual and Company performance for his 2018 employment at the Company. He did not receive any other compensation upon separation from the Company and forfeited his outstanding long-term incentive grants.

(3) Ms. Alviti’s 2018 annual incentive award was prorated based on her June 11, 2018 hire date.

Equity Program

Overview

We design our equity grants to align our executive officers’ and shareholders’ interests. For our 2018 equity program, the Compensation Committee used the same mix used in 2017: 75% performance share units and 25% NQSOs.

The Compensation Committee develops target long-term incentive grants based on an analysis of competitive target grant levels that approximate the median total long-term incentives of our Compensation Survey Peer Group. The Compensation Committee may make an equity grant to an NEO above or below target based on the Compensation Committee’s qualitative review of the NEO’s individual performance. Generally, the equity grant value is between 50% and 150% of the target.

2017 equity program 75% performance share units incents achievement of long-term operational objectives strengthens retention facilitates stock ownership strengthens ties to shareholders 25% NQSOs requires share price appreciation for value creation strengthens retention facilitates stock ownership strengthens ties to shareholders 25% adjusted ROIC increase 25% organic net revenue growth 50% annualized relative TSR

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  Compensation Discussion and Analysis

Annual Equity Grants to NEOs

The table below shows the 2018 annual equity grants to our NEOs. These grants reflect individual performance, Company performance and external market positioning.

	2018 Annual Equity Grant(1)
Name	Performance Share Units	NQSOs
Mr. Van de Put	155,140	258,570
Mr. Zaramella	13,450	22,410
Mr. Gladden(2)	81,020	135,030
Ms. Alviti(3)	27,970	46,610
Mr. Cofer	38,790	64,650
Mr. Walter	36,200	60,340

(1) Except for Ms. Alviti, the grant date for the annual equity grants was February 22, 2018. Grants of performance share units are reflected at target since actual shares earned, if any, will be determined after the three-year performance cycle ending on December 31, 2020.

(2) Mr. Gladden received a 2018 annual equity grant; however, upon his separation it was forfeited.

(3) Ms. Alviti received an annual equity grant on her June 11, 2018 employment start date, in lieu of the grant she would have received from her prior employer. These performance share units and stock options are generally subject to the same terms and conditions as the grants made to the NEOs on February 22, 2018.

We present the actual equity grants, including grant date fair value, in the 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards table under “Executive Compensation Tables.” Our 2018 annual equity grant date was the regularly scheduled Compensation Committee meeting following the release of our annual financial results. The exercise price for all NQSO grants equals the closing stock price on the grant date.

Performance Share Units

The Compensation Committee grants performance share units as a part of the annual equity grant to motivate executives to 1) achieve or exceed our long-term financial goals and 2) deliver top-tier shareholder returns. The Compensation Committee sets performance targets for a three-year performance cycle.

At the end of the three-year performance cycle, the awards will only vest if the Compensation Committee determines that Company results meet or exceed the performance thresholds that the Compensation Committee set at the beginning of the cycle. The number of shares earned by an executive depends on the Company’s achievement of key financial measures and annualized TSR relative to the median of our Performance Peer Group. Vesting and settlement via issuance of shares occurs in the first quarter following the end of the performance cycle, provided the Compensation Committee certifies performance at or above threshold levels.

To address unforeseen or unintended consequences, the Compensation Committee retains discretion to adjust the final business performance rating for a performance cycle (up or down) by as much as 25pp, allowing it to factor in a subjective review of quality of financial results, portfolio management, innovation and talent development. Dividend equivalents accrue during the performance period and are paid out in cash in the first quarter following the issuance of shares. The amount paid is based on the actual number of shares earned under the plan.

The Compensation Committee uses the following formula to determine actual shares earned by participants, including our NEOs. Each element of this formula is discussed below.

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2018-2020 Performance Cycle Design

Award Element	Explanation of Key Provisions
Target Incentive Opportunity	Each NEO’s target number of performance share units is based on 75% of the total annual equity grant value.

Following the end of the performance cycle, the number of shares actually earned may range from 0% to 200% of the target number of performance share units granted based on the final business performance rating for the performance cycle.

Business Performance Rating	Rating ranges from 0% to 200%. Performance measures are:

Measures	Weighting
Organic Net Revenue Growth	25%
Adjusted EPS Growth	25%
Annualized Relative TSR	50%
See Annex A for definitions of the above measures.

For the 2018-2020 performance share units, the target set for Annualized Relative TSR is the median of the Performance Peer Group. The Compensation Committee sets our financial performance targets for Organic Net Revenue Growth and Adjusted EPS Growth based on annual average growth while also taking into consideration our long-term strategy and external guidance.

Although we do not prospectively disclose specific financial performance targets, we do disclose them retrospectively, along with results, at the end of each performance cycle (see “2016-2018 Performance Cycle Results”). Revealing specific targets prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies and potentially harm us competitively.

We design our financial performance targets to be challenging and there is a plausible risk that no shares will be earned or that awards will payout below target. To provide shareholders with a better understanding of our performance goals, we have provided some guidance below on the performance targets, thresholds and maximums for our 2018-2020 performance cycle.

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  Compensation Discussion and Analysis

Metrics	Threshold	Target	Max
Organic Net Revenue Growth	-1.0pp of target	Greater than the 2.2% growth target for the 2016-2018 PSUs	+1.2pp of target
Adjusted EPS Growth	-1.3pp of target	High single-digit in line with current strategy	+2.7pp of target
Annualized Relative TSR	25th percentile	Median	90th percentile

The performance measures for cash awards under our Annual Incentive Program and share awards for our performance share units both include Organic Net Revenue Growth and Adjusted EPS Growth. Both Organic Net Revenue Growth and Adjusted EPS Growth are fundamental drivers of shareholder value that we believe should be incentivized over both the short- and long-term. One-year targets (under the Annual Incentive Program) and three-year targets (for the performance share units) for Organic Net Revenue Growth and Adjusted EPS Growth create complimentary, yet different, incentives for our employees to achieve strategic goals and are key drivers impacting our operational and financial performance and advancing our new strategic plan.

The Compensation Committee uses different benchmarks to measure performance relative to each metric:

•	Performance measures for the short-term incentive awards are set on an annual basis and are based on annual operating targets; and
•

Performance measures for performance share units are set at the beginning of the first year and are based on cumulative performance goals over a three-year time period. Earned performance share units vest and pay out three years following the date of grant. The actual value realized by our named executive officers with respect to these awards is based on achievement of performance goals and stock price at time of vesting.

And

2016-2018 Performance Cycle Results

The Compensation Committee determined the shares earned for the 2016-2018 performance cycle based on a performance rating that included the Company’s performance on key financial goals (Organic Net Revenue Growth and Adjusted ROIC Increase) and an Annualized Relative TSR goal. In determining our Annualized Relative TSR performance, we used our 2018 Performance Peer Group (see “Composition and Purpose of our Performance Peer Group”). The following chart details:

•	the key financial measures, weightings and performance standards the Compensation Committee set in 2016;
•	our actual performance; and
•	the final business performance rating approved by the Compensation Committee following the end of the 2016-2018 performance cycle.

The Compensation Committee did not apply any discretion to adjust the final business performance rating for the 2016-2018 performance cycle. Based on the financial performance rating, we achieved a below target performance rating of 79% for the performance share unit awards subject to the 2016-2018 performance cycle. Actual results for the 2016-2018 performance cycle included:

		2016-2018 Performance Cycle Results
Key Performance Measures	Weighting	Threshold	Target	Maximum	Actual	Performance Rating
Organic Net Revenue Growth(1)	25%	1.2%	2.2%	4.2%	1.5%	65%
Adjusted ROIC Increase(1)	25%	9.5%	10%	11%	10.1%	110%
Annualized Relative TSR	50%	25th percentile	Median	90th percentile	35thpercentile	70%
Final Business Performance Rating						79%

(1) See definitions in Annex A.

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Performance Share Unit Awards for the 2016-2018 Performance Cycle

Based on target awards and the performance rating, the shares earned (before taxes) for each NEO for the 2016-2018 performance cycle were as follows:

Name(1)	Shares Earned
Mr. Zaramella(2)	14,797
Mr. Gladden(3)	0
Mr. Cofer	33,583

(1) Messrs. Van de Put and Walter and Ms. Alviti did not receive awards for the 2016-2018 performance cycle because they commenced employment after the first year of the performance cycle.

(2) Mr. Zaramella received the 2016-2018 PSU grant before he was an NEO; as such, his award had different performance metrics than Mr. Cofer’s award.

(3) Mr. Gladden forfeited all outstanding equity as of his separation date.

2018 Performance Cycle Results for the CEO

Upon joining the Company, Mr. Van de Put was granted 228,194 performance share units subject to a one-year performance period ending on December 31, 2018. Since the performance cycle was complete at year end 2018, the Compensation Committee determined the shares earned based on achievement against key financial goals: 2018 Adjusted EPS Growth vs. 2017 and 2018 Organic Net Revenue Growth. The chart below details the target and actual result for each metric and the final achievement against the goals:

		Performance Range		Results
Weighting	Metrics	Target	Threshold	Actual	Payout %
100%	2018 Adjusted EPS Growth vs. 2017	10.0%	5.0%	15.0%	100%
+25%	2018 Organic Net Revenue Growth (“ONRG”)	ONRG equal to or greater than 2.7% category growth	N/A	2.4%	0.0%

				Total	100%

Based on the target award and the performance rating, 100% of the 228,194 shares were earned under the plan. Achieving the 2018 Organic Net Revenue Growth target could have increased the number of shares earned by 25%. Since the target was not met, the number of shares earned was not increased. Although the performance period is complete, the shares do not vest until January 1, 2020, subject to Mr. Van de Put’s continued employment through such date.

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  Compensation Discussion and Analysis

Other 2018 Compensation Actions

The following compensation actions occurred for specific reasons described below. They are not part of our recurring compensation program.

Mr. Gladden’s Separation

Mr. Gladden, our former Executive Vice President and CFO, terminated his employment on July 31, 2018 and received a prorated Annual Incentive Program award for his period of employment in 2018. The payout was based on actual business and individual performance results and was paid at the same time as for all employees. All of his unvested equity awards were forfeited.

2018 Equity Grant to Mr. Zaramella Effective with His Appointment to CFO

In line with our internal succession plan, effective August 1, 2018, Mr. Zaramella was appointed as Executive Vice President and CFO. To align his 2018 equity award more closely to benchmark roles in our peer group, Mr. Zaramella received a one-time performance-based equity grant that:

•	had a grant date target value of $1,000,000(1);
•	consisted of 17,520 performance share units subject to the 2018-2020 performance cycle and 29,190 NQSOs; and
•

is subject to the same terms and conditions as the 2018 annual equity grants made to eligible employees; NQSOs vest 33% on the one and two-year anniversaries of the grant, respectively, and 34% on the three-year anniversary of the grant, subject to his continued employment through each such date.

CHRO Recruitment Package

Ms. Alviti commenced employment as Executive Vice President and Chief Human Resources Officer on June 11, 2018. To offset the loss of certain compensation she forfeited from her previous employer and to incent her to join the Company, the Compensation Committee approved compensation including:

•

a 2018 equity grant consisting of 75% performance share units and 25% stock options with a grant date target value of $1,500,000(1), subject to the same other terms and conditions as the grants made to our NEOs on February 22, 2018. As Ms. Alviti fully forfeited her right to a 2018 grant with her previous employer, this grant was to provide her with equity consistent with the 2018 grants received by all executive leaders within the Company (see “Annual Equity Grants to NEOs” above);

•

a one-time grant of 36,050 deferred stock units with a grant date target value of $1,450,000(1), to partially offset the current value of previously granted but not yet vested equity grants that she forfeited from her previous employer. The deferred stock units vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, subject to continued employment through each such date; and

•

cash payments of $500,000 at hire and $250,000 in January 2019, subject to full repayment if her employment with us terminates before June 11, 2020, to compensate for loss of 6 months of an annual incentive award, certain retirement benefits and the value of an equity award that was scheduled to vest in 2019 but forfeited upon her separation from her previous employer.

Upon an involuntary termination without cause or termination due to death, disability or Good Reason as defined under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.” Ms. Alviti will fully vest in the deferred stock units. Other than the vesting schedule and separation treatment described above, terms are the same as annual grants to our other employees.

(1) Differs from the value in the “Grants of Plan Based Awards” (“GOPBA”) table. Value in the GOPBA table represents the accounting value of the award; Stock Options are valued using the
Black Scholes valuation and since Relative TSR is a metric in our Long-Term Incentive Program, 50% of the accounting value for the Performance Share Units is based on our Monte Carlo valuation.

58	2019 Proxy Statement

  Compensation Discussion and Analysis

Requiring Our Executives to be Significant Shareholders

To further align NEO and shareholder interests, and to incent our NEOs to focus on shareholders’ interests, the Compensation Committee requires all executives to hold a significant amount of Common Stock. Importantly, the Committee also requires NEOs to hold 100% of stock received upon vesting of performance share units or deferred stock units or upon the exercise of stock options for at least one year following the event. The following chart summarizes our requirements.

Key Provisions	Explanation of Key Provisions
Ownership Requirement	• CEO: 8 times salary. • Other NEOs: 4 times salary.
Time to Meet Requirements	• 5 years from employment date or 3 years following a promotion.
Shares Counted Toward Ownership

•     Common Stock, including sole ownership, direct purchase plan shares, unvested deferred stock units and accounts over which the executive has direct or indirect ownership or control.

•     Excludes unexercised Mondelēz International stock options and unvested performance share units.

Additional Holding Requirements

•     Until an NEO satisfies our stock ownership requirements, the NEO must hold 100% of all shares acquired under our equity program (including stock after the restrictions have lapsed, shares awarded for vested deferred stock units, shares acquired upon exercise of a NQSO and shares awarded for performance share units), net of shares withheld for taxes or payment of exercise price.

•     Once an NEO satisfies our stock ownership requirements, the NEO must hold 100% of new shares acquired, net of shares withheld for taxes or payment of exercise price, for at least one year after the stock option exercise or receipt of shares awarded under our equity program.

Our stock ownership requirements are comparable to or greater than such requirements at the majority of companies in our Compensation Survey Peer Group.

The Compensation Committee monitors our executives’ compliance with these requirements. As of March 12, 2019, all of our NEOs satisfied, exceeded or were on track to meet their stock ownership requirements and adhered to the holding requirements.

Other Compensation Elements

Element	Description	Program Objectives
Deferred Compensation and Executive Perquisites
Deferred Compensation Plan	Allows NEOs and other executives to defer certain compensation elements. The specific terms and conditions depend on the plan which applies to the NEO based on the NEO’s employment entity.	• Attract and retain talent • Provide opportunity to build future financial security
Limited Perquisites	Generally limited to car and financial counseling allowances. In addition, we require the use of a private (non-commercial) aircraft for the CEO’s business and personal travel.	• Attract and retain talent • Ensure personal financial planning support for key executives • Ensure CEO’s personal safety and facilitate efficiency

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  Compensation Discussion and Analysis

Deferred Compensation

In 2018, our U.S.-based NEOs were eligible to participate in the Mondelēz Global LLC Executive Deferred Compensation Plan (“MEDCP”), a voluntary non-qualified deferred compensation plan. The MEDCP allows executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their award under the Annual Incentive Program. NEOs may invest deferred amounts in one or more notional investment options.

The MEDCP is similar to plans provided to executive officers at many of the companies in our Compensation Survey Peer Group. The Compensation Committee believes the MEDCP aids in recruitment and assists executives in managing their future cash flow.

Limited Perquisites; No Executive-Only Welfare Plans or Tax Gross-ups

The Compensation Committee believes offering certain limited perquisites is important for executive retention and recruitment. We offer limited perquisites, including car and financial planning allowances, to our NEOs similar to those offered by companies in our Compensation Survey Peer Group and do so at comparable costs.

In addition, based on the findings of an independent, third-party security study, we require our CEO to use a private (non-commercial) aircraft for both business and personal travel. Use of private aircraft allows our CEO to be more secure, productive and efficient when traveling, particularly since we do business in over 150 countries.

Our NEOs generally participate in the same retirement, health and welfare plans broadly available to all salaried employees in the location where they are based.

The footnotes to the Summary Compensation Table under “Executive Compensation Tables” list the perquisites we provided to our NEOs in 2018. We do not provide our NEOs with tax gross-ups on perquisites or health and welfare benefits.

Retirement and Separation Benefits

Element	Description	Program Objectives
Retirement and Separation Benefits
Retirement Benefit Programs

We offer a defined benefit pension plan, where the normal form of benefit is a life annuity based on the participant’s income or defined contribution plans where the Company periodically contributes a set dollar amount to an account maintained in the participant’s name.

Additionally, we provide supplemental retirement plans intended only to replace benefits which cannot be provided under the broad-based retirement plan typically due to legal limitations applicable to broad-based plans. For example, our U.S.-based NEOs are eligible for a non-qualified executive retirement plan which is intended to provide benefits that are not payable under the Company’s tax-qualified pension and defined contribution plans based on statutory compensation limits or due to the NEO’s deferral of compensation.

• Attract and retain talent • Provide financial security in retirement • Replace a portion of cash compensation in retirement
Change in Control Severance Plan	Provides for severance benefits if an NEO is terminated without cause or resigns for good reason within two years after a change in control.	• Attract and retain talent • Focus on delivering top-tier shareholder value in periods of uncertainty • Support effective transition
Other Benefits
Other Benefits	Provide health, welfare and other benefits.	• Attract and retain talent • Promote executive health • Provide death benefits to beneficiaries

60	2019 Proxy Statement

  Compensation Discussion and Analysis

Retirement Benefits

Our U.S.-based NEOs are eligible for broad-based U.S. employee benefit plans on the same terms as U.S. salaried employees, including two tax-qualified plans – the Mondelēz Global LLC Retirement Plan (“Retirement Plan”) and the Mondelēz Global LLC Thrift Plan (“Thrift Plan”). The Retirement Plan was closed to new participants in 2009; as a result, only Mr. Cofer participates in that plan. Accruals under the Retirement Plan and the defined benefit portion of the Supplemental Plan (as defined below) will cease after 2019. U.S. salaried employees who are not eligible to participate in the Retirement Plan receive a Company contribution based on a percentage of eligible compensation under the Thrift Plan.

We also provide an unfunded non-qualified plan, the Mondelēz Global LLC Supplemental Benefits Plan (“Supplemental Plan”), for eligible U.S. employees. The Supplemental Plan provides benefits not provided under the Retirement Plan or Thrift Plan because:

•	an employee’s compensation exceeds the tax-qualified plan compensation limit under Code Section 401(a)(17);
•	an employee elects to defer compensation under either the MEDCP or the Supplemental Plan; or
•	a Retirement Plan participant’s benefit exceeds the limits under Section 415 of the Code.

The Compensation Committee believes the Retirement Plan, Thrift Plan and non-qualified Supplemental Plan are integral pieces of our overall executive compensation program because they promote the retention of our executive leadership team over the long-term. The Compensation Committee believes our NEOs should receive the same defined benefit accruals, be able to defer the same percentage of their compensation and receive the same corresponding notional employer contributions as all other employees, without regard to the Code’s compensation limit applicable to tax-qualified plans or whether the NEO has elected to defer compensation.

Change in Control Severance Plan

In order to better ensure the retention of our executive leadership team in the event of a potentially disruptive corporate transaction, we maintain a Change in Control Severance Plan (the “CIC Plan”) for key senior executive officers. The CIC Plan is consistent with similar plans maintained by companies in our Compensation Survey Peer Group, including eligibility and severance benefit levels. We structure separation payments to help assure that key executives, including our NEOs, would be available to facilitate a successful transition following a change in control and provide a competitive level of severance protection if the executive is involuntarily terminated without cause or resigns for good reason within two years following a change in control (“double trigger”). In the event that a payment under the CIC Plan or otherwise triggers an excise tax under Code Section 4999, the payment will be the greater of the full benefit or a reduced benefit that does not trigger the excise tax as determined on an after-tax basis for each. We do not provide any tax gross-ups for taxes payable on change in control benefits.

We further describe the severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.”

Non-Change in Control Severance Agreements

Although we generally do not have individual severance or employment agreements with any of our NEOs, we would typically provide separation benefits as consideration for the NEO entering into an agreement protecting our interests. The severance payments and other benefits provided to a typical NEO are described under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control.”

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  Compensation Discussion and Analysis

Our Policy Authorizing Recoupment of Executive Incentive Compensation in the Event of Certain Restatements or Significant Misconduct

The Board or an appropriate committee of the Board may determine the extent to which the incentive-based compensation of any NEO or executive officer involved in a restatement or significant misconduct should be recouped. The Board or committee, in its discretion, may then take the actions it deems necessary or appropriate to address the events that gave rise to the restatement or misconduct and to prevent its recurrence. Those actions may include, to the extent permitted by applicable law:

•

requiring a covered executive or executive officer to repay some or all incentive compensation granted or paid during the last three years including but not limited to, annual incentive bonus and long term incentive grants;

•	requiring the covered executive or executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares occurring in the previous three years;
•	canceling some or all of the covered executive or executive officer’s restricted stock or deferred stock unit grants, performance share units and outstanding stock options;
•	adjusting the covered executive or executive officer’s future compensation;
•	terminating the covered executive or executive officer; and/or
•	initiating legal action against the covered executive or executive officer.

Our Trading Restrictions, Anti-Hedging and Anti-Pledging Policy

Our insider trading policy limits the timing and types of transactions in Mondelēz International securities by Section 16 officers, including our NEOs (and any member of the Section 16 officer’s family sharing the same household, any corporations or other business entities they control or manage and any trusts of which they are the trustee or otherwise have investment control over). Among other restrictions, the policy:

•	allows Section 16 officers to trade Company securities only during open window periods and only after they have pre-cleared transactions with the Corporate Secretary;
•	prohibits Section 16 officers from short-selling Company securities or “selling against the box” (failing to deliver sold securities); and
•

prohibits Section 16 officers from entering into transactions in puts, calls or other derivatives on Mondelēz International securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Mondelēz International securities.

Our insider trading policy also prohibits our executive officers and certain additional executives from holding Mondelēz International securities in a margin account or pledging Mondelēz International securities as collateral for a loan.

Our Policy on Qualifying Compensation for Tax Deductibility

Section 162(m) of the Code generally places a limit of $1 million per year on the amount of deductible compensation paid to certain "covered employees," which includes our named executive officers. Section 162(m) exempted from this limitation "qualified performance-based compensation" with respect to taxable years beginning on or before December 31, 2017. Recent changes to the Code provide for a transition rule that continues to exempt qualified performance-based compensation that is payable pursuant to a binding written agreement in effect on November 2, 2017 but otherwise generally repeals the exemption for performance-based compensation. Historically, our annual incentive payout and long-term incentive grants were intended to be deductible under Section 162(m). The Committee did, however, reserve the right to, in its sole discretion, pay compensation that was not deductible under Section 162(m) if it determined that paying such compensation was needed in order to attract, retain or provide incentives to our NEOs, or was otherwise desirable. Given complexities in the tax rules, it is also possible that compensation intended to qualify for the qualified performance-based compensation exception did not so qualify. The Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation. Even though some compensation awards may result in non-deductible compensation expenses, the Committee intends to maintain strong pay-for-performance alignment of executive compensation arrangements notwithstanding loss of deductibility for certain compensation due to the repeal of the exemption for performance-based compensation.

62	2019 Proxy Statement

Executive Compensation Tables

2018 Summary Compensation Table

		Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non–Equity Incentive Plan Compensation Annual Incentive Awards(5)	Change in Pension Value(6)	All Other Compensation(7)	Total Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Van de Put, Dirk	2018	1,450,000	–	7,947,822	2,097,003	2,918,850	–	556,225	14,969,900
Chief Executive Officer	2017	162,877	10,000,000	30,001,641	975,134	1,035,300	–	267,972	42,442,924
Zaramella, Luca	2018	844,926	–	1,506,002	407,092	683,530	–	0	3,441,550
Executive Vice President and
Chief Financial Officer
Gladden, Brian	2018	546,971	–	4,150,655	1,095,093	664,925	–	137,241	6,594,885
Former Executive Vice President and	2017	900,000	–	8,520,793	1,169,600	839,000	–	192,510	11,621,903
Chief Financial Officer	2016	900,000	–	3,050,702	1,203,159	989,000	–	234,000	6,376,861
Alviti, Paulette	2018	335,342	500,000	2,837,324	337,923	357,340	–	48,673	4,416,602
Executive Vice President and Chief Human Resources Officer
Cofer, Timothy	2018	875,000	–	1,987,212	524,312	1,156,750	0	0	4,543,274
Executive Vice President and	2017	875,000	–	6,685,836	559,946	835,000	1,612,277	0	10,568,059
Chief Growth Officer	2016	875,000	–	1,460,420	576,011	769,000	1,486,779	1,881,898	7,049,108
Walter, Glen	2018	725,000	–	1,854,526	489,357	527,220	–	566,836	4,162,939
Executive Vice President and President, North America

(1) For Mr. Zaramella, this amount includes an accrued vacation payout in connection with his August 1, 2018 localization to the United States. This payout was paid in Swiss francs, and the values for this table have been converted to U.S. dollars using the conversion rate on December 31, 2018 (the “Exchange Rate”). For Mr. Gladden, this amount includes an accrued vacation payout due to his separation from the Company.

(2) Reflects the portion of Ms. Alviti’s sign on award paid in cash in 2018. Ms. Alviti will need to re-pay this amount if she leaves the company prior to June 11, 2020.

(3) Reflects grants of deferred stock units and performance share units. The amounts shown represent the full grant date fair value of the stock grants made in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our 2018 Form 10-K. For performance share units, the amounts are based on the probable outcome of the performance conditions as of the grant date. Below is a breakout of the applicable 2018-2020, 2017-2019 and 2016-2018 performance share unit grants for each NEO assuming maximum performance. Mr. Zaramella’s two 2018-2020 performance share unit grants have the same terms, consistent with the annual grant. Ms. Alviti’s grant, which was made on her date of hire, has the same terms as the annual grant.

Name	Performance Cycle	Value at Maximum Performance ($)
Van de Put, Dirk	2018 - 2020	13,500,283
	2017 - 2019	12,011,583
	2017 - 2019	6,750,233
Zaramella, Luca	2018 - 2020	1,170,419
	2018 - 2020	1,500,763
Gladden, Brian	2018 - 2020	7,050,360
	2017 - 2019	7,050,240
	2016 - 2018	7,050,720
Alviti, Paulette	2018 - 2020	2,250,466
Cofer, Timothy	2018 - 2020	3,375,506
	2017 - 2019	3,375,648
	2016 - 2018	3,375,294
Walter, Glen	2018 - 2020	3,150,124

(4) Reflects stock option grants. The amounts shown represent the full grant date fair value of the options granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our 2018 Form 10-K.

(5) Reflects awards made under our 2018 Annual Cash Incentive Program (“AIP”), which were settled in March 2019.

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  Executive Compensation Tables

(6) Reflects the aggregate increase in the actuarial present value of the benefits under the Mondelēz Global LLC Retirement Plan and Mondelēz Global LLC Supplemental Benefits Plan I, as applicable. Mr. Van de Put, Mr. Zaramella, Mr. Gladden, Ms. Alviti and Mr. Walter are not eligible to participate in the Mondelēz Global LLC Retirement Plan. The amount for Mr. Cofer is shown as zero due to the fact that his accrued pension value decreased as of December 31, 2018.

(7) The amounts shown in the “All Other Compensation” column for 2018 reflect the following:

	D. Van de Put	L. Zaramella	B. Gladden	P. Alviti	T. Cofer	G. Walter
	($)	($)	($)	($)	($)	($)
Personal use of company aircraft(a)	286,350	–	–	–	–	–
Car allowance	23,333	15,000	15,000	16,250	15,000	15,000
Financial counseling allowance(b)	10,000	7,500	–	7,500	3,600	4,601
Employer contributions on defined contribution plans(c)	223,677	12,115	122,241	24,923	76,950	45,943
Relocation expense(d)	6,002	–	–	–	–	280,781
Tax gross-up on relocation expenses(d)	3,894	–	–	–	–	213,721
Tax equalization payment(e)	–	(380,475)	–	–	(167,188)	–
Payments related to expatriate assignment(e)	–	147,943	–	–	1,500	–
Computer allowance(f)	–	–	–	–	–	2,024
Foreign tax expense and gross-up(g)	2,969	–	–	–	–	4,766
Total All Other Compensation	556,225	(197,917)	137,241	48,673	(70,138)	566,836

(a) Consistent with the findings of an independent, third-party security study, for security and personal safety, we require Mr. Van de Put to use a private (non-commercial) aircraft for all travel. Mr. Van de Put used a Company-leased aircraft for all travel. The incremental cost of personal use of the Company-leased aircraft, as reflected in the table, is the actual invoice to the Company. Mr. Van de Put is responsible for taxes in connection with his personal aircraft use and we do not reimburse him for those taxes.

(b) All U.S. executive officers are eligible for an annual financial counseling allowance up to $7,500 and, in the case of Mr. Van de Put, up to $10,000.

(c) All eligible U.S. employees, including our NEOs, receive matching Company contributions for contributions made to the Mondelēz Global LLC Thrift Plan and Mondelēz Global LLC Supplemental Benefits Plan I, if applicable. Similarly, all eligible U.S. employees hired or localized to the United States after 2008 who are not otherwise eligible to participate in the Mondelēz Global LLC Retirement Plan, including Mr. Van de Put, Mr. Zaramella, Mr. Gladden, Ms. Alviti and Mr. Walter, receive an additional non-elective Company contribution to the Mondelēz Global LLC Thrift Plan and Mondelēz Global LLC Supplemental Benefits Plan I, if applicable, equal to 4.5% of eligible compensation.

(d) At the time of his hire, Mr. Walter received our standard executive relocation assistance program, which covers moving, travel and other expenses in connection with his international relocation. Tax payments are also provided to cover the additional taxes due solely to the relocation assistance program in accordance with the policy.

(e) Mr. Zaramella, a Swiss expatriate, received payments in conjunction with his international assignment in the United States until his localization effective August 1, 2018. These payments were similar to the types of payments generally made to other employees who accept an international assignment with the Company. Payments are designed to mitigate the inconvenience of an international assignment by covering expenses for an expatriate in excess of what the expatriate would have incurred if the employee had remained in his or her home country. These payments include housing expenses, cost of living adjustments, travel expenses and other assignment related expenses. Expenses incurred in Switzerland in Swiss francs are converted to U.S. dollars using the Exchange Rate. The tax equalization payments are made pursuant to our Tax Equalization Policy and are designed to cover the additional taxes, if any, that an employee incurs due solely to the international assignment. The tax equalization amount is negative due to the fact that the effective Swiss tax rate, which Mr. Zaramella was responsible for while on assignment, is higher than the effective U.S. tax rate. Mr. Zaramella also received a benefit associated with the Company selected tax services provider preparing his required tax returns.

Mr. Cofer, a former U.S. expatriate who repatriated back to the United States in 2016, had residual assignment-related tax expenses; however, the tax equalization amount is negative due to the amount and timing of repayments related to tax equalization settlements. Mr. Cofer also received a benefit associated with the Company-selected tax services provider preparing his required tax returns.

(f) Generally, all salaried employees in the United States are eligible for a computer allowance under our Bring Your Own Computer Program, which allows eligible employees to purchase a computer of their choice for work purposes. Mr. Walter received a payment under this program.

(g) Mr. Van de Put and Mr. Walter each incurred a business-related tax expense associated with business travel to Canada. As the travel was business-related, the Company paid the Canadian tax expense on their behalf and the associated tax gross-up.

64	2019 Proxy Statement

  Executive Compensation Tables

2018 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Units(3) (#)	Options (#)	Awards(4) ($/Share)	Awards(5) ($)
Van de Put,	–	AIP	2,175,000	4,350,000	–	–	–	–	–	–
Dirk	02/22/2018	Performance Share Units	–	–	155,140	310,280	–	–	–	7,947,822
	02/22/2018	Stock Options	–	–	–	–	–	258,570	43.51	2,097,003
Zaramella,	–	AIP	517,041	1,034,082	–	–	–	–	–	–
Luca	02/22/2018	Performance Share Units	–	–	13,450	26,900	–	–	–	689,044
	02/22/2018	Stock Options	–	–	–	–	–	22,410	43.51	181,745
	08/01/2018	Performance Share Units	–	–	17,520	35,040	–	–	–	816,958
	08/01/2018	Stock Options	–	–	–	–	–	29,190	42.83	225,347
Gladden,	–	AIP	522,740	1,045,480	–	–	–	–	–	–
Brian	02/22/2018	Performance Share Units	–	–	81,020	162,040	–	–	–	4,150,655
	02/22/2018	Stock Options	–	–	–	–	–	135,030	43.51	1,095,093
Alviti,	–	AIP	268,274	536,548	–	–	–	–	–	–
Paulette	06/11/2018	Performance Share Units	–	–	27,970	55,940	–	–	–	1,387,032
	06/11/2018	Stock Options	–	–	–	–	–	46,610	40.23	337,923
	06/11/2018	Deferred Stock Units	–	–	–	–	36,050	–	–	1,450,292
Cofer,	–	AIP	875,000	1,750,000	–	–	–	–	–	–
Timothy	02/22/2018	Performance Share Units	–	–	38,790	77,580	–	–	–	1,987,212
	02/22/2018	Stock Options	–	–	–	–	–	64,650	43.51	524,312
Walter,	–	AIP	652,500	1,305,000	–	–	–	–	–	–
Glen	02/22/2018	Performance Share Units	–	–	36,200	72,400	–	–	–	1,854,526
	02/22/2018	Stock Options	–	–	–	–	–	60,340	43.51	489,357

(1) Table does not include a “threshold” column because under our 2018 AIP a zero payout was possible if threshold performance levels were not achieved and individual performance did not warrant a payout. Actual amounts under our 2018 AIP were settled in March 2019 and are disclosed in the Non-Equity Incentive Plan Compensation Annual Incentive Awards column in the 2018 Summary Compensation Table. The maximum amounts equal 200% of target.

(2) No threshold column is included because a zero payout is possible if threshold performance levels are not achieved. The target number of units shown in the table reflects the number of shares of our Common Stock earned if performance is achieved at target levels. Actual shares earned under the 2018-2020 performance cycle will be issued no later than March 15, 2021 assuming threshold performance is achieved. All shares will be awarded net of applicable tax withholding. Dividend equivalents accrue during the performance cycle and will be paid out at the end of the performance cycle in cash, net of applicable tax withholding, based on the actual number of shares earned for the performance cycle, if any.

(3) Dividend equivalents are generally paid on unvested deferred stock units at a similar time as dividends are paid to our shareholders.

(4) Exercise price equals the closing price of our Common Stock on the grant date.

(5) Amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

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  Executive Compensation Tables

2018 Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2),(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name(1)	Grant Date	Stock Ticker	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Van de Put,	11/20/2017	MDLZ	–	–	–	–	228,194	9,134,606	–	–
Dirk	11/20/2017	MDLZ	–	–	–	–	–	–	80,150	3,208,405
	11/20/2017	MDLZ	44,082	89,498	42.110	11/20/2027	–	–	–	–
	11/20/2017	MDLZ	–	–	–	–	246,448	9,865,313	–	–
	02/22/2018	MDLZ	–	–	–	–	–	–	310,280	12,420,508
	02/22/2018	MDLZ	–	258,570	43.510	02/22/2028	–	–	–	–
Zaramella,	02/23/2012	MDLZ	16,580	–	24.869	02/23/2022	–	–	–	–
Luca	02/20/2013	MDLZ	27,730	–	27.050	02/20/2023	–	–	–	–
	02/19/2014	MDLZ	21,960	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	25,380	–	36.940	02/18/2025	–	–	–	–
	02/22/2016	MDLZ	16,110	8,300	39.700	02/22/2026	–	–	–	–
	02/16/2017	MDLZ	–	–	–	–	–	–	13,550	542,407
	02/16/2017	MDLZ	7,448	15,122	43.200	02/16/2027	–	–	–	–
	10/16/2017	MDLZ	–	–	–	–	24,070	963,522
	02/22/2018	MDLZ	–	–	–	–	–	–	26,900	1,076,807
	02/22/2018	MDLZ	–	22,410	43.510	02/22/2028	–	–	–	–
	08/01/2018	MDLZ	–	–	–	–	–	–	35,040	1,402,651
	08/01/2018	MDLZ	–	29,190	42.830	08/01/2028	–	–	–	–
Alviti, Paulette	06/11/2018	MDLZ	–	–	–	–	–	–	55,940	2,239,278
	06/11/2018	MDLZ	–	46,610	40.230	06/11/2028	–	–	–	–
	06/11/2018	MDLZ	–	–	–	–	36,050	1,443,082	–	–
Cofer, Timothy	02/23/2011	KHC	15,975	–	27.260	02/23/2021	–	–	–	–
	02/23/2012	KHC	27,073	–	32.540	02/23/2022	–	–	–	–
	02/20/2009	MDLZ	31,760	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	38,640	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	39,600	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	67,110	–	24.869	02/23/2022	–	–	–	–
	02/20/2013	MDLZ	83,180	–	27.050	02/20/2023	–	–	–	–
	02/19/2014	MDLZ	73,180	–	34.165	02/19/2024	–	–	–	–
	02/18/2015	MDLZ	76,140	–	36.940	02/18/2025	–	–	–	–
	02/22/2016	MDLZ	46,761	24,089	39.700	02/22/2026	–	–	–	–
	02/16/2017	MDLZ	–	–	–	–	–	–	39,070	1,563,972
	02/16/2017	MDLZ	21,486	43,624	43.200	02/16/2027	–	–	–	–
	08/01/2017	MDLZ	–	–	–	–	114,630	4,588,639	–	–
	02/22/2018	MDLZ	–	–	–	–	–	–	77,580	3,105,527
	02/22/2018	MDLZ	–	64,650	43.510	02/22/2028	–	–	–	–
Walter, Glen	11/27/2017	MDLZ	–	–	–	–	58,870	2,356,566	–	–
	02/22/2018	MDLZ	–	–	–	–	–	–	72,400	2,898,172
	02/22/2018	MDLZ	–	60,340	43.510	02/22/2028	–	–	–	–

(1) All outstanding equity for Mr. Gladden was forfeited effective as of his July 31, 2018 separation date.

(2) The vesting schedule for all outstanding unvested stock and stock options is as follows:

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Grant Date	Grant Type	Vesting Schedule
02/22/2016	Stock Options	First tranche (33%) vested on 02/22/2017, second tranche (33%) vested on 02/22/2018 and last tranche (34%) vested on 02/22/2019.
02/16/2017	Performance Share Units	100% of the grant vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2020.
02/16/2017	Stock Options	First tranche (33%) vested on 02/16/2018, second tranche (33%) vested on 02/16/2019 and last tranche (34%) vests on 02/16/2020.
08/01/2017	Deferred Stock Units	50% vests on 08/01/2020 and remaining 50% vests on 08/01/2022.
10/16/2017	Deferred Stock Units	100% of the grant vests on 10/16/2020.
11/20/2017	Performance Share Units

Consists of two performance share unit grants to Mr. Van de Put:

•    Grant in connection with commencement of employment (Grant A): Performance conditions for Grant A (228,194 performance share units) have been satisfied and 100% of the Grant vests on 01/01/2020.

•    2017 Annual Equity Grant (Grant B): 100% of Grant B (80,150 performance share units) vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2020.

11/20/2017	Stock Options	First tranche (33%) vested on 02/16/2018, second tranche (33%) vested on 02/16/2019 and last tranche (34%) vests on 02/16/2020.
11/20/2017	Deferred Stock Units	246,448 shares vest on 11/20/2019.
11/27/2017	Deferred Stock Units	100% of the grant vests on 11/27/2020.
02/22/2018	Performance Share Units	100% of the grant vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2021.
02/22/2018	Stock Options	First tranche (33%) vested on 02/22/2019, second tranche (33%) vests on 02/22/2020 and last tranche (34%) vests on 02/22/2021.
06/11/2018	Performance Share Units	100% of the grant vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2021.
06/11/2018	Stock Options	First tranche (33%) vests on 06/11/2019, second tranche (33%) vests on 06/11/2020 and last tranche (34%) vests on 06/11/2021.
06/11/2018	Deferred Stock Units	50% vests on 06/11/2019 and remaining 50% vests on 06/11/2020.
08/01/2018	Performance Share Units	100% of the grant vests upon approval of the Compensation Committee subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 3/15/2021.
08/01/2018	Stock Options	First tranche (33%) vests on 08/01/2019, second tranche (33%) vests on 08/01/2020 and last tranche (34%) vests on 08/01/2021.

(3) The market value of unearned shares is based on the December 31, 2018 closing price of $40.03.

(4) Actual number of shares earned ranges between 0% and 200% depending on actual performance for the performance cycle. Amount reflects target award level for the 2017-2019 performance cycle and maximum award level for the 2018-2020 performance cycle.

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2018 Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Name	Exercise (#)	($)	(#)	($)
Van de Put, Dirk	–	–	102,687	4,794,866
Zaramella, Luca	–	–	14,797	652,424
Gladden, Brian	597,843	4,399,286	–	50,437
Alviti, Paulette	–	–	–	26,677
Cofer, Tim	–	–	141,903	6,176,591
Walter, Glen	–	–	–	56,515

(1) Amount shown is calculated based on the fair market value of the Common Stock on the date of exercise.

(2) Amounts shown are calculated based on the fair market value of the Common Stock on the date of vesting and include the value of shares awarded for the 2016-2018 performance cycle based on actual performance for the cycle, which ended on December 31, 2018, and the December 31, 2018 closing price of $40.03. The amounts also include earned dividend equivalents for deferred stock units and accrued dividend equivalents for performance share units based on the actual share award for the 2016-2018 performance cycle. The amounts shown include the following:

•	Mr. Van de Put: $308,471 in dividend equivalent payments for his 2017 deferred stock unit grant.
•

Mr. Zaramella: $36,993 in accrued dividend equivalents for his actual share award for the 2016-2018 performance cycle and $23,107 in dividend equivalent payments for his 2017 deferred stock unit grant.

•	Mr. Gladden: $50,437 in dividend equivalent payments for his 2017 deferred stock unit grant, earned prior to his separation.
•	Ms. Alviti: $26,677 in dividend equivalent payments for her 2018 deferred stock unit grant.
•

Mr. Cofer: $185,869 in dividend equivalent payments for his 2015 and 2017 deferred stock unit grants and $83,958 in accrued dividend equivalents for his actual share award for the 2016-2018 performance cycle.

•	Mr. Walter: $56,515 in dividend equivalent payments for his 2017 deferred stock unit grant.

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2018 Pension Benefits

		Number of Years of Credited Service(2)	Present Value of Accumulated Benefits(3)	Payments During Last Fiscal Year(2)
Name(1)	Plan Name	(#)	($)	($)
Zaramella, Luca	Pension Fund Mondelez Switzerland	15.2	–	1,744,419
Cofer, Timothy	Mondelēz Global LLC Retirement Plan	26.5	917,614	–
	Mondelēz Global LLC Supplemental Benefits Plan I	26.5	5,375,662	–

(1) No U.S.-based salaried employee hired after 2008 or localized to the United States after 2015 is eligible to participate in the Mondelēz Global LLC Retirement Plan. Therefore, no amounts are shown for Mr. Van de Put, Mr. Zaramella, Mr. Gladden, Ms. Alviti and Mr. Walter. Mr. Zaramella was a participant in the Pension Fund Mondelez Switzerland.

(2) The years of credited service under the plans are equivalent to the years of total service for each NEO except for Mr. Zaramella. For Mr. Zaramella, the years of credited service is through July 31, 2018 when he localized to the United States and was required to take a distribution from the Pension Fund Mondelez Switzerland. This plan pays benefits in Swiss francs; the values for this table have been converted to U.S. dollars using the Exchange Rate.

(3) For Mr. Cofer, the amount reflects the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 10 to the consolidated financial statements contained in our 2018 Form 10-K. The assumptions for each of the plans are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62, and are discounted for current age;
•	Measurement date of December 31, 2018;
•	Discount rate of 4.41% (Mondelēz Global LLC Retirement Plan) and 4.40% (Mondelēz Global LLC Supplemental Benefits Plan I); and
•	RP2014 Mortality Table Projected on a Generational Basis with MP2018.

Retirement Benefit Plan Descriptions

Mondelēz Global LLC Retirement Plan – Mr. Cofer

Eligibility for this plan is limited to U.S.-based employees who were eligible for the Kraft Foods Group, Inc. Retirement Plan before our October 1, 2012 spin-off of KFG. As a result, only full-time and part-time U.S. employees, including our NEOs, hired by the Company before January 1, 2009 or localized to the United States before 2016 are participants in this funded non-contributory, tax-qualified defined benefit plan.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum. Normal retirement under this plan is defined as age 65 with five years of vesting service. If a participant elects to receive a distribution prior to normal retirement, benefits are subject to reduction. Participants vest on completing five years of service.

Benefits under the plan generally accrue based on:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus
•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus
•	0.5% of final average pay multiplied by years of service in excess of 30.

Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If the participant was born between 1938 and 1954, the 35-year average ends in the year the participant reaches age 66. If the participant was born after 1954, the 35-year average ends in the year the participant reaches age 67.) The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

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Mondelēz Global LLC Supplemental Benefits Plan I – Mr. Cofer

We offer an unfunded, non-qualified pension plan as part of the Mondelēz Global LLC Supplemental Benefits Plan I to keep affected U.S.-based executives whole when they are not able to receive a benefit to which they would otherwise be entitled under the Mondelēz Global LLC Retirement Plan due to its status as a tax-qualified plan. If the executive’s qualified pension plan benefit would be limited due to qualified plan compensation or benefit limits under the Code, then the non-qualified pension plan provides the executive with the total pension benefit to which the executive would be entitled absent the applicable qualified plan limits under the Code offset by the benefit payable under the qualified pension plan. Similarly, if the executive deferred base salary or incentive compensation under the Mondelēz Global LLC Executive Deferred Compensation Plan, then the deferred compensation is considered non-qualified earnings and the pension benefit relating to the deferred compensation is payable from the non-qualified pension plan. Only employees who have an accrued benefit under our tax-qualified pension plan are eligible to receive a supplemental non-qualified pension benefit under our non-qualified pension plan.

Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under our non-qualified pension plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Pension Fund Mondelez Switzerland – Mr. Zaramella

Eligibility for this defined benefit plan is limited to employees with a Swiss employment contract signed before January 1, 2011. Benefits under the plan generally accrue based on 1.85% of the coordination deduction for each year of credited service up to a maximum of 37 years.

Pensionable salary corresponds to annual base salary minus a coordination deduction. The coordination deduction is the amount of pay that is insured by the pension fund and cannot be more than 40% of salary and may not exceed 100% of the maximum State Social Security.

Normal retirement under this plan is defined as age 65 and benefits under this plan are payable upon retirement in the form of an annuity or a lump sum. If a participant elects to receive a distribution prior to normal retirement, benefits are subject to reduction.

Upon termination of employment in Switzerland, the present value of the accrued pension would be transferred to the plan participant’s new employer’s occupational benefits institution, assuming employment continues in Switzerland. If the plan participant is leaving Switzerland permanently, the plan participant can request either the funds be deposited into a Swiss bank account set up for occupational benefits or a lump sum cash out.

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  Executive Compensation Tables

2018 Non-Qualified Deferred Compensation Benefits

		Executive Contributions in 2018(1)	Registrant Contributions in 2018(2)	Aggregate Earnings in 2018(3)	Aggregate Withdrawals/ Distributions in 2018	Aggregate Balance as of December 31, 2018(4)
Name	Plan	($)	($)	($)	($)	($)
Van de Put, Dirk	Supplemental Benefits Plan I	132,618	198,927	4,929	–	336,474
Zaramella, Luca	Supplemental Benefits Plan I	–	104	0	–	104
Gladden, Brian	Supplemental Benefits Plan I	64,994	97,491	20,332	–	891,655
Alviti, Paulette	Supplemental Benefits Plan I	2,885	4,327	9	–	7,220
Cofer, Timothy	Supplemental Benefits Plan I	86,100	64,575	29,861	–	1,309,605
	Executive Deferred Compensation Plan	–	–	(29,537)	–	388,707
Walter, Glen	Supplemental Benefits Plan I	–	22,950	204	–	23,154

(1) Base salary and 2018 AIP deferrals are included in the 2018 Summary Compensation Table. The 2018 deferred compensation amounts attributable to base salary and 2018 AIP awards for participating NEOs are as follows:

Name	Plan	Base Salary ($)	AIP Award ($)
Mr. Van de Put	Supplemental Benefits Plan I	70,500	62,118
Mr. Zaramella	Supplemental Benefits Plan I	–	–
Mr. Gladden	Supplemental Benefits Plan I	20,769	44,225
Ms. Alviti	Supplemental Benefits Plan I	2,885	–
Mr. Cofer	Supplemental Benefits Plan I	42,404	43,696
Mr. Walter	Supplemental Benefits Plan I	–	–

(2) Amounts in this column are also included in the “All Other Compensation” column in the 2018 Summary Compensation Table.

(3) Amounts in this column are at market rates and are not reflected in the 2018 Summary Compensation Table.

(4) The aggregate balance includes amounts that were reported as compensation for our NEOs in prior years. Amounts reported attributable to base salary, AIP awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating NEOs are as follows: Mr. Van de Put – $0; Mr. Zaramella – $0; Mr. Gladden – $687,900; Ms. Alviti – $0; Mr. Cofer – $1,084,212; and Mr. Walter – $0.

Mondelēz Global LLC Supplemental Benefits Plan I

Because the Code limits the amount that may be contributed to our U.S. tax-qualified defined contribution plan on behalf of an employee, we offer our U.S.-based NEOs a supplemental defined contribution program under the Mondelēz Global LLC Supplemental Benefits Plan I. This is an unfunded non-qualified plan that allows eligible employees to defer a portion of their annual compensation (base salary and AIP awards) and receive corresponding matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding matching contributions) are limited by Code Sections 401(a)(17) or 415. In addition, employees hired after 2008 or localized to the United States after 2015, who are not otherwise eligible to participate in the Mondelēz Global LLC Retirement Plan, receive an additional non-elective Company contribution to the Mondelēz Global LLC Supplemental Benefits Plan I, equal to 4.5% of eligible compensation. The timing of distributions depends on whether the amount distributed is subject to Code Section 409A. For distributions not subject to Code Section 409A, the distribution will be made in accordance with the employee’s distribution election. For distributions subject to Code Section 409A, employees will receive their account balances in a lump sum soon after separation from service. (An employee who is a “specified employee” for purposes of Code Section 409A will have the lump sum delayed for six months.) Amounts deferred and notional employer matching contributions earn the same notional rate of return as the Income Fund, which is a market rate investment option available to participants in the U.S. tax-qualified defined contribution plan. The rate of return under this investment option in 2018 was 2.44%.

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Mondelēz Global LLC Executive Deferred Compensation Plan

The MEDCP is a non-qualified plan that allows our U.S.-based NEOs to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their AIP award. The notional investment options are similar to those offered to participants in our U.S. tax-qualified defined contribution plan. An executive who elects to defer compensation must decide whether to defer receipt of the compensation until the executive’s separation from service, as determined under Code Section 409A, or to receive a distribution while still employed with the Company. Distributions may be made in a lump sum or annual installments of between two and ten years. (An executive who is a “specified employee” for purposes of Code Section 409A will have the distribution delayed for six months following a separation from service.)

The notional investment options available to the executives under the MEDCP are selected by the Company and may be changed from time to time. Participants are permitted to change their investment elections at any time on a prospective basis. The table below shows the available notional investment options under the MEDCP and their annual rate of return for the calendar year ended December 31, 2018.

Name of Fund	Annual Return
Vanguard Developed Markets Index Admiral (VTMGX)	-14.46%
Vanguard Emerging Mkts Stock Index Admiral (VEMAX)	-14.58%
Vanguard Inflation Protected Sec Admiral (VAIPX)	-1.39%
Vanguard LifeStrategy Moderate Growth Inv (VSMGX)	-4.91%
Vanguard Federal Money Market Fund (VMFXX)	1.78%
SSgA S&P 500 Index (SVSPX)	-4.62%
Vanguard Extended Market Index Admiral (VEXAX)	-9.36%
Vanguard Short Term Treasury Admiral (VFIRX)	1.45%

Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a change in control. In accordance with SEC rules, all information described in this section is presented as if the triggering events occurred on December 31, 2018. Mr. Gladden is not included in the tables as he ceased being an executive officer with his separation from the company effective July 31, 2018.

Involuntary Termination Without Cause (Non-Change in Control Event)

Generally, we do not enter into ongoing agreements with our NEOs that provide for separation benefits on the NEO’s departure from the Company. However, if we involuntarily terminate an NEO without cause outside of a change in control event, we expect that in most cases the Compensation Committee would offer separation benefits as consideration for protections we would likely seek such as a release of claims and entering into non-compete, non-solicitation and confidentiality agreements. More specifically, we expect to treat our U.S. salaried NEOs (other than Mr. Van de Put) at least comparably to other U.S. salaried employees whom we involuntarily terminate without cause. For U.S. salaried employees such as our NEOs, our severance plan provides an employee whose job is eliminated with severance pay of up to 12 months based on length of service.

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  Executive Compensation Tables

The following chart reflects the typical separation benefits that may be offered to a U.S. NEO (other than Mr. Van de Put(1)) whom we involuntarily terminate without cause. The Compensation Committee would determine actual terms and conditions based on the particular facts in a specific case.

Severance Benefits	• CEO(1): 24 months of base salary. • All other NEOs: 12 months of base salary. • Payment in a lump sum.
Pension, Health and Welfare Benefits	• No pension crediting or continuation of health and welfare benefits coverage.
Outplacement Services	• Outplacement services for up to 12 months.
Treatment of AIP Award	• AIP award based on actual business performance results and target individual performance.
Treatment of PSU Grants

•     Outstanding PSU grants are generally forfeited. However, our Compensation Committee may exercise discretion to vest some or all of the grants subject to actual Company performance for the full performance cycle.

•     Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), their PSU grants prorata vest, subject to actual Company performance, based on the number of months of active employment during the applicable performance cycle.

Treatment of Deferred Stock Unit Grants

•     Outstanding deferred stock unit grants are generally forfeited; however, our Compensation Committee may exercise discretion to accelerate vesting of some or all of the grants.

•     Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), their deferred stock unit grants made on or after February 22, 2016 prorata vest based on the number of months of active employment during the vesting period.

Treatment of Stock Options

•     Unvested stock option grants are generally forfeited; however, our Compensation Committee may exercise discretion to accelerate vesting of some or all of the grants.

•     Generally, for employees, including NEOs, eligible for retirement (minimum age 55 with at least ten years of service), stock option grants continue to vest under the original vesting schedule, provided the employee is actively employed for at least 90 days following the grant date.

•     An individual who is eligible for retirement has the remaining full term to exercise vested options. An individual who is involuntarily terminated without cause who is not retirement eligible, has until the earlier of 12 months from termination or the end of the term to exercise vested options.

(1) Per Mr. Van de Put’s offer of employment, his separation benefits will be calculated as noted below assuming he involuntarily terminates employment without cause on or before November 20, 2019. If he involuntarily terminates employment without cause after November 20, 2019, he would receive 24 months of base salary as separation pay which is consistent with the severance benefits for our previous CEO.

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Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2018

	Separation Pay(1)	Annual Incentive Award(2)	Value of Unvested PSU Grants(3)	Value of Unvested Stock Grants(4)	Value of Unvested Stock Options(4)	Outplacement Services	Total
Name	($)	($)	($)	($)	($)	($)	($)
Van de Put, Dirk	7,250,000	2,766,600	12,343,010	9,865,313	–	12,500	32,237,423
Zaramella, Luca	700,000	657,676	–	–	–	12,500	1,370,176
Alviti, Paulette	600,000	341,245	–	1,443,082	–	12,500	2,396,827
Cofer, Tim	875,000	1,113,000	–	–	–	12,500	2,000,500
Walter, Glen	725,000	527,220	–	–	–	12,500	1,264,720

(1) Per Mr. Van de Put’s offer of employment, the amount reflects 24 months of base salary and 24 months of target awards under our AIP. The amounts reflect 12 months of base salary for the other NEOs.

(2) Amounts reflect 2018 AIP awards assuming target individual performance and the final corporate rating of 134% for all NEOs except Mr. Walter; reflects final North America rating of 76% for Mr. Walter.

(3) Per the terms of the grants made to Mr. Van de Put in connection with his offer of employment, amount reflects the full value, assuming target performance, of his PSU grants received at the time of his commencement of employment. The PSUs earned are based on actual Company performance during their respective performance cycles.

(4) Per the terms of the grants made to Mr. Van de Put in connection with his offer of employment, amounts reflect the value of his outstanding unvested deferred stock units and stock options received at the time of his commencement of employment. Per the terms of the grants made to Ms. Alviti in connection with her offer of employment, amounts reflect the value of her outstanding unvested deferred stock units. All amounts are based on a December 31, 2018 closing stock price of $40.03.

Double Trigger Change in Control Arrangements

NEOs are not eligible for any benefit solely upon a change in control. Our CIC Plan for senior executive officers, including the NEOs, provides for certain benefits upon an involuntary termination of employment without “Cause” or voluntary termination for “Good Reason” within two years following a change in control. To receive any benefits under the CIC Plan, a participant must abide by certain restrictive covenants, including a non-compete and non-solicitation for one year following termination.

Additionally, the Equity Plan also provides for the treatment of unassumed outstanding equity grants following a change in control and assumed outstanding equity grants upon an involuntary termination of employment without Cause or voluntary termination for Good Reason within two years following a change in control.

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  Executive Compensation Tables

The key elements of the CIC Plan and Equity Plan assuming a double trigger event are described in the table below.

Plan Element	Description
Definition of Change in Control

Subject to certain exceptions, the occurrence of one of the conditions below:

•     Acquisition of 20% or more of our outstanding voting securities;

•     Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•     After the reorganization, merger, statutory share exchange or consolidation or any other material transaction involving the Company or any of our subsidiaries, over 50% of outstanding voting securities are not owned by Company shareholders; or

•     Complete liquidation of Mondelēz International or the sale of all or substantially all of our assets.

Definition of “Cause”

Subject to certain exceptions, the occurrence of one of the conditions below:

•     Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•     Gross negligence, dishonesty or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or

•     Engaging in other conduct which adversely reflects on Company in any material respect.

Definition of “Good Reason”	• Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Failure to assume the obligations under the CIC Plan or Equity Plan.
Severance and Benefits Amounts

•     CEO: 2.99 times base salary plus target annual incentive payable by the Company in a lump sum;

•     All other NEOs: two times base salary plus target annual incentive payable by the Company in a lump sum;

•     Additional credited years of pension service (if applicable) and welfare benefits equal to three years for the CEO and two years for the other NEOs;

•     Continuation of financial counseling and car allowances for three years for the CEO and two years for the other NEOs; and

•     Outplacement services up to two years following the termination.

Treatment of AIP Awards and PSU Grants

•     NEO is eligible to receive prorated cash payments (for service during the performance cycle) representing both the award under the AIP and outstanding PSU grants. In the case of outstanding PSUs, if at least fifty percent of the performance cycle has elapsed, cash payment would be calculated using the target level of PSUs (no proration). PSU value is calculated by multiplying the number of shares by the closing stock price on the last trading date preceding the date of CIC.

Treatment of Equity Grants	• Deferred stock units and unvested stock option grants vest. Participants have the full-term to exercise all stock options, including those previously vested.
Maximum CIC Plan Benefit/No Gross Up for Payment of Excise Tax

•     The maximum benefit under the CIC Plan or otherwise is the greater of the full benefit or a reduced benefit that does not trigger the excise tax under Code Section 4999 as determined on an after-tax basis for each.

75

  Executive Compensation Tables

Potential Payout Upon a Termination Following a Change in Control at Fiscal Year-End 2018

The table below was prepared as if each of the NEOs covered under our CIC Plan and Equity Plan were involuntarily terminated without cause or voluntarily terminated for Good Reason immediately following a change in control on December 31, 2018.

	Separation Payment(1)	Annual Incentive Award(2)	Value of Unvested PSU Grants(3)	Value of Unvested Stock Grants(4)	Value of Unvested Stock Options(4)	Health & Welfare Continuation(5)	Continuation of Benefits(6)	Present Value of Additional Retirement Plan Benefits(7)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Van de Put, Dirk	10,838,750	2,175,000	14,413,095	9,865,313	-	34,039	124,999	–	37,451,196
Zaramella, Luca	2,800,000	517,041	1,542,089	963,522	2,739	26,140	70,000	–	5,921,531
Alviti, Paulette	2,160,000	268,274	373,213	1,443,082	-	26,705	70,000	–	4,341,274
Cofer, Tim	3,500,000	875,000	3,783,235	4,588,639	7,949	26,403	70,000	478,692	13,329,918
Walter, Glen	2,755,000	652,500	483,029	2,356,566	–	25,439	70,000	–	6,342,534

(1) Amounts reflect 2.99 times base salary plus target annual incentive for Mr. Van de Put and two times base salary plus target annual incentive for all other NEOs.

(2) Amounts reflect target awards under our 2018 AIP.

(3) Amounts reflect target PSU grants for the 2016-2018 and 2017-2019 performance cycles, as well as prorated target PSU grants for the 2018-2020 performance cycle. Per the terms of the grants made to Mr. Van de Put in connection with his offer of employment, his amount also reflects the full value, assuming target performance, of his PSU grants received at the time of his commencement of employment. All amounts are based on a December 31, 2018 closing stock price of $40.03.

(4) Amounts reflect the value of immediate vesting of all outstanding unvested deferred stock unit grants and outstanding unvested stock options. All amounts are based on a December 31, 2018 closing stock price of $40.03.

(5) Amounts reflect our cost for providing medical, dental, vision, long-term disability and life insurance premiums for three years for Mr. Van de Put and two years for all other NEOs.

(6) Amounts reflect the value for continuation of the financial counseling allowance (three years for Mr. Van de Put valued at $30,000 and two years for all other NEOs valued at $15,000), car allowance (three years for Mr. Van de Put valued at $69,999 and two years for all other NEOs valued at $30,000) and outplacement services (two years valued at $25,000).

(7) Amount reflects an additional two years of pension accrual for Mr. Cofer. Mr. Van de Put, Mr. Zaramella, Ms. Alviti and Mr. Walter are not currently pension eligible.

Potential Payout Upon Other Types of Separations

Death or Disability. If an NEO terminates employment due to death or disability, all of the NEO’s outstanding unvested deferred stock units and stock option grants would vest. In addition, the NEO (or beneficiary) would become eligible for an award under the AIP and a prorated award for outstanding PSU grants.

The table below describes the estimated value of such payments based on a December 31, 2018 termination due to death or disability.

	Annual Incentive Award(1)	Value of Unvested PSU Grants(2)	Value of Unvested Stock Grants(3)	Value of Unvested Stock Options(3)	Total
Name	($)	($)	($)	($)	($)
Van de Put, Dirk	2,175,000	14,413,095	9,865,313	-	26,453,408
Zaramella, Luca	517,041	1,361,287	963,522	2,739	2,844,589
Alviti, Paulette	268,274	373,213	1,443,082	-	2,084,569
Cofer, Tim	875,000	3,261,911	4,588,639	7,949	8,733,499
Walter, Glen	652,500	483,029	2,356,566	-	3,492,095

(1) Amounts reflect target awards under our 2018 AIP.

(2) Amounts reflect target PSU grants for the 2016-2018 and 2017-2019 performance cycles, as well as prorated target PSU grants for the 2018-2020 performance cycle. Per the terms of the grants made to Mr. Van de Put in connection with his offer of employment, his amount also reflects the full value, assuming target performance, of his PSU grants received at the time of his commencement of employment. All amounts are based on a December 31, 2018 closing stock price of $40.03.

(3) Amounts reflect the value of immediate vesting of all outstanding unvested deferred stock unit grants and outstanding unvested stock options. All amounts are based on a December 31, 2018 closing stock price of $40.03.

76	2019 Proxy Statement

  Executive Compensation Tables

Retirement (generally retirement on or after age 55 with at least 10 years of service, subject to local country laws). If an NEO terminates employment due to retirement:

Element	Treatment
AIP	Eligible for an award under AIP.
Unvested Deferred Stock Units	Prorata vest based on the number of months employed during the vesting period.
Unvested Stock Options	Continue to vest per the original vesting schedule, provided the employee is actively employed for three months following the grant date.
Unvested PSUs	Prorata vest based on the number of months employed during the applicable performance period, subject to actual Company performance.

None of our NEOs were eligible for retirement treatment on December 31, 2018.

77

Human Resources and Compensation Committee Report for the Year Ended December 31, 2018

The Compensation Committee oversees the compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in the Proxy Statement to be filed with the SEC in connection with the Annual Meeting and incorporate it by reference in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 8, 2019.

Human Resources and Compensation Committee:

Lois D. Juliber, Chair

Lewis W.K. Booth

Charles E. Bunch

Mark D. Ketchum

Peter W. May

Jean-François M. L. van Boxmeer

CEO Pay Ratio

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K and represents a reasonable estimate. We identified our median employee (“Median Employee”) using 2018 base salaries, our consistently applied compensation measure, for all individuals who were employed by us on October 1, 2018, excluding our CEO, annualized for any employees who joined the Company during 2018.

To identify the compensation of our Median Employee, we determined the annual base salary for each of our 95,545 full-time, part-time, temporary and seasonal employees without applying any cost-of-living adjustments. We excluded 2,017 employees in Venezuela from our calculation as we do not report Venezuela in our consolidated financials. For an employee paid in a currency other than U.S. dollars, we converted annual base salaries into U.S. dollars. We then applied the de minimis exemption excluding 4,738(1) non-U.S. employees who represented less than 5% of our population. After applying this exemption, we used base salary information for 90,807 of our employees.

Based on this data and process, we determined that our Median Employee was a part-time hourly employee with annual total compensation of $30,639. This is the same employee we used for the 2017 CEO Pay Ratio calculation. The 2018 compensation for this employee is lower than in 2017 because the 2018 pension value is lower than the amount calculated in 2017, primarily due to increased interest rates, despite an additional year of accrued benefit service. The annual total compensation for Dirk Van de Put, our CEO, as reported in the Summary Compensation Table was $14,969,900 which reflects compensation received for the full calendar year. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation was 489 to 1.

Median employee compensation reflects that eight out of ten employees are located outside the U.S. and significant use of part-time and seasonal employees throughout the year. As a global company that generates more than 75% of our sales internationally, our employees are located in more than 80 countries with a heavy presence in emerging markets. Five of our top six largest employee populations are in emerging market countries. Furthermore, over 62% of our workforce consists of hourly employees.

(1) We excluded employees from the following countries: Egypt (1,242), Indonesia (1,496), Mauritius (1), Nigeria (558), Swaziland (316) and Ukraine (1,125).

78	2019 Proxy Statement

Ownership of Equity Securities

The following table shows the number of shares of Common Stock beneficially owned as of March 12, 2019, unless otherwise noted, by each director and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of the Common Stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Deferred Stock Units/ Additional Underlying Units(2)	Total Shares/ Interests Held	Beneficially Owned Shares Percent of Class(3)
Directors:
Booth, Lewis W.K.	15,900	29,443	45,343	*
Bunch, Charles E.	7,987	11,432	19,419	*
Crew, Debra A.	360	5,534	5,894	*
Juliber, Lois D.	2,309	50,660	52,969	*
Ketchum, Mark D.	-	55,367	55,367	*
May, Peter W.(4)	18,819,336	5,534	18,824,870	1.3
Mesquita, Jorge S.	6,500	29,794	36,294	*
Neubauer, Joseph	25,000	19,032	44,032	*
Reynolds, Fredric G.	130,817	39,025	169,842	*
Shi, Christiana S.	-	14,082	14,082	*
Siewert, Patrick T.	-	29,592	29,592	*
van Boxmeer, Jean-François M. L.	2,267	35,337	37,604	*
Named Executive Officers:				*
Alviti, Paulette R.	-	36,050	36,050	*
Cofer, Timothy P.	820,443	114,630	935,073	*
Gladden, Brian T.	-	-	-	-
Van de Put, Dirk	263,404	246,448	509,852	*
Walter, Glen	19,912	58,870	78,782	*
Zaramella, Luca	182,454	24,070	206,524	*
All directors and executive officers as a group (23 persons)(5)	22,008,730	842,011	22,850,741	1.5

* Less than 1%

(1) Includes stock options that are exercisable or will become exercisable within 60 days after March 12, 2019 as follows: Ms. Alviti – 0; Mr. Cofer –513,006; Mr. Van de Put – 173,492; Mr. Walter – 19,912; Mr. Zaramella – 121,771; and all other executive officers – 1,111,513.

(2) Includes deferred stock units granted under the 2006 Stock Compensation Plan for Non-Employee Directors and the Equity Plan. For a description of these deferred stock units, see “Compensation of Non-Employee Directors” above.

(3) Based on 1,445,747,721 issued and outstanding shares of our Common Stock as of March 12, 2019.

(4) Includes grants of 5,534 deferred stock units to Mr. May under the Equity Plan and 18,819,336 shares owned by certain funds and investment vehicles (collectively, the “Trian Entities”) managed by Trian Fund Management, L.P. (“Trian”), an institutional investment manager located at 280 Park Avenue, 41st Floor, New York, NY 10017. Trian determines the investment and voting decisions of the Trian Entities with respect to the shares of the company held by them. None of the 18,819,336 shares are held directly by Mr. May. Substantially all of these shares are currently held in the ordinary course of business with other investment securities owned by the Trian Entities in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to certain Trian Entities, subject to applicable federal margin regulations, stock exchange rules and credit policies. Mr. May is a member of Trian Fund Management GP, LLC, which is the general partner of Trian, and therefore is in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Entities. Accordingly, Mr. May may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares owned by the Trian Entities. Mr. May disclaims beneficial ownership of such shares for all other purposes.

(5) This group includes, in addition to the individuals named in the table, Maurizio Brusadelli, Vinzenz P. Gruber, Robin S. Hargrove, Alejandro R. Lorenzo, Daniel P. Myers and Gerhard W. Pleuhs.

79

  Ownership of Equity Securities

The following table displays information about persons we know were the beneficial owners of more than 5% of the issued and outstanding Common Stock as of December 31, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Calculated Based on Shares of the Issued and Outstanding Common Stock as of March 12, 2019
BlackRock, Inc.(1) 55 East 52nd Street New York City, NY 10055	90,450,969	6.3
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	107,621,479	7.4

(1) Based on the Schedule 13G/A filed by BlackRock, Inc. on February 6, 2019 with the SEC. The Schedule 13G/A discloses that BlackRock, Inc., in its capacity as the parent holding company of certain subsidiaries, had sole voting power over 77,947,796 shares and sole dispositive power over 90,450,969 shares and shared voting and dispositive power over 0 shares.

(2) Based on the Schedule 13G/A filed by The Vanguard Group on February 11, 2019 with the SEC. The Schedule 13G/A discloses that The Vanguard Group, as investment advisor, had sole voting power over 1,681,936 shares, shared voting power over 386,467 shares, sole dispositive power over 105,581,972 shares and shared dispositive power over 2,039,507 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of our Common Stock to report to the SEC their ownership of Common Stock and changes in that ownership. We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from the applicable reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2018, all required reports under Section 16(a) were filed on a timely basis.

80	2019 Proxy Statement

ITEM 2. Advisory Vote to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules, and consistent with our shareholders’ preference (as indicated by vote at our 2017 Annual Meeting), the Board adopted a policy of providing shareholders an annual vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs (commonly known as a “say-on-pay” vote).

Our executives – including our NEOs – are critical to our success. That is why we design our executive compensation programs to attract, retain and motivate superior executive talent. At the same time, we structure our executive compensation programs to focus on shareholders’ interests by incenting superior sustainable long-term performance. Under our executive compensation programs, we align pay and performance by making a significant portion of our NEOs’ compensation contingent on:

•	reaching specific annual and long-term performance measures; and
•	increasing shareholder value.

We also have strong compensation-related design and governance practices to protect our shareholders’ interests. Shareholders can find more information about these practices under “Board Committees and Membership – Human Resources and Compensation Committee” and “Compensation Discussion and Analysis.” These practices include:

•

substantial stock ownership and stock holding requirements for directors and executive officers which includes a minimum one-year hold on all shares received through the vesting of performance share units or deferred stock units, or the exercise of stock options;

•

a long-term incentive program that is 100% equity-based with our executives’ entire annual equity grant aligned with shareholders as 75% of our executives’ annual equity grant is in the form of performance share units and 25% is in the form of stock options;

•	88% of our CEO’s target total compensation being at-risk incentive-based pay, of which 71% is based on long-term performance;
•	over 50% of our other NEOs’ target total compensation based on long-term performance;
•	setting both CEO and NEO target total compensation at or below the median of the compensation survey peer group;
•	no payment of the tax liability associated with executive perquisites or related to benefits payable upon a “double trigger” event in connection with a change in control (i.e., no gross-ups);
•

significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements, and an executive incentive compensation recoupment (clawback) policy; and

•	policies that prohibit hedging, pledging or short sales of Company shares.

In 2018, we delivered on our key financial and strategic commitments:

•	Net revenues increased 0.2%; Organic Net Revenue(1) grew 2.4%
•	Gross profit grew $318 million (+3%); Adjusted Gross Profit(1) grew $352 million (+4%) on a constant currency basis
•	Diluted EPS was $2.28, up 23%; Adjusted EPS(1) was $2.43, up 15% on a constant-currency basis
•	Cash provided by operating activities was $3.9 billion; Free Cash Flow(1) was $2.9 billion

We announced an 18% dividend per share increase in the third quarter of 2018 and returned $3.4 billion of capital to shareholders while continuing to invest in our business. In September 2018, we also unveiled our new strategy to position us to lead the snacking industry. Our results demonstrate the power of our brands, the strength of our global footprint and the potential of our strategic plan.

(1) See definition and GAAP to non-GAAP reconciliation in Annex A.

81

 ITEM 2. Advisory Vote to Approve Executive Compensation

We were very disappointed with the 2018 say-on-pay vote and as a result the Compensation Committee took decisive steps to respond to that vote. We engaged further with shareholders to better understand the reasons for the substantial decrease in support and the changes necessary to regain the support of our shareholders.

After extensive shareholder outreach, we learned that the primary concerns in 2017 were related to one-time compensation actions taken in connection with the CEO succession and transition. Although shareholders we spoke with generally believed our ongoing compensation programs were aligned with a pay-for-performance culture, we made several changes to our executive compensation program in both 2018 and 2019 to further enhance our pay-for-performance culture and support our new strategy. These changes included program design changes in the annual incentive plan and performance metrics changes in both the annual and long-term incentive programs.

We encourage you to read the “Compensation Discussion and Analysis” beginning on page 39 and the “Executive Compensation Tables” beginning on page 63 to better understand the details around our shareholder outreach, changes made to our incentive programs and how our 2018 pay aligned with 2018 performance. In addition, in 2018 we appointed a new CFO and hired a new CHRO.

The Compensation Committee and the Board believe that our executive compensation programs serve our shareholders’ interests and we will continue to refine our compensation programs to align compensation with the Company’s business and talent strategies as well as the long-term interests of shareholders. Accordingly, we ask you to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that Mondelēz International’s shareholders approve, on an advisory basis, the compensation paid to Mondelēz International’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

While the say-on-pay vote is advisory and therefore, not binding on Mondelēz International, the Compensation Committee or the Board, the Board and Compensation Committee value the opinions of our shareholders. We carefully and thoughtfully consider our shareholders’ concerns and opinions in evaluating our executive compensation program. We believe the compensation paid to our named executive officers for 2018 appropriately reflects and rewards their contribution to our performance and that the changes we have made to our compensation programs are responsive to shareholder feedback and our strategic goals.

If a significant percentage of our shareholders vote against NEO compensation, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless the Board modifies its policy of holding an advisory say-on-pay vote on an annual basis, the next advisory say-on-pay vote will be held at our 2020 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

82	2019 Proxy Statement

ITEM 3. Ratification of the Selection of Independent Registered Public Accountants for Fiscal Year 2019

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight and termination of the independent registered public accountants. PricewaterhouseCoopers LLP has been the Company’s independent registered public accountants since 2001.

Review of Independent Registered Public Accountants

The Audit Committee annually reviews the performance of its independent registered public accountants and considers whether to reappoint the firm for the following year or appoint a different firm. In determining which firm to appoint as the Company’s independent registered public accountants for 2019, the Audit Committee considered numerous factors, including:

•	firm capabilities, approach and fees;
•	firm tenure as our independent registered public accountants;
•	the quality of the work that PricewaterhouseCoopers LLP has performed for Mondelēz International and its communications with the Audit Committee and management;
•	PricewaterhouseCoopers LLP’s qualifications and experience auditing companies of comparable size and complexity;
•	PricewaterhouseCoopers LLP’s familiarity with our global business and operations, accounting policies and practices and internal control over financial reporting;
•

the potential impacts to Mondelēz International from selecting a different independent registered public accountant, including the significant time commitment and potential distraction of resources related to changing independent registered public accountants;

•	external data on audit quality and performance; and
•	firm independence.

In assessing the independence of the Company’s independent registered public accountants, the Audit Committee considered factors including the nature and amount of non-audit fees and services that the firm provides to Mondelēz International. We believe that the Audit Committee’s periodic consideration of whether there should be a change in our independent registered public accounting firm helps assure auditor independence. Further, in conjunction with the required rotation of the auditing firm’s lead engagement partner at least every five years, the Audit Committee and its Chairman are involved in the selection of the independent registered public accountants’ lead engagement partner through a process that includes candidate interviews.

The Audit Committee discusses with the independent registered public accountants the scope of and plans for the audit and is also responsible for the audit fees associated with the retention of the independent registered public accountants. As part of determining what firm to appoint, the Audit Committee discussed audit fees with PricewaterhouseCoopers LLP, including how to continue to increase efficiencies in the audit and leverage the benefits of PricewaterhouseCoopers LLP’s familiarity with Mondelēz International, as well as how to further progress PricewaterhouseCoopers LLP’s transformation of its global audit to align with our transformation efforts.

Selection of Independent Registered Public Accountants

Following its review and consideration of the potential benefits and costs of choosing a different auditor, the Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as the Company’s independent registered public accountants for 2019. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as the independent external auditor is in our and our shareholders’ best interests and are requesting, as a matter of good corporate governance, that shareholders ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants.

83

 ITEM 3: Ratification of the Selection of Independent Registered Public Accountants for Fiscal Year 2019

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for our shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent registered public accountant. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent registered public accountant if, in its discretion, it determines that such a change would be in Mondelēz International’s and our shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about the independent registered public accountants, including the pre-approval policies and PricewaterhouseCoopers LLP’s aggregate fees for services rendered for 2018 and 2017, can be found in the section on the Audit Committee beginning on page 27.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MONDELĒZ INTERNATIONAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2019.

Shareholder Proposals

In accordance with SEC rules, we are including the following two shareholder proposals (Items 4 and 5), along with the supporting statements of the respective shareholder proponents. Mondelēz International is not responsible for any inaccuracies in these proposals and supporting statements. We have put a box around materials provided by the proponents so that readers can easily distinguish between materials provided by the proponent and material provided by the Company. Each shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented at the meeting.

The Board recommends that you vote AGAINST each of these two shareholder proposals for the reasons set forth in the Statement in Opposition following each proposal.

84	2019 Proxy Statement

ITEM 4. Shareholder Proposal: Report on Environmental Impact of Cocoa Supply Chain

The Company will provide to shareholders the names and addresses of the proponents and the number of shares of the Company's Common Stock held by them promptly upon receiving an oral or written request directed to the Corporate Secretary at the address listed under “2020 Annual Meeting of Shareholders” on page 95. The proponents have advised that a representative will present this proposal at the Annual Meeting.

RESOLVED: Shareholders request that Mondelēz International, Inc. (“Mondelez”) report annually (initially by May 2020), at reasonable cost and omitting proprietary information, on how the company is curtailing the impact on the Earth’s climate caused by deforestation in Mondelez’ cocoa supply chain.

Supporting Statement: Mondelez uses cocoa in a number of its brand products, and Mondelez subsidiary Cadbury is the second largest confectionery company in the world. Cocoa is a driver of climate change caused by deforestation in Africa, Asia and South America. Millions of acres of forest have been cut down for cocoa production. (http://www.mightyearth.org/wp-content/uploads/2017/09/chocolates_dark_secret_english_web.pdf)

Deforestation has attracted significant attention from civil society, business and governments. It accounts for over 10% of global greenhouse gas emissions and contributes to biodiversity loss, soil erosion, disrupted rainfall patterns. According to the Intergovernmental Panel on Climate Change’s 2018 report, restoring landscapes and forests is one of the best, most cost-effective options available to combat the devastating impacts of changing climates. Additionally, supply chains that are illegally engaged in deforestation are vulnerable to disruption from new regulations and enforcement.

Companies that fail to mitigate the impacts of their supply chain on forests can suffer from bad publicity which, along with increased consumer awareness and concern about deforestation, poses a significant reputational risk. In recent years, major media outlets have reported on specific companies’ failure to adequately implement policies that address deforestation. (https://www.theguardian.com/environment/2017/sep/13/chocolate-industry-drives-rainforest-disaster-in-ivory-coast)

Companies with cocoa sourcing policies similar to Mondelez’ have suffered strong public criticism related to deforestation, human rights abuses and biodiversity concerns. Although Mondelez launched Cocoa Life in 2012 to sustainably source all cocoa by supporting cocoa farmers and their communities, the company lacks disclosure of time-bound goals and key indicators used to measure performance.

A growing number of peer companies such as Lindt & Sprungli and Hershey have pledged to develop transparent, traceable deforestation-free cocoa supply chains. These organizations have cocoa policies and public statements that are stronger than Mondelez’ and pledge to implement them by as soon as 2020, whereas Mondelez’ goals for implementation is unknown. This trend indicates that sourcing sustainable cocoa is feasible, and raises the bar for the entire food and beverage sector, heightening risks and opportunities to Mondelez.

Key indicators that stakeholders often use to publicly assess cocoa sourcing, which Mondelez may want to consider using, include:

•    Percentage of cocoa that is traceable. Traceability means knowing the cocoa’s origin and being able to establish where, how and by whom it was grown. This includes ensuring that child labor is not used in the production process.

•    Percentage of cocoa supply that is verified by third parties.

•    Percentage of cocoa supply certified by global certification and labeling organizations.

•    Percentage of shade-grown cocoa.

We urge shareholders to support this proposal.

85

 ITEM 4: Shareholder Proposal: Report on Environmental Impact of Cocoa Supply Chain

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO ITEM 4

We share the same concerns as the proponents of this proposal and believe it is imperative for us to do everything we can to protect the environment and ecosystems where our cocoa is grown. This is why we were the first company to raise the issue of deforestation in the cocoa industry at the 2015 UN Climate Change Conference in Paris and to call for sector-wide multi-stakeholder interventions, and why we already have a comprehensive program in place to eliminate deforestation from our cocoa supply chain. This is a key focus area for us, which we address as part of our broader commitment to sustainable growth and reducing our overall environmental impact, and which we publicly report on regularly. As a result, the Board believes that adoption of this proposal is unnecessary.

We are committed to promoting sustainability in and eliminating deforestation from our cocoa supply chain. In 2012, we launched a cocoa sustainability program called Cocoa Life that aims to increase farmers’ incomes and cultivate their resilience, increase tree cover and forest carbon stocks, and support local communities. Through this program, we are investing $400 million over 10 years to empower at least 200,000 cocoa farmers and reach over one million community members in six key cocoa-growing origins: Côte d’Ivoire, Ghana, Indonesia, India, Dominican Republic and Brazil. The program aims to address the root causes of the complex challenges cocoa farmers face and work on the ground directly with the cocoa-growing families to maintain ecosystems and protect the land and forests to ensure the viability of cocoa for future generations. Deforestation is just one of a complex set of interrelated environmental, economic and social problems faced in cocoa communities, and we understand that ending deforestation is complex. As we develop solutions to tackle deforestation, we also remain vigilant to avoid potential unintended, harmful consequences such as lost livelihoods or abuses of human rights.

We have made substantial progress. We track, and engage third parties to independently verify, the progress achieved by Cocoa Life and our initiatives to address deforestation. We are rapidly increasing our sustainable cocoa sourcing – up to 35% in 2017 from 21% in 2016. To date, Cocoa Life has reached more than 120,000 farmers and 1,000 communities. In addition, we are proud of our investments in training tens of thousands of farmers in sustainable agricultural practices, planting millions of trees to reduce carbon emissions, mapping tens of thousands of farms using satellite imagery to monitor deforestation, and partnering with third parties and local communities to pilot novel land-use programs to conserve and restore forests.

We are partnering with key stakeholders to accelerate the world’s progress. We recognize that we cannot eliminate all deforestation by adapting our supply chain alone, so we have worked to create the Cocoa & Forests Initiative. This initiative, which is a collaboration among the governments of Cote d’Ivoire and Ghana – the world’s two largest cocoa producers – as well as 30 cocoa and chocolate companies and other partners, is committed to ending deforestation, restoring forested areas and eliminating illegal cocoa production.

We are committed to transparency. One of the key tenets of Cocoa Life is to promote transparency. As such, we regularly publish detailed reports and updates regarding our progress through the Cocoa Life website at www.cocoalife.org, press releases and social media. This includes information on Cocoa Life’s strategy, focus areas and progress against key metrics. In addition, we have supported an initiative involving more than 40 organizations from public, private and non-profit sectors to align on measurement and reporting standards for greenhouse gas emissions generated by changes in land use. We plan to adopt these standards for our public disclosures beginning in 2019.

We are committed to continuous improvement. We are always challenging existing thinking and exploring new ideas, which is why we continuously assess and work to enhance our sustainability practices and reporting. In this regard, in March 2019, we announced an expansion of the Cocoa Life program regarding deforestation action plans that cover Ghana, Cote d’Ivoire and Indonesia, committing to map 100% of the farms that supply Mondelēz International’s Cocoa Life program by the end of 2019 in order to be able to effectively monitor the risk of tree loss, and creating a financial incentive program to encourage farmers to protect and renew forest areas.

Based on all of these factors and given our existing sustainability and disclosure practices, we believe that the report requested by the proposal is unnecessary and not in the best interests of our shareholders.

The Board recommends that you vote AGAINST this shareholder proposal.

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ITEM 5. Shareholder Proposal: Consider Employee Pay in Setting Chief Executive Officer Pay

AFL-CIO Reserve Fund, 815 16th Street, NW, Washington, DC 20006, beneficial owner of 943 shares of Common Stock, is the proponent of the following shareholder proposal and has advised that a representative will present this proposal at the Annual Meeting.

RESOLVED: Shareholders of Mondelēz International, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors take into consideration the pay grades and/or salary ranges of all classifications of Company employees when setting target amounts for CEO compensation. The Compensation Committee should describe in the Company’s proxy statements for annual shareholder meetings how it complies with this requested policy. Compliance with this policy is excused if it will result in the violation of any existing contractual obligation or the terms of any existing compensation plan.

Supporting Statement: This proposal encourages the Compensation Committee to consider whether the CEO’s compensation is internally aligned with the Company’s pay practices for its other employees. Under this proposal, the Compensation Committee will have discretion to determine how other employees’ pay should influence CEO compensation. This proposal does not require the Compensation Committee to use employee pay data in a specific way to set CEO compensation. The Compensation Committee also will retain authority to use peer group benchmarks.

Like at many companies, our Company’s Compensation Committee has used peer group benchmarks of what other companies pay their CEOs to set its target CEO compensation. These target pay amounts are then subject to performance adjustments. To ensure that our Company’s CEO compensation is reasonable relative to our Company’s overall employee pay philosophy and structure, we believe that the Compensation Committee should also consider the pay grades and/or salary ranges of Company employees when setting CEO compensation target amounts.

Over time, using peer group benchmarks as the primary measure to set CEO compensation targets can lead to pay inflation. Although many companies target CEO compensation at the median of their peer group, certain companies have targeted their CEO’s pay above median. In addition, peer groups can be cherry-picked to include larger or more successful companies where CEO compensation is higher. (Charles Elson and Craig Ferrere, “Executive Superstars, Peer Groups and Overcompensation,“ Journal of Corporation Law, Spring 2013).

High levels of CEO pay relative to other employees may hurt organizational performance. High pay disparities between CEOs and other senior executives can undermine collaboration and teamwork. High levels of CEO pay can also negatively affect the morale and productivity of employees who are not senior executives. According to a recent MSCI study, labor productivity as measured by sales per employee was lower for companies with higher pay gaps. (Samuel Block, “Income Inequality and the Intracorporate Pay Gap,” MSCI, April 2016).

We believe that shareholders have expressed concern about high levels of CEO pay at our Company. In 2018, the Company’s shareholders did not approve the Company’s advisory vote on executive compensation. Our Company’s CEO Dirk Van de Put had received $42.4 million in total compensation and its former CEO Irene Rosenfeld received $17.3 million in 2017. In contrast, the Company’s median employee received $42,893 in total compensation in 2017.

For those reasons, we urge you to vote in favor of this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO ITEM 5

The Compensation Committee has established a thoughtful and robust practice for evaluating and reviewing executive compensation that takes into consideration the competition for talent in our industry, while emphasizing a strong pay-for-performance philosophy and creating appropriate incentives to align our executives with the interests of our shareholders. Its philosophy and process are detailed in our “Compensation Discussion and Analysis” set forth on pages 39-62.

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Our Board and Compensation Committee are best positioned to determine the appropriate factors to evaluate executive compensation. The Compensation Committee retains an independent compensation consultant to advise on and evaluate the amount, form, reasonableness and competitiveness of our executive compensation, as well as how our compensation practices compare to those of peer companies. As part of its process, the Compensation Committee considers key drivers of Company performance and holds executives accountable for delivering on such performance targets. In addition, the Compensation Committee regularly assesses our executive compensation program, considering our strategy, market practices and shareholder input to confirm that it remains appropriately aligned with current market practices and shareholders’ interests.

Our executive compensation practices are informed by shareholders. We value and carefully consider the feedback we receive from shareholders regarding our executive compensation programs. In this regard, our senior management team and, when appropriate, our non-employee directors, are in regular contact with shareholders representing a substantial portion of our outstanding common stock to solicit input on our executive compensation programs, governance practices and other important matters. These discussions provide us with direct shareholder feedback and have helped inform refinements to our executive compensation program.

Our current compensation program has earned solid support from our shareholders. Shareholders have expressed clear support for our regular, ongoing executive compensation program through our annual say-on-pay vote, which received support of approximately 95% of votes cast in 2016 and more than 85% of votes cast in 2017. Although our say-on-pay vote received significantly lower support in 2018, as a result of our targeted engagement with investors to better understand the underlying reasons, we believe that this was an anomaly due to our recent leadership transition and associated one-time compensation arrangements and not a reflection of our regular, ongoing executive compensation program. As described in more detail in the Compensation Discussion and Analysis, we have taken steps to address this feedback. Shareholders participated in these votes after being provided with the information necessary to understand and assess the compensation decisions made with respect to the NEOs, our performance and the manner in which we believe our executive compensation programs are tied to and have contributed to our successful long-term performance. Given the extensive compensation-related disclosure already provided to our shareholders, the requested review and policy would provide shareholders with little or no incremental information.

We already maintain global compensation principles to ensure our compensation practices are fair and reasonable for both executive and non-executive employees. These principles align with our vision and strategy, balance both individual and enterprise-wide performance and seek to provide competitive wages and benefits with consistent positioning in the median range of the most-relevant markets to all employees based on their roles, responsibilities, skills and performance. To monitor the effectiveness of this program, we also regularly compare our pay components to those of other similarly-sized, multi-national companies, and we adjust them as necessary to stay competitive and attract, retain and motivate a highly qualified, diverse workforce at all levels throughout the organization. Simply put, we have a robust process to set employee compensation levels, and we are mindful of the pay grades and/or salary ranges of all of our employees when we make compensation decisions.

Based on all of these factors and given the breadth of the information available to and already taken into careful consideration by the Compensation Committee, we believe that mandating that certain information be utilized by the Compensation Committee in the performance of its duties is redundant, unnecessary and not in the best interests of our shareholders.

The Board recommends that you vote AGAINST this shareholder proposal.

Other Matters that may be Presented at the Annual Meeting

Other than Items 1 through 5, we do not expect any matters to be presented for action at the Annual Meeting. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in the 2018 Proxy Statement. They are similar to those described under “2020 Annual Meeting of Shareholders.” The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

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Frequently Asked Questions About the Annual Meeting and Voting

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on May 15, 2019 at 9:00 a.m. CDT at NOAH’S Event Venue, 200 Barclay Boulevard, Lincolnshire, Illinois 60069. The venue will open to shareholders at 8:00 a.m. CDT. Directions to the venue are included at the end of this Proxy Statement.

2.	Who is entitled to vote at the Annual Meeting?

The Board established March 12, 2019 as the record date (the “Record Date”) for the Annual Meeting. Each shareholder (registered or beneficial) who held shares of Common Stock at the close of business on the Record Date is entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

Each shareholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf.

At the close of business on the Record Date, 1,445,747,721 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why did I receive these proxy materials?

You received these proxy materials (via mail, email or the Internet) because, as of the Record Date, you directly or indirectly held, and had the right to vote, shares of Common Stock. In connection with the Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting with this Proxy Statement, the 2018 Form 10-K and a proxy card or VIF. We are providing your proxy card in the form of a paper card or unique control number that allows you to provide your proxy voting instructions via the Internet or by phone. We refer to these materials collectively as the “proxy materials.” These materials provide important information about Mondelēz International and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered shareholders and beneficial shareholders?

Shareholders who hold Mondelēz International stock directly with our stock registrar and transfer agent, EQ Shareowner Services, are registered shareholders. If you are a registered shareholder, the proxy distributors will send the proxy materials directly to you, and your vote instructs the proxies how to vote your shares.

Shareholders who hold stock indirectly through an account with an institutional or other nominee holder of stock, such as a broker or bank, are referred to as beneficial shareholders or shareholders “in street name.” If you are a beneficial shareholder, your broker, bank or other nominee delivers the proxy materials to you, and your vote instructs your nominee how to vote your shares; your nominee in turn instructs the proxies how to vote your shares.

If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan per your instructions and otherwise in accordance with the plan’s governing documents and applicable law.

5.	How is Mondelēz International distributing proxy materials?

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. On or about March 29, 2019, we mailed to our shareholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet.

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website.

•

If you received the Notice by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, follow the instructions in the Notice for making this request.

•

If you received the Notice by mail and would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, follow the instructions in the Notice for making this request.

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The Notice is not a proxy card. You cannot use it to vote your shares.

6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials, including the 2018 Form 10-K, free of charge to any shareholder who requests copies in writing to: Investor Relations, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada.
•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to log in and order copies. You can select from the following:
•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials; and
•	if you would like your election to apply to the delivery of materials for all future meetings.
•	Via e-mail: Please send a blank e-mail to sendmaterial@proxyvote.com with the control number that is printed in the box marked by the arrow in the subject line.

These materials are also available at http://materials.proxyvote.com/609207.

7.

I am a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan and have investments in the Mondelēz International Stock Fund(s). Can I vote? If so, how do I vote?

Yes, you are entitled to vote. Your proxy card or control number for voting electronically includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold the stock, your vote directs the plan trustee how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, QR code, telephone or mailed proxy card) by 11:59 p.m. EDT on May 10, 2019. If the trustee(s) does not receive your voting instructions or proxy card by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which the trustee timely received voting instructions, unless doing so would be contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions for registered shareholders described in Question 12 below to cast your vote. Note that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the Annual Meeting.

8.	How do I vote if I participate in Mondelēz International’s Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, follow the instructions for registered shareholders described in Question 12 below to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted. PLEASE VOTE.

9.

I hold CREST Depository Interests (“CDIs”) that represent entitlements to shares of Common Stock as a result of Mondelēz International’s acquisition of Cadbury in 2010. Can I vote the shares of Common Stock underlying my CDIs? If so, how do I vote?

Computershare Investor Services Plc (“Computershare”) will send all CREST Participants (including nominee companies and sponsored individuals) that hold CDIs a notice and Form of Proxy that allow these participants to attend and vote at the Annual Meeting. If you hold your CDIs in CREST, you can vote the underlying shares by completing and sending the Form of Proxy to the Voting Agent, Computershare, or via CREST as detailed on the Form of Proxy. Computershare must receive your vote by 3:00 p.m. London time on May 9, 2019. Computershare will then notify the Registrar of the vote for the underlying shares and your vote will be included in the final tally for the Annual Meeting.

If Computershare holds your CDIs on your behalf within Mondelēz International Corporate Sponsored Nominee Service, Computershare, as the international nominee for your CDIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the

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  Frequently Asked Questions About the Annual Meeting and Voting

instructions in the notice and Form of Direction by 3:00 p.m. London time on May 8, 2019. Computershare will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your underlying shares. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card.

If you hold CDIs and have questions about voting your shares of Common Stock underlying your CDIs, please contact Computershare at +44 (0)344 472 6005.

10.	May I change or revoke my vote?

Yes.

•

If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or via QR barcode, telephone or the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

•	If you are a beneficial shareholder, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.
11.	What is the quorum requirement for the Annual Meeting?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

Abstentions and broker non-votes (described in Question 15 below) will be counted for the purpose of determining whether a quorum is present for the Annual Meeting.

12.	How do I vote my shares?

If you are a registered shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com or scan the QR barcode provided (control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 14, 2019;
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by telephone, if you are located within the United States and Canada. Call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. EDT on May 14, 2019;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on May 15, 2019; or
•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 21 below.

If you are a beneficial shareholder, you may vote any of these four ways:

•

via the Internet at www.proxyvote.com or scan the QR barcode provided (control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 14, 2019 (May 10, 2019 for plan participants);

•	by telephone, if you are located within the United States and Canada call 1-800-454-8683 (toll-free) or by the “vote-by-phone” number indicated on your VIF as instructed by your bank or broker;
•	by returning a properly executed VIF by mail, depending upon the method(s) your broker, bank or other nominee makes available; or
•

in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 21 below.

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  Frequently Asked Questions About the Annual Meeting and Voting

13.	What vote is needed to elect directors?

To be elected in an uncontested election such as at this Annual Meeting, a director nominee must receive a majority of the votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 15 below) are not considered as votes cast and will have no effect on the vote outcome for these matters.

In an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration following certification of the election results. The Governance Committee then will recommend to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board considers all factors it deems relevant to the Company’s best interests and will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

14.	What vote is needed to approve the other proposals?

Approval of each of Item 2 (Advisory Vote to Approve Executive Compensation), Item 3 (Ratification of the Selection of the Independent Registered Public Accountants), and Items 4 and 5 (Shareholder Proposals) also requires a majority of votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 15 below) are not considered as votes cast and will have no effect on the vote outcome for Items 2, 4 and 5. There should be no broker non-votes with respect to Item 3 because this is a routine matter under stock exchange rules (described in Question 15 below).

15.	What are broker non-votes?

If you are a beneficial shareholder, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. Under stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares only on matters classified as “routine” under stock exchange rules. The ratification of the selection of the independent registered public accountants (Item 3) is the only item on the agenda for the Annual Meeting that is routine under stock exchange rules. If you do not provide voting instructions to your broker or other nominee, your nominee may vote your shares only on Item 3. In that case, your shares will count toward the quorum for the Annual Meeting and be voted on Item 3, but they will not be voted on Items 1, 2, 4 and 5 and any other matters that may come to vote at the Annual Meeting, resulting in “broker non-votes” in an amount equivalent to your shares with respect to these items.

16.	Who bears the cost of soliciting votes for the Annual Meeting?

The Company bears the cost of soliciting your vote. The Company’s directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

The Company will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses. We retained Mackenzie Partners, Inc. to aid in soliciting votes for the Annual Meeting for a fee not to exceed $25,000 plus reasonable expenses.

17.	What is Householding?

We have adopted “householding” procedures that allow us to deliver proxy materials more cost-effectively. If you are a beneficial shareholder and you and other residents at your mailing address share the same last name and also own shares of Common Stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders participating in householding continue to receive separate proxy cards and control numbers for voting electronically.

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  Frequently Asked Questions About the Annual Meeting and Voting

A shareholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting in writing Broadridge Financial Solutions, Inc. (“Broadridge”), Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. We will deliver promptly a separate copy of the Notice or proxy materials to a shareholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.

Beneficial shareholders who share an address and receive multiple copies of the proxy materials but want to receive only a single copy of these materials in the future should contact their broker, bank or other nominee and make this request.

If you are a registered shareholder or hold your shares in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate Notices or sets of proxy materials.

18.	Are my votes confidential?

Yes. Your votes will not be disclosed to the directors, officers or employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;
•	in the case of a contested proxy solicitation;
•	if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures; or
•	as necessary to allow the inspector of election to certify the results.
19.	Who counts the votes and certifies the voting results?
•	Broadridge will receive and tabulate the proxies.
•	Representatives of Hagberg Associates LLC will act as the inspectors of election and will certify the results.
20.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 21, 2019. The Form 8-K will be available at http://ir.mondelezinternational.com/sec.cfm and on the SEC’s website at www.sec.gov.

21.	What do I need to do if I want to attend the Annual Meeting?

Pre-register by 11:59 p.m. EDT on May 14, 2019.

If you want to bring a guest, you must indicate that when you pre-register. Due to space limitations, you may bring only one guest.

Indicate you intend to attend the Annual Meeting by:

•	going to “shareholder meeting registration” link at www.proxyvote.com; or
•	following the prompts for meeting attendance on the telephone voting site.

To be admitted into the Annual Meeting, you and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license.

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  Frequently Asked Questions About the Annual Meeting and Voting

22.	What may I bring into the Annual Meeting site?

For everyone’s comfort, security and safety:

•	We will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search.
•	We will not allow cameras, audio and video recorders and similar electronic recording devices into the Annual Meeting site.
•	We require that all cellular phones, laptops and pagers and similar devices be turned off during the Annual Meeting.
•	We welcome assistance animals for the disabled but do not allow pets.
23.	May I ask questions at the Annual Meeting?

Yes. Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on. They may do so at the times and in the manner indicated in the meeting agenda and meeting procedures that we will distribute at the Annual Meeting registration desk and according to the Chairman’s instructions. We will provide an opportunity for shareholders to make comments or ask additional questions of a general nature about the Company during the Questions portion of the Annual Meeting.

When asking questions, shareholders will be required to observe the meeting procedures.

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2020 Annual Meeting of Shareholders

We presently anticipate holding the 2020 Annual Meeting of Shareholders on approximately the same date as this year’s Annual Meeting.

Shareholder Nominations and Proposals for the 2020 Annual Meeting

Shareholders should mail all nominations and proposals to the Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

You may obtain a copy of the By-Laws from the Corporate Secretary (please make a written request to the same address) or by visiting www.mondelezinternational.com/investors/corporate-governance.

Shareholder Nominations of a Candidate for Election as a Director or Shareholder Proposal of Business for Considerations at an Annual Meeting of Shareholders (not for inclusion in the Company’s 2020 proxy materials)

Under the By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders (but, in either case, not for inclusion in the proxy materials) by delivering written notice that contains certain required information to the Corporate Secretary and otherwise complying with other requirements included in our By-Laws. The Corporate Secretary must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2020 Annual Meeting of Shareholders, the Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 17, 2019 and on or before January 16, 2020. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the annual meeting.

Shareholder Director Candidates for Possible Inclusion in the Company’s 2020 Proxy Materials (“Proxy Access”)

The By-Laws provide for proxy access. A shareholder(s) may nominate and include in the 2020 proxy materials director nominees provided that the shareholder(s) and the nominee(s) satisfy the terms, conditions and requirements specified in the By-Laws. The key parameters are:

•	Minimum Ownership threshold: 3% or more of the outstanding Common Stock
•	Ownership Duration: continuously for at least three years
•	Nominating group size: a shareholder or a group of up to 20 shareholders
•	Number of Nominees: greater of 20% of the Board or 2 nominees

To be included in the proxy materials for the 2020 Annual Meeting of Shareholders, the Corporate Secretary must receive the required written notice and required information specified in the By-Laws not less than 120 calendar days prior to the first anniversary date of the mailing date for notice of the prior year’s annual meeting of shareholders, Accordingly, the Corporate Secretary must receive requests to include shareholder-nominated candidates in the proxy materials for the 2020 Annual Meeting of Shareholders on or before November 30, 2019.

Shareholder Proposals for Possible Inclusion in the Company’s 2020 Proxy Materials

Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in the 2020 proxy materials for an annual meeting of shareholders. The Corporate Secretary must receive the proposal and other required information at our principal executive offices no later than 120 calendar days before the one-year anniversary date of the proxy statement’s release for the previous year’s annual meeting. Accordingly, to be considered for inclusion in the proxy materials for the 2020 Annual Meeting of Shareholders, the Corporate Secretary must receive a shareholder’s submission of a proposal on or before the close of business on November 30, 2019.

March 29, 2019	Jeffrey S. Srulovitz

Vice President & Chief of Global Governance and Corporate Secretary

95

Annex A

Financial Measures Definitions

We report our financial results in accordance with U.S. GAAP. However, we use non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance. Therefore, we also base financial targets for our Annual Cash Incentive Program and performance share units on non-GAAP and other financial measures. The chart below defines each measure and describes the adjustments to the related GAAP measure (if applicable), modifications to our non-GAAP measures for purposes of our compensation targets and our reasons for using these measures. (See our 2018 Form 10-K for additional information on our Non-GAAP Financial Measures and definitions of terms used in the Definitions column below.)

Measures	Definitions (Including Adjustment to GAAP Measure)	Modifications	Rationale
Organic Net Revenue Growth (Annual Cash Incentive Program and Performance Share Units)	Organic Net Revenue is defined as net revenues excluding the impacts of: • acquisitions; • divestitures(1); and • currency rate fluctuations (calculated based on prior year rates)(2).	Organic Net Revenue Growth: Actual results calculated based on the definition of Organic Net Revenue Growth used for each year of the three-year performance cycle.	Reflects the growth rates for our base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).
Adjusted Gross Margin Percent (Annual Cash Incentive Program)

Adjusted Gross Profit divided by Adjusted Net Revenue, which are defined below:

Adjusted Gross Profit is defined as gross profit excluding the impacts of:

•    the Simplify to Grow Program(3);

•    acquisition integration costs;

•    divestiture-related costs;

•    operating results from divestitures(1);

•    mark-to-market impacts from commodity and forecasted currency transaction derivative contracts(5); and

•    incremental expenses related to the 2017 malware incident.

Adjusted Net Revenue is defined as net revenues excluding the impact of: divestitures(1).

Indicator of overall business trends and performance, based on what business leaders can control.
Defined Operating Income (Annual Cash Incentive Program)

Adjusted Operating Income is defined as Operating Income excluding the impacts of:

•    the Simplify to Grow Program(3);

•    gains or losses (including non-cash impairment charges) on goodwill and intangible assets;

•    divestiture(1) or acquisition gains or losses and related
divestiture(1), acquisition and integration costs;

•    operating income from divestitures(1);

•    remeasurement of net monetary position(4);

•    mark-to-market impacts from commodity and forecasted currency transaction derivative contracts(5);

•    impact from resolution of tax matters(6);

•    CEO transition remuneration(7);

•    impact from pension participation changes(8); and

•    incremental expenses related to the 2017 malware incident.

		Defined Operating Income: Defined as Adjusted Operating Income calculated at currency exchange rates utilized in our internal financial planning for 2018.	Indicator of overall business trends and performance, based on what business leaders can control.

A-1

  Financial Measures Definitions

Measures	Definitions (Including Adjustment to GAAP Measure)	Modifications	Rationale
Defined EPS (Annual Cash Incentive Program)

Adjusted EPS is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of:

•    the Simplify to Grow Program(3);

•    gains or losses (including non-cash impairment charges) on goodwill and intangible assets;

•    divestiture(1) or acquisition gains or losses and related divestiture(1), acquisition and integration costs;

•    net earnings from divestitures(1);

•    remeasurement of net monetary position(4);

•    mark-to-market impacts from commodity and forecasted currency transaction derivative contracts(5);

•    impact from resolution of tax matters(6);

•    CEO transition remuneration(7);

•    impact from pension participation changes(8);

•    incremental expenses related to the 2017 malware incident;

•    losses on debt extinguishment and related expenses;

•    gain on equity method investment transactions;

•    gains or losses on interest swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans;

•    U.S. tax reform discrete impacts(9);

And within Adjusted EPS:

•    equity method investment earnings exclude our proportionate share of our investees’ unusual or infrequent items(10).

		Defined EPS: Defined as Adjusted EPS calculated at currency exchange rates utilized in our internal financial planning for 2018.	Indicator of overall business trends and performance, based on what business leaders can control.

A-2	2019 Proxy Statement

  Financial Measures Definitions

Measures	Definitions (Including Adjustment to GAAP Measure)	Rationale
Free Cash Flow (Annual Cash Incentive Program)	Free Cash Flow is defined as Net Cash Provided By Operating Activities less capital expenditures.	Reflects financial liquidity, working capital efficiency and financial health.
Adjusted ROIC (Performance Share Units)	Adjusted Net Operating Profit After Taxes (“NOPAT”) divided by Adjusted Invested Capital, which are defined below:	Reflects a metric used to measure effectiveness in managing working capital and stresses the importance of continued focus on asset and cash management.

Adjusted NOPAT is defined as Operating Income less taxes plus Equity Method Investment Earnings excluding the impacts of:

•    the Simplify to Grow Program(3);

•    divestiture(1) or acquisition gains or losses and related divestiture(1), acquisition and integration costs;

•    gains or losses (including non-cash impairment charges) on goodwill and intangible assets;

•    the operating results of divestitures(1);

•    remeasurement of net monetary position(4);

•    mark-to-market impacts from commodity and forecasted currency transaction derivative contracts(5);

•    Impact from the resolution of tax matters(6);

•    CEO transition remuneration(7);

•    impact form pension participation changers(8);

•    incremental expenses related to the 2017 malware incident;

•    gain on equity method investment transactions;

•    U.S. tax reform discrete impacts(9);

And Equity Method Investment Earnings excludes:

•    our proportionate share of our investees’ unusual or infrequent items(10).

Adjusted Invested Capital (calculated as the simple average of beginning and year-end balances) is defined as:

•    Current assets, excluding cash;

•    Property, Plant and Equipment, net;

•    Goodwill;

•    Intangibles, net; and

•    Other Assets adjusted for the JDE investment step-up recorded in 2015.

Less:

•    Current liabilities, excluding Debt;

•    Deferred Taxes;

•    Accrued Pension and Postretirement;

•    Other Liabilities; and

•    Non-Controlling Interest.

A-3

  Financial Measures Definitions

(1) Divestitures include completed sales of businesses and the exits of major product lines upon completion of a sale or licensing agreement.

(2) Constant currency operating results are calculated by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

(3) Non-GAAP adjustments related to the Simplify to Grow Program reflect costs incurred that relate to the objectives of our program to transform our supply chain network and organizational structure. Costs that do not meet the program objectives are not reflected in the non-GAAP adjustments.

(4) During the third quarter of 2018, as we began to apply highly inflationary accounting for Argentina, we excluded the remeasurement gains or losses related to remeasuring net monetary assets or liabilities in Argentina to be consistent with our prior accounting for these remeasurement gains or losses for Venezuela when it was subject to highly inflationary accounting prior to 2016. See Note 1, Summary of Significant Accounting Policies, in our 2018 Form 10-K for more information.

(5) During the third quarter of 2016, we began to exclude unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from our non-GAAP earnings measures until such time that the related exposures impact our operating results. Since we purchase commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, we made this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of our underlying operating performance across periods. We also discontinued designating commodity and forecasted currency transaction derivatives for hedge accounting treatment. To facilitate comparisons of our underlying operating results, we have recast all historical non-GAAP earnings measures to exclude the mark-to-market impacts.

(6) See Note 13, Commitments and Contingencies – Tax Matters, in our 2018 Form 10-K for more information.

(7) On November 20, 2017 Dirk Van de Put succeeded Irene Rosenfeld as CEO of Mondelēz International in advance of her retirement at the end of March 2018. In order to incent Mr. Van de Put to join us, we provided him compensation with a total combined target value of $42.5 million to make him whole for incentive awards he forfeited or grants that were not made to him when he left his former employer. The compensation we granted took the form of cash, deferred stock units, performance share units and stock options. In connection with Irene Rosenfeld’s retirement, we made her outstanding grants of performance share units for the 2016-2018 and 2017-2019 performance cycles eligible for continued vesting and approved a $0.5 million salary for her service as Chairman from January through March 2018. We refer to these elements of Mr. Van de Put’s and Ms. Rosenfeld’s compensation arrangements together as “CEO transition remuneration.” We are excluding amounts we expense as CEO transition remuneration from our non-GAAP results because those amounts are not part of our regular compensation program and are incremental to amounts we would have incurred as ongoing CEO compensation. As a result, in 2017, we excluded amounts expensed for the cash payment to Mr. Van de Put and partial vesting of his equity grants. In 2018, we excluded amounts paid for Ms. Rosenfeld’s service as Chairman and partial vesting of Mr. Van de Put’s and Ms. Rosenfeld’s equity grants.

(8) The impact from pension participation changes represents the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. We exclude these charges from our non–GAAP results because those amounts do not reflect our ongoing pension obligations. See Note 10, Benefit Plans, in our 2018 Form 10-K for more information.

(9) On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions as further detailed in Note 15, Income Taxes, in our 2018 Form 10-K. We exclude the discrete U.S. tax reform impacts from our Adjusted EPS as they do not reflect our ongoing tax obligations under U.S. tax reform.

(10) We have excluded our proportionate share of our equity method investees’ unusual or infrequent items such as acquisition and divestiture related costs, restructuring program costs and discrete U.S. tax reform impacts, in order to provide investors with a comparable view of our performance across periods. Although we have shareholder rights and board representation commensurate with our ownership interests in our equity method investees and review the underlying operating results and unusual or infrequent items with them each reporting period, we do not have direct control over their operations or resulting revenue and expenses. Our use of equity method investment net earnings on an adjusted basis is not intended to imply that we have any such control. Our GAAP “diluted EPS attributable to Mondelēz International from continuing operations” includes all of the investees’ unusual and infrequent items.

A-4	2019 Proxy Statement

GAAP to Non-GAAP Reconciliations

Net Revenues to Organic Net Revenue

(in millions of U.S. dollars) (Unaudited)

Mondelēz International

For the Twelve Months Ended December 31, 2018

Reported (GAAP)	$25,938

Acquisition (1)	(52)

Currency	343

Organic (Non-GAAP)	$26,229

For the Twelve Months Ended December 31, 2017

Reported (GAAP)	$25,896

Divestitures (2)	(270)

Organic (Non-GAAP)	$25,626

% Change

Reported (GAAP)	0.2%

Organic (Non-GAAP)	2.4%

(1) Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2018 Form 10-K for more information on the 2018 acquisition of Tate’s Bake Shop.

(2) Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2018 Form 10-K for more information on prior-year divestitures.

Gross Profit to Adjusted Gross Profit

(in millions of U.S. dollars) (Unaudited)

	For the Twelve Months Ended December 31,
	2018	2017	$ Change	% Change
Reported (GAAP)	$10,352	$10,034	$318	3.2%
Simplify to Grow Program (1)	189	61	128
Mark-to-market (gains)/losses from derivatives (2)	(140)	96	(236)
Malware incident incremental expenses	-	62	(62)
Divestiture-related costs (3)	-	2	(2)
Operating results from divestitures (3)	-	(79)	79
Impact from resolution of tax matters (4)	(1)	-	(1)
Rounding	1	1	-
Adjusted (Non-GAAP)	$10,401	$10,177	$224	2.2%
Impact of unfavorable currency	128	-	128
Adjusted @ Constant FX (Non-GAAP)	$10,529	$10,177	$352	3.5%

(1) Refer to Note 7, Restructuring Program, to the consolidated financial statements in the 2018 Form 10-K for more information.

(2) Refer to Note 9, Financial Instruments, and Note 17, Segment Reporting, to the consolidated financial statements in the 2018 Form 10-K for more information on the unrealized gains and losses on commodity and forecasted currency transaction derivatives.

(3) Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2018 Form 10-K for more information on prior-year divestitures.

(4) Refer to Note 13, Commitments and Contingencies – Tax Matters, to the consolidated financial statements in the 2018 Form 10-K for more information.

A-5

  GAAP to Non-GAAP Reconciliation

Diluted EPS to Adjusted EPS(1)

(Unaudited)

	For the Twelve Months Ended December 31,
	2018	2017	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$2.28	$1.85	$0.43	23.2%
Simplify to Grow Program (2)	0.32	0.39	(0.07)
Intangible asset impairment charges (3)	0.03	0.05	(0.02)
Mark-to-market gains/losses from derivatives (2)	(0.09)	0.06	(0.15)
Malware incident incremental expenses	–	0.04	(0.04)
Acquisition integration costs (4)	–	–	–
Acquisition-related costs (4)	0.01	–	0.01
Divestiture-related costs (2)	–	0.02	(0.02)
Net earnings from divestitures (2)	–	(0.03)	0.03
Net gain on divestitures (2)	–	(0.11)	0.11
Remeasurement of net monetary position (5)	0.01	–	0.01
Impact from pension participation changes (6)	0.22	–	0.22
Impact from resolution of tax matters (2)	(0.01)	(0.13)	0.12
CEO transition remuneration (7)	0.01	0.01	–
Net gain related to interest rate swaps (8)	(0.01)	–	(0.01)
Loss on debt extinguishment (9)	0.07	–	0.07
U.S. tax reform discrete net tax expense/(benefit) (10)	0.01	(0.03)	0.04
Gain on equity method investment transaction (11)	(0.39)	(0.02)	(0.37)
Equity method investee acquisition-related and other adjustments (12)	(0.03)	0.04	(0.07)
Adjusted EPS (Non-GAAP)	$2.43	$2.14	$0.29	13.6%
Impact of unfavorable currency	0.03	–	0.03
Adjusted EPS @ Constant FX (Non-GAAP)	$2.46	$2.14	$0.32	15.0%

(1) The tax expense/(benefit) of each of the pre-tax items excluded from our GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS.

•

For the year ended December 31, 2018, taxes for the: Simplify to Grow Program were $(156) million, intangible asset impairment charges were $(16) million, mark-to-market gains from derivatives were $10 million, acquisition-related costs were $(3) million, remeasurement of net monetary position were zero, impact from pension participation changes were $(108) million, impact from the resolution of tax matters were $(6) million, CEO transition remuneration were $(5) million, net gain related to interest rate swaps were $2 million, loss on debt extinguishment were $(35) million, U.S. tax reform were $19 million, gain on equity method investment transactions were $192 million and equity method investee and other adjustments were $16 million.

•

For the year ended December 31, 2017, taxes for the: Simplify to Grow Program were $(190) million, intangible asset impairment charges were $(30) million, gain on equity method investment transactions were $15 million, net gain on divestitures were $7 million, net earnings on divestitures were $15 million, divestiture-related costs were $8 million, loss on debt extinguishment were $(4) million, malware incident incremental costs were $(27) million, impact from resolution of tax matters were $75 million, equity method investee and other adjustments were $10 million, CEO transition remuneration were $(5) million, mark-to-market gains from derivatives were $(6) million and U.S. tax reform were $(44) million.

(2) See the Gross Profit table and the related footnotes for more information.

(3) Refer to Note 5, Goodwill and Intangible Assets, to the consolidated financial statements in the 2018 Form 10-K for more information on trademark impairments.

(4) Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2018 Form 10-K for more information on the 2018 acquisition of Tate’s Bake Shop.

(5) Refer to Note 1, Summary of Significant Accounting Policies – Currency Translation and Highly Inflationary Accounting, to the consolidated financial statements in the 2018 Form 10-K for more information on our application of highly inflationary accounting for Argentina.

(6) Refer to Note 10, Benefits Plan, to the consolidated financial statements in the 2018 Form 10-K for more information.

(7) Refer to the Financial Measures definitions and related table notes.

(8) Refer to Note 9, Financial Instruments, to the consolidated financial statements in the 2018 Form 10-K for more information on our interest rate swaps, which we no longer designate as cash flow hedges.

(9) Refer to Note 8, Debt and Borrowing Arrangements, to the consolidated financial statements in the 2018 Form 10-K for more information on losses on debt extinguishment.

(10) Refer to Note 15, Income Taxes, to the consolidated financial statements in the 2018 Form 10-K for more information on the impact of the U.S. tax reform.

(11) Refer to Note 6, Equity Method Investments, to the consolidated financial statements in the 2018 Form 10-K for more information on the Keurig Dr Pepper transaction in 2018 and the 2017 sale of an interest in one of our equity method investments.

(12) Includes our proportionate share of unusual or infrequent items, such as acquisition and divestiture-related costs, restructuring program costs and discrete U.S. tax reform impacts recorded by our JDE and Keurig equity method investees.

A-6	2019 Proxy Statement

  GAAP to Non-GAAP Reconciliation

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars) (Unaudited)

For the Twelve Months Ended December 31, 2018
Net Cash Provided by Operating Activities (GAAP)	$3,948
Capital Expenditures	(1,095)
Free Cash Flow (Non-GAAP)	$2,853

A-7

Map and Directions

2019 Annual Meeting of Shareholders

May 15, 2019 • 9:00 a.m. CDT

NOAH’S Event Venue

200 Barclay Boulevard

Lincolnshire, Illinois 60069

Directions to NOAH’S Event Venue

Noah’s is located in the Lincolnshire Corporate Center directly off of Half Day Road in Lincolnshire, Illinois.

From Northbound Milwaukee Avenue, turn left onto Half Day Road, and then turn left onto Barclay Boulevard. Barclay Boulevard is approximately 0.2 miles west of Milwaukee Avenue. Noah’s will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

From Southbound Milwaukee Avenue, turn right onto Half Day Road, then turn left onto Barclay Boulevard. Barclay Boulevard is approximately 0.2 miles west of Milwaukee Avenue. Noah’s will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

From the Tri-State Tollway (Route I-294) which becomes Route I-94, exit at IL-22/Half Day Road. Go west on IL-22/Half Day Road approximately 2.6 miles. Turn left onto Barclay Boulevard. Noah’s will be the second building on the west side of Barclay Boulevard, just south of Staybridge Suites.

w  SCAN TO   VIEW MATERIALS & VOTE  MONDELEZ INTERNATIONAL, INC.  THREE PARKWAY NORTH  SUITE 300  DEERFIELD, IL 60015   VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above  Use the Internet to transmit your voting instructions and for electronic delivery of information  up until 11:59 P.M. Eastern Time on May 14, 2019 (May 10, 2019 for Plan Participants). Have  your proxy card in hand when you access the website and follow the instructions to obtain your  records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can  consent to receiving all future proxy statements, proxy cards and annual reports electronically via  e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to  vote using the Internet and, when prompted, indicate that you agree to receive or access proxy  materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time  on May 14, 2019 (May 10, 2019 for Plan Participants). Have your proxy card in hand when you call  and then follow the instructions.   VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we  have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  SHAREHOLDER MEETING REGISTRATION  To vote and/or register to attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com.  E65322-Z74373-P19037  MONDELEZ INTERNATIONAL, INC.  Company Proposals:  The Board of Directors recommends you vote FOR each of the  nominees listed in Proposal 1 below and FOR Proposals 2 and 3:  1. Election of Directors.  For   Abstain  Against  Abstain  Against  For    Nominees:  !  !  !  !  !  !   1l. Jean-François M. L. van Boxmeer   1a. Lewis W.K. Booth  !  !  !  !  !  !   1m. Dirk Van de Put   1b. Charles E. Bunch  !  !  !  !  !  !  2. Advisory Vote to Approve Executive Compensation.   1c. Debra A. Crew  3. Ratification of PricewaterhouseCoopers LLP as Independent  Registered Public Accountants for Fiscal Year Ending December 31, 2019.  !  !  !  !  !  !   1d. Lois D. Juliber  !  !  !   1e. Mark D. Ketchum  Shareholder Proposals:  Against  For   Abstain  The Board of Directors recommends you vote AGAINST the  following proposals:  !  !  !   1f. Peter W. May  !  !  !  !  !  !   1g. Jorge S. Mesquita  4. Report on Environmental Impact of Cocoa Supply Chain.  !  !  !  !  !  !   1h. Joseph Neubauer  5. Consider Employee Pay in Setting Chief Executive Officer Pay.  !  !  !   1i. Fredric G. Reynolds  NOTE: Such other business as may properly come before the meeting or  any postponement or adjournment thereof.  !  !  !   1j. Christiana S. Shi  !  !  !   1k. Patrick T. Siewert  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held
on May 15, 2019:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E65323-Z74373-P19037

MONDELĒZ INTERNATIONAL, INC. ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 15, 2019
9:00 AM CDT

NOAH’S Event Venue 200 Barclay Boulevard

Lincolnshire, Illinois 60069

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2019.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey S. Srulovitz and Jenny L. Lauth and each or either of them with full power of substitution, to vote shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof (including, if applicable, any matter which the Board of Directors did not know would be presented at the Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE SIDE. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, "AGAINST" PROPOSALS 4 AND 5 AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

If you are a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan, you are directing those plans’ trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 10, 2019, the trustee will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to ERISA.

Continued and to be signed on reverse side